Exhibit 1


                    AMENDED AND RESTATED INVESTMENT AGREEMENT
                          dated as of December 14,1999
                                     between
                                TPG MAGELLAN LLC
                                       and
                         MAGELLAN HEALTH SERVICES, INC.


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                                TABLE OF CONTENTS                           Page
                                                                            ----


                                    ARTICLE I

                     DEFINITIONS; AMENDMENT AND RESTATEMENT

Section 1.01.       Definitions................................................2
Section 1.02.       General Interpretive Principles...........................16
Section 1.03.       Effect of Amendment and Restatement.......................16

                                   ARTICLE II

                        INITIAL SHARE PURCHASE AND OPTION

Section 2.01.       Initial Share Purchase....................................16
Section 2.02.       Option....................................................16
Section 2.03.       Initial Share Purchase Closing............................18
Section 2.04.       Option Closing............................................19

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.       Corporate Organization and Qualification..................20
Section 3.02.       Authorization of Agreements...............................20
Section 3.03.       Consents; No Conflicts....................................20
Section 3.04.       Capitalization; Securities................................22
Section 3.05.       Subsidiaries; Equity Investments..........................23
Section 3.06.       Dividends, Stock Repurchases, Etc.........................23
Section 3.07.       Company Reports; Financial Statements.....................24
Section 3.08.       Undisclosed Liabilities...................................25
Section 3.09.       Absence of Certain Changes................................25
Section 3.10.       Property..................................................27
Section 3.11.       Litigation................................................27
Section 3.12.       Compliance with Laws; Regulatory Approvals................28
Section 3.13.       Taxes.....................................................28
Section 3.14.       ERISA and Other Employment Matters........................30
Section 3.15.       Contracts.................................................31
Section 3.16.       Client Relations..........................................32
Section 3.17.       Financial Advisors and Brokers; Fairness Opinion..........32
Section 3.18.       Exemption from Registration...............................32
Section 3.19.       Insurance.................................................32
Section 3.20.       Rights Agreement..........................................33
Section 3.21.       Disclosure................................................33
Section 3.22.       Year 2000 Compliance......................................33
Section 3.23.       Environmental Matters.....................................33
Section 3.24.       Controls..................................................34
Section 3.25.       Joint Venture Matters.....................................34

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Section 4.01.       Organization..............................................35
Section 4.02.       Authorization of Agreements...............................35
Section 4.03.       Consents; No Conflicts....................................35
Section 4.04.       Financial Advisors and Brokers............................35
Section 4.05.       Ownership of Equity Securities; Purpose of Investment.....36

                                    ARTICLE V

                                   GOVERNANCE

Section 5.01.       Board Size................................................36
Section 5.02.       Board Representation......................................36
Section 5.03.       Committees; Meetings......................................37

                                   ARTICLE VI

                                   STANDSTILL

Section 6.01.       Standstill Agreement......................................38

                                   ARTICLE VII

                              PRE-CLOSING COVENANTS

Section 7.01.       Taking of Necessary Action................................40
Section 7.02.       Conduct of Business.......................................40
Section 7.03.       Notifications.............................................41
Section 7.04.       Alternative Transactions..................................41
Section 7.05.       Debenture Indentures......................................42

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

Section 8.01.       Financial and Other Information...........................42
Section 8.02.       Limitation on Dividend Payments and Repurchases...........43
Section 8.03.       Limitation on Indebtedness................................43
Section 8.04.       Acquisitions and Dispositions.............................43
Section 8.05.       Equity Issuances..........................................44
Section 8.06.       Publicity.................................................46
Section 8.07.       Status of Dividends.......................................46
Section 8.08.       Director and Officer Indemnification......................46
Section 8.09.       Listing; Reservation......................................46
Section 8.10.       Legend....................................................47
Section 8.11.       Limitation on Restrictions on Payment of Dividends........47
Section 8.12.       Chief Executive Officer...................................48
Section 8.13.       Shareholder Approvals.....................................48
Section 8.14.       Organic Change............................................49
Section 8.15.       No Adjustments; Maintenance of Shelf......................49

                                   ARTICLE IX

                                   CONDITIONS

Section 9.01.       Conditions to Investor's Obligations with
                    Respect to the Initial Share Purchase.....................50
Section 9.02.       Conditions of the Company's Obligations
                    with Respect to the Initial Share Purchase................52
Section 9.03.       Conditions of the Investor's Obligation
                    with Respect to the Option Purchase.......................53
Section 9.04.       Conditions of the Company's Obligation
                    with Respect to the Option Purchase.......................54

                                    ARTICLE X

                                   TERMINATION

Section 10.01.      Termination of Agreement..................................55
Section 10.02.      Effect of Termination.....................................55

                                   ARTICLE XI

                                  MISCELLANEOUS

Section 11.01.      Fees and Expenses.........................................56
Section 11.02.      Survival of Representations and Warranties................57
Section 11.03.      Specific Performance......................................57
Section 11.04.      Indemnification...........................................57
Section 11.05.      Notices...................................................58
Section 11.06.      Entire Agreement; Amendment...............................59
Section 11.07.      Counterparts..............................................60
Section 11.08.      Governing Law.............................................60
Section 11.09.      Successors and Assigns....................................60
Section 11.10.      No Third-Party Beneficiaries..............................61
Section 11.11.      Allocation................................................61
Section 11.12.      Pre-emptive Rights........................................61
Section 11.13.      NOL Letter................................................62
Section 11.14.      Certain Amendments to the Series B
                    Certificate of Designations...............................62

EXHIBIT A         Form of Series A Certificate of Designations
EXHIBIT B         Series B Certificate of Designations
EXHIBIT C         Junior Certificate of Designations
EXHIBIT D         Form of King & Spalding Opinion
EXHIBIT E         Form of Independent Counsel Opinion
EXHIBIT F         Form of Cleary, Gottlieb, Steen & Hamilton Opinion
EXHIBIT G         Company Representation and Warranty Letter
EXHIBIT H         Investor Representation and Warranty Letter



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                    AMENDED AND RESTATED INVESTMENT AGREEMENT

     THIS AMENDED AND RESTATED INVESTMENT AGREEMENT (the "Agreement"), dated as of December 14, 1999, by and between TPG Magellan LLC, a Delaware limited liability company (the "Investor"), and Magellan Health Services, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, each of the Investor and the Company is a party to that certain Investment Agreement, dated as of July 19, 1999 (as amended by Amendment Number One, the "Investment Agreement"), as amended by Amendment Number One to Investment Agreement, dated as of September 30, 1999 ("Amendment Number One"), by and between the Investor and the Company;

     WHEREAS, each of the Investor and the Company desires to amend and restate the Investment Agreement as hereinafter set forth;

     WHEREAS, each of the Company and the Investor has determined to enter into this Agreement pursuant to which (i) the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investor, 59,063 shares of the Company's Series A Cumulative Convertible Preferred Stock, without par value (the "Series A Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the Form of Certificate of Designations attached hereto as Exhibit A (the "Series A Certificate of Designations"), each share convertible at the option of the holder at any time following the Initial Closing into shares (the "Series A Conversion Shares") of common stock, par value $0.25 per share (the "Common Stock"), of the Company, and (ii) the Company has agreed, subject to the satisfaction of certain conditions, to grant to the Investor an option to purchase an additional 21,000 shares of Series A Preferred Stock (the "Option"), which option is exercisable by the Investor as set forth herein and which option the Company can compel the Investor to exercise under certain circumstances as set forth herein;

     WHEREAS, in certain circumstances set forth in the Series A Certificate of Designations, the Company may be required, in lieu of payment in cash of accrued and unpaid dividends on the Series A Preferred Stock upon conversion of the Series A Preferred Stock, to deliver shares of Series B Cumulative Convertible Preferred Stock, without par value (the "Series B Preferred Stock," and together with the Series A Preferred Stock, the "Senior Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the Form of Certificate of Designations attached hereto as Exhibit B (the "Series B Certificate of Designations," and together with the Series A Certificate of Designations, the "Senior Certificates of Designations"), each share convertible at the option of the holder at any time (A) prior to the Series B Shareholder Approval (as defined herein), into shares of the Company's Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Junior Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the Form of Certificate of Designations attached hereto as Exhibit C (the "Junior Certificate of Designations," and together with the Senior Certificates of Designations, the "Certificates of Designations"), or (B) following the Series B Shareholder Approval, shares of Common Stock (such shares of Common Stock, together with the Series A Conversion Shares, the "Conversion Shares");

     WHEREAS, the Series A Preferred Stock is exchangeable under certain circumstances at the option of the Company into Series A Junior Subordinated Convertible Debentures Due 2009 of the Company (the "Series A Debentures"), having the terms and conditions provided for in Section 7.05 hereof, and the Series B Preferred Stock is exchangeable under certain circumstances at the option of the Company into Series B Junior Subordinated Convertible Debentures Due 2009 of the Company (the "Series B Debentures," and together with the Series A Debentures, the "Debentures"), having the terms and conditions provided for in
Section 7.05 hereof; and

     WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                     DEFINITIONS; AMENDMENT AND RESTATEMENT

     Section 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     "ACCEPTANCE NOTICE" has the meaning set forth in Section 8.05(b) hereof.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date hereof. The term "Affiliated" has a correlative meaning. Notwithstanding the foregoing, for all purposes hereof, the Investor, and each Person controlled by, controlling or under common control with the Investor (each, a "TPG Person"), shall not be deemed an "Affiliate" of any Designated Purchaser Person (as defined below), and no Designated Purchaser, and no Person controlled by, controlling or under common control with such Designated Purchaser (each, a "Designated Purchaser Person"), shall be deemed an "Affiliate" of any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby.

     "AGREEMENT" has the meaning set forth in the preamble hereto.

     "ALTERNATIVE TRANSACTION" means any (A) direct or indirect acquisition or purchase of any Equity Securities of the Company or any of its Significant Subsidiaries or any tender offer or exchange offer, that if consummated would result in any Person (other than the Investor or any of its Affiliates or, solely as a result of an assignment by the Investor pursuant to Section 11.09(b) hereof, a Designated Purchaser or any of its Affiliates) Beneficially Owning 10% or more of any class of Equity Securities of the Company or Equity Securities of any of its Significant Subsidiaries, (B) Control Transaction, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries (other than such a transaction involving a Significant Subsidiary that does not involve the transfer of, or the transfer of control of, all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole), or (C) other transaction the consummation of which would prevent the consummation of the transactions contemplated hereby or would delay the Initial Closing Date to a date later than the date set forth in Section 10.01(a) hereof; provided, however, that, notwithstanding the foregoing, (i) no transaction expressly permitted pursuant to Section 7.02 hereof, (ii) no transaction set forth in the Proposed Asset Sale Letter concluded on terms not materially worse to the Company than those terms set forth in the Proposed Asset Sale Letter and (iii) no exercise of the Rainwater-Magellan Warrant or Rainwater Pre-emptive Rights shall constitute an Alternative Transaction.

     "ALTERNATIVE TRANSACTION FEE" means $2,828,437.

     "AMENDMENT NUMBER ONE" has the meaning set forth in the recitals hereto.

     "APPLICABLE INSURANCE DEPARTMENT" has the meaning set forth in Section 3.07(c).

     "BALANCE SHEET" has the meaning set forth in Section 3.08 hereof.

     "BANK APPROVAL" means the approval of the Required Lenders (as such term is defined in the Credit Agreement) of the Company's issuance of the Option and of the terms thereof and of any amendments to the Credit Agreement required to permit the issuance of the Option and the exercise thereof.

     "BANK APPROVAL DATE" means the effective date of the Bank Approval.

     "BENEFICIALLY OWN" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings. Notwithstanding the foregoing, for all purposes hereof, (i) no TPG Person shall be deemed to Beneficially Own any securities that are held by any Designated Purchaser Person, and no Designated Purchaser Person shall be deemed to Beneficially Own any securities that are held by any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby, and (ii) no member of the Investor Group shall be deemed to Beneficially Own any Option Shares or securities issuable upon conversion or exchange of the Option Shares unless and until the Option is exercised.

     "BIDDING PROCESS" has the meaning set forth in Section 6.01(b) hereof.

     "BOARD APPROVAL" means the approval of the Board of Directors of the Company's issuance of the Option and of the terms thereof.

     "BOARD APPROVAL DATE" means the effective date of the Board Approval.

     "BOARD OF DIRECTORS" means the board of directors of the Company.

     "BUSINESS DAY" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "BYLAWS" means the Bylaws of the Company, as amended from time to time.

     "CAPITAL FUNDING REQUIREMENTS DISCLOSURE" has the meaning set forth in
Section 3.07(d) hereof.

     "CERTIFICATE OF DESIGNATIONS" has the meaning set forth in the recitals hereto.

     "CERTIFICATE OF INCORPORATION" means the Restated Certificate of Incorporation of the Company, as amended from time to time.

     "CHANGE OF CONTROL" has the meaning set forth in the Series A Certificate of Designations.

     "CHARTER" means Charter Behavioral Health Systems, LLC.

     "CLAIM" has the meaning set forth in Section 11.04(c) hereof.

     "CLASS I" means the class of directors of the Board of Directors with a term expiring at the annual meeting of stockholders of the Company in 2000 and every third annual meeting thereafter.

     "CLASS II" means the class of directors of the Board of Directors with a term expiring at the annual meeting of stockholders of the Company in 2001 and every third annual meeting thereafter.

     "CLASS III" means the class of directors of the Board of Directors with a term expiring at the annual meeting of stockholders of the Company in 2002 and every third annual meeting thereafter.

     "CLOSING PRICE" means, with respect to a share of Common Stock on any Trading Day, the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities listed on the NYSE or, if the shares of Common Stock are not listed on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or, if the shares of Common Stock are not listed on the NYSE and not listed on any national securities exchange, the last quoted price on such other nationally recognized quotation system then in use.

     "CODE" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "COMMISSION" means the U.S. Securities and Exchange Commission.

     "COMMON STOCK" has the meaning set forth in the recitals hereto.

     "COMPANY" has the meaning set forth in the preamble hereto.

     "COMPANY DOCUMENTS" means each document, instrument or certificate, other than the Transaction Agreements, to be executed and delivered by the Company in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Certificates of Designations.

     "COMPANY REPRESENTATION AND WARRANTY LETTER" means a letter from the Company to the Investor, dated the Option Closing Date, substantially in the form of Exhibit G hereto.

     "COMPANY WARRANTS" means the 2002 Warrants, the 2006 Warrants, the Crescent Warrants and the Rainwater-Magellan Warrant, as such terms are defined in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended through the date hereof.

     "CONTROL TRANSACTION" means any transaction (other than a transaction set forth on Schedule 1.01(A) hereof) that involves a (i) merger, consolidation, recapitalization (involving a business combination) or similar business combination transaction involving the Company or a Significant Subsidiary of the Company (other than such a transaction involving a Significant Subsidiary that does not involve the transfer of, or the transfer of control of, all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole), (ii) sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or (iii) sale or issuance of Voting Securities of the Company to a Person or Group or an acquisition of Equity Securities of the Company by a Person or Group which, following the completion of such sale, issuance or acquisition, will Beneficially Own Voting Securities of the Company representing a majority of the Voting Power of the Voting Securities of the Company; provided, however, that, notwithstanding the foregoing, (i) no transaction expressly permitted pursuant to Section 7.02 hereof, (ii) no transaction set forth in the Proposed Asset Sale Letter concluded on terms not materially worse to the Company than those terms set forth in the Proposed Asset Sale Letter and (iii) no exercise of the Rainwater-Magellan Warrant or Rainwater Pre-emptive Rights shall constitute a Control Transaction.

     "CONVERSION PRICE" has the meaning set forth in the Series A Certificate of Designations.

     "CONVERSION SHARES" has the meaning set forth in the recitals hereto. For the purposes of determining the percentage of Conversion Shares that is Beneficially Owned by the Investor, any Designated Purchaser or any of their respective Affiliates, such calculation shall be made assuming all conditions precedent to receipt of Conversion Shares in respect of the then-outstanding shares of Senior Preferred Stock have occurred or been satisfied, including, without limitation, receipt by the Company of the necessary Shareholder Approvals, and conversion of such Senior Preferred Stock in accordance with the terms thereof.

     "COVERED SECURITIES" has the meaning set forth in Section 8.05(b) hereof.

     "CREDIT AGREEMENT" means the Credit Agreement, dated as of February 12, 1998, among the Company, the banks and other financial institutions named therein, and The Chase Manhattan Bank, as Administrative Agent, together with all other documents entered into under or in connection with the Credit Agreement, in each case, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

     "DEBENTURES" has the meaning set forth in the recitals hereto.

     "DERIVATIVE SECURITIES" means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Company or any of its Significant Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Equity Securities of the Company or any of its Significant Subsidiaries.

     "DESIGNATED PURCHASER" has the meaning set forth in Section 11.09(b) hereof.

     "DESIGNATED PURCHASER PERSON" has the meaning set forth in the definition of "Affiliate."

     "DIVIDEND SHARES" means securities issued as dividends in respect of Senior Preferred Stock.

     "DGCL" means the Delaware General Corporation Law.

     "DGCL SECTION 203" has the meaning set forth in Section 3.02(a) hereof.

     "EMPLOYMENT AGREEMENT" means any employment or consulting agreement or other similar arrangement between the Company or any of its Significant Subsidiaries, on the one hand, and any Representative of the Company or any of its Significant Subsidiaries, on the other.

     "ENVIRONMENTAL LAWS" means any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use handling or disposal of polychlorinated byphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

     "EQUITY SECURITIES" of any Person, means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

     "EXCLUSIVITY PERIOD" has the meaning set forth in Section 7.04(b) hereof.

     "EXPIRATION DATE" means the date that is 30 calendar months after the later to occur of the (i) Series A Shareholder Approval Date; (ii) Bank Approval Date;
(iii) Board Approval Date; and (iv) Option Approval Date; provided, however, that in the event a Restriction Event occurs, the Expiration Date shall occur no earlier than the date that is 90 days after the first day after such Restriction Event on which the Company may sell Option Shares to the Investor without restriction under the Indenture; provided further, however, that in any event, the Expiration Date shall occur no later than the date that is 54 calendar months after the Series A Shareholder Approval Date.

     "45-TRADING DAY REFERENCE PERIOD" means a period of 45 consecutive Trading Days; PROVIDED, that the final Trading Day in such period shall occur no earlier than the 180th day after the Series A Shareholder Approval Date.

     "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

     "GOVERNMENTAL ENTITY" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

     "GROUP" has the same meaning as is used with respect to that term in Rule 13d-5 under the Exchange Act as in effect on the date hereof.

     "GUARANTEE" means any direct or indirect obligation, contingent or otherwise, to guarantee (or having the economic effect of guaranteeing) Indebtedness in any manner, including, without limitation, any monetary obligation to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise).

     "HAZARDOUS MATERIALS" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

     "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all obligations of such Person for money borrowed, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business and (y) deferred earn-out and other performance-based payment obligations incurred in connection with any Permitted Acquisition (as such term is defined in the Credit Agreement as in effect on the date hereof) or any similar transactions consummated prior to February 12, 1998), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations (determined on the basis of actual, not notional, obligations) of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances issued in support of obligations that constitute Indebtedness under any other clause of this definition (unless such obligations are fully cash collateralized), provided that all obligations in respect of letters of credit shall be deemed Indebtedness to the extent drawings thereunder are unreimbursed (after any applicable grace period) regardless of the purpose for which such letter of credit was issued. The Indebtedness of any Person shall include the recourse Indebtedness of any partnership in which such Person is a general partner. Notwithstanding the foregoing, no portion of Indebtedness that becomes the subject of a defeasance (whether a legal defeasance or a "covenant" or "in substance" defeasance) shall, at any time that such defeasance remains in effect, be treated as Indebtedness for purposes hereof.

     "INDEMNIFIED COMPANY PARTIES" has the meaning set forth in Section 11.04(b) hereof.

     "INDEMNIFIED PARTIES" has the meaning set forth in Section 11.04(a) hereof.

     "INDENTURE" means the Indenture entered into between the Company and Marine Midland Bank, as Trustee, dated as of February 12, 1998, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

     "INITIAL CLOSING" means the closing of the Initial Share Purchase pursuant to Section 2.03 hereof.

     "INITIAL CLOSING DATE" has the meaning set forth in Section 2.03(a) hereof.

     "INITIAL SHARE PURCHASE" has the meaning set forth in Section 2.01 hereof.

     "INITIAL SHARE PURCHASE PRICE" has the meaning set forth in Section 2.01 hereof.

     "INSOLVENCY EVENT" means (i) the Company or any of its Subsidiaries commences a voluntary case concerning itself under Title 11 of the United States Code as now or hereafter in effect, or under any state insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto ("Insolvency Statutes"); (ii) an involuntary case is commenced against the Company or any of its Subsidiaries under an Insolvency Statute; (iii) a custodian is appointed under any applicable Insolvency Statute for, or takes charge of, all or any substantial part of the property of the Company or any of its Subsidiaries; (iv) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or any of its Subsidiaries is commenced (a) by the Company or any of its Subsidiaries or (b) by any other Person; (v) the Company or any of its Subsidiaries is adjudicated insolvent or bankrupt; (vi) any order of relief or other order approving any such case or proceeding is entered; (vii) the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (viii) the Company or any of its Subsidiaries shall state in writing that it is unable to pay, or shall be unable to pay, its debts, generally as they become due.

     "INSOLVENCY STATUTES" has the meaning set forth in the definition of "Insolvency Event."

     "INTELLECTUAL PROPERTY" means all intellectual property rights including, but not limited to, patents, patent rights, trade secrets, know-how, trademarks, service marks, trade names, copyrights, licenses and proprietary processes and formulae.

     "INVESTMENT AGREEMENT" has the meaning set forth in the recitals hereto.

     "INVESTOR" has the meaning set forth in the preamble hereto.

     "INVESTOR DOCUMENTS" means each document, instrument or certificate, other than the Transaction Agreements, to be executed and delivered by the Investor in connection with the consummation of the transactions contemplated by this Agreement.

     "INVESTOR GROUP" means, collectively, the Investor, the Designated Purchasers, if any, and the respective Affiliates of such Persons.

     "INVESTOR INFORMATION" has the meaning set forth in Section 8.13(b) hereof.

     "INVESTOR NOMINEES" has the meaning set forth in Section 5.02(a) hereof.

     "INVESTOR ORIGINAL NUMBER OF CONVERSION SHARES" means that number of the Original Number of Conversion Shares Beneficially Owned by the Investor and its Affiliates, in the aggregate, as of the Initial Closing. For the purposes of this definition, from and after the Option Closing, the Conversion Shares issuable in respect of the Option Shares shall be deemed to have existed as of and following the Initial Closing. For the purposes of determining the percentage of the Investor Original Number of Conversion Shares that is Beneficially Owned by the Investor or any of its Affiliates, such calculation shall be made assuming all conditions precedent to the receipt of Conversion Shares in respect of then-outstanding shares of Senior Preferred Stock have occurred or been satisfied, including, without limitation, receipt by the Company of the necessary Shareholder Approvals and conversion of the Senior Preferred Stock in accordance with the terms thereof.

     "INVESTOR PRICE" has the meaning set forth in Section 8.05(b) hereof.

     "INVESTOR REPRESENTATION AND WARRANTY LETTER" means a letter from the Investor to the Company, dated the Option Closing Date, substantially in the form of Exhibit H hereto.

     "JOINT VENTURES" means (i) Charter and its Subsidiaries and (ii) the entities listed on Schedule 1.01(B) hereto.

     "JUNIOR CERTIFICATE OF DESIGNATIONS" has the meaning set forth in the recitals hereto.

     "JUNIOR PREFERRED STOCK" has the meaning set forth in the recitals hereto.

     "JUNIOR SHARES" means the shares of Junior Preferred Stock issued or issuable upon conversion of the Series B Preferred Stock.

     "TO THE KNOWLEDGE OF THE COMPANY AND ITS SUBSIDIARIES" and similar phrases with respect to the Company or to the Company and its Subsidiaries, mean to the actual knowledge of any of Henry T. Harbin, Cliff Donnelly, Clarissa C. Marques, David J. Hansen, James R. Bedenbaugh, Linton Newlin or Jeff Hudkins.

     "LAW" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Entity.

     "LIEN" means any mortgage, pledge, lien, security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, character or description whatsoever.

     "LOSSES" has the meaning set forth in Section 11.04(a) hereof.

     "MANDATORY EXERCISE NOTICE" has the meaning set forth in Section 2.02(b) hereof.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, results of operations, prospects, business, or regulatory status of the Company and its Subsidiaries taken as a whole.

     "NOLS" has the meaning set forth in Section 3.13(d) hereof.

     "NOTICE DATE" has the meaning set forth in Section 8.05(b) hereof.

     "NYSE" means the New York Stock Exchange, Inc.

     "NYSE RULES" has the meaning set forth in Section 3.03(c) hereof.

     "OFFER TO PURCHASE" has the meaning set forth in Section 8.05(b) hereof.

     "OPTION" has the meaning set forth in Section 2.02(a) hereof.

     "OPTION APPROVAL" means the last Regulatory Approval that is required to be obtained to permit the exercise of the Option by the Investor as contemplated by this Agreement.

     "OPTION APPROVAL DATE" means the effective date of the Option Approval.

     "OPTION CLOSING" means the closing of the Option Purchase pursuant to
Section 2.04 hereof.

     "OPTION CLOSING DATE" has the meaning set forth in Section 2.04(a) hereof.

     "OPTION EXERCISE NOTICE" has the meaning set forth in Section 2.02(a) hereof.

     "OPTION CARRY FEE" means $500,000.

     "OPTION FUNDING FEE" means $250,000.

     "OPTION PLANS" means the Company's 1989 Deferred Compensation Plan, 1992 Stock Option Plan, 1994 Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Stock Option Plan, 1992 Directors' Stock Option Plan and Directors' Unit Award Plan, 1996 Directors' Stock Option Plan, the 1997 Employee Stock Purchase Plan and the 2000 Employee Stock Purchase Plan.

     "OPTION PURCHASE" has the meaning set forth in Section 2.02(a) hereof.

     "OPTION PURCHASE PRICE" has the meaning set forth in Section 2.02(a) hereof.

     "OPTION SHARES" has the meaning set forth in Section 2.02(a) hereof.

     "ORGANIC CHANGE" means, with respect to the Company, any transaction (including without limitation any recapitalization, capital reorganization or reclassification of any class of capital stock, any consolidation or amalgamation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company), any sale or transfer or lease of all or substantially all of the assets of the Company or any compulsory share exchange) pursuant to which any class of capital stock of the Company is converted into the right to receive other securities, cash or other property.

     "ORIGINAL NUMBER OF CONVERSION SHARES" means the number of Conversion Shares as of the Initial Closing (assuming that all conditions precedent to receipt of Conversion Shares in respect of the then-outstanding shares of Senior Preferred Stock have occurred, including conversion of the Senior Preferred Stock), which number shall be adjusted in accordance with any adjustment made to the number of Conversion Shares issuable upon conversion of the Senior Preferred Stock pursuant to the provisions set forth in Article IX of each Senior Certificate of Designations. For the purposes of this definition, from and after the Option Closing, the Conversion Shares issuable in respect of the Option Shares shall be deemed to have existed as of and following the Initial Closing. For the purposes of determining the percentage of the Original Number of Conversion Shares that is Beneficially Owned by the Investor, any Designated Purchaser or any of their respective Affiliates, such calculation shall be made assuming all conditions precedent to receipt of Conversion Shares in respect of the then-outstanding shares of Senior Preferred Stock have occurred or been satisfied, including, without limitation, receipt by the Company of the necessary Shareholder Approvals and conversion of the Senior Preferred Stock in accordance with the terms thereof.

     "PERSON" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or Governmental Entity.

     "PLACEMENT FEE" means $1,625,000.

     "PLAN" has the meaning set forth in Section 3.14(a) hereof.

     "POLICIES" has the meaning set forth in Section 3.19 hereof.

     "PREFERRED STOCK" means the Junior Preferred Stock and the Senior Preferred Stock.

     "PRIVATE PLACEMENT LEGEND" has the meaning set forth in Section 8.10(a) hereof.

     "PROCEEDING" has the meaning set forth in Section 3.11 hereof.

     "PROPOSAL" means any inquiry, indication of interest, proposal or offer from any Person relating to an Alternative Transaction.

     "PROPOSED ASSET SALE LETTER" means the letter from the Company to the Investor dated as of the date hereof.

     "PROXY STATEMENT" means a proxy statement used in connection with a Shareholder Meeting.

     "PURCHASE AGREEMENT" means a legal, valid and binding agreement of a Person or Persons (each, a "Purchaser") pursuant to which such Purchaser or Purchasers agrees to purchase Covered Securities which agreement is enforceable against such Purchaser or Purchasers in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity).

     "RAINWATER-MAGELLAN WARRANT" has the meaning set forth in the definition of "Company Warrants."

     "RAINWATER PRE-EMPTIVE RIGHTS" means the pre-emptive rights set forth in
Section 5.11 of the Stock and Warrant Purchase Agreement, dated as of December 22, 1995, between the Company and Richard E. Rainwater.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement of even date herewith between the Company and the Investor, which agreement shall not become effective until the Initial Closing.

     "REGULATORY APPROVALS" means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Entities, and (ii) any and all waiting periods imposed by applicable laws.

     "REPRESENTATIVES" means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

     "REQUIRED REGULATORY APPROVAL" means a Regulatory Approval (i) necessary under the HSR Act or required under the Securities Act, the Exchange Act or the securities laws of the several states of the United States, for or in connection with the consummation by the parties thereto of the transactions contemplated by the Transaction Agreements; (ii) consisting of the filing by the Company of the Certificates of Designations with the Secretary of State of the State of Delaware; (iii) set forth on Schedule 1.01(C) hereto; (iv) with respect to which a filing, notification or similar action has been made or taken with insurance regulatory authorities in the State of Tennessee prior to the Initial Closing; or (v) relating to the Option and with respect to which a filing, notification or similar action with the appropriate Governmental Entity will be taken following the Initial Closing.

     "RESPONSE PERIOD" has the meaning set forth in Section 8.05(b) hereof.

     "RESTRICTION EVENT" has the meaning set forth in Section 2.02(d) hereof.

     "REVOCATION NOTICE" has the meaning set forth in Section 2.01(b) hereof.

     "RIGHTS" has the meaning set forth in Section 3.20 hereof.

     "RIGHTS PLAN" has the meaning set forth in Section 3.20 hereof.

     "SEC REPORTS" has the meaning set forth in Section 3.07(a) hereof.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

     "SENIOR CERTIFICATES OF DESIGNATIONS" has the meaning set forth in the recitals hereto.

     "SENIOR PREFERRED STOCK" has the meaning set forth in the recitals hereto.

     "SENIOR SUBORDINATED NOTES" means the Senior Subordinated Notes of the Company issued pursuant to the Indenture.

     "SERIES A CERTIFICATE OF DESIGNATIONS" has the meaning set forth in the recitals hereto.

     "SERIES A DEBENTURES" has the meaning set forth in the recitals hereto.

     "SERIES A PREFERRED STOCK" has the meaning set forth in the recitals hereto.

     "SERIES A SHAREHOLDER APPROVAL" means the approval by the stockholders of the Company, in accordance with the DGCL and in accordance with and in satisfaction of Paragraph 312.00 of the NYSE's Listed Company Manual and the related NYSE Rules and interpretations of (i) the issuance of Common Stock in respect of accrued and unpaid dividends on the Series A Preferred Stock (including upon the conversion or exchange thereof), (ii) the issuance of the Option Shares upon the exercise of the Option, and (iii) the issuance of Common Stock upon the conversion or exchange of the Option Shares, in each case in accordance with the terms hereof and the Series A Certificate of Designations.

     "SERIES A SHAREHOLDER APPROVAL DATE" means the date on which the Company obtains the Series A Shareholder Approval.

     "SERIES A SHAREHOLDER APPROVAL PROPOSAL" means a proposal made by the Board of Directors to the stockholders of the Company in accordance with the DGCL to consider and vote on the Series A Shareholder Approval.

     "SERIES B CERTIFICATE OF DESIGNATIONS" has the meaning set forth in the recitals hereto.

     "SERIES B DEBENTURES" has the meaning set forth in the recitals hereto.

     "SERIES B PREFERRED STOCK" has the meaning set forth in the recitals hereto.

     "SERIES B SHAREHOLDER APPROVAL" means the approval by the stockholders of the Company, in accordance with the DGCL and in accordance with and in satisfaction of Paragraph 312.00 of the NYSE's Listed Company Manual and the related NYSE Rules and interpretations of (i) the issuance of Common Stock in respect of accrued and unpaid dividends on the Series B Preferred Stock (including upon the conversion or exchange thereof), (ii) the issuance of Common Stock upon the conversion or exchange of the Series B Preferred Stock, and (iii) the vesting of voting rights in respect of the Series B Preferred Stock, in each case in accordance with the terms hereof and the Series B Certificate of Designations.

     "SERIES B SHAREHOLDER APPROVAL PROPOSAL" means a proposal made by the Board of Directors to the stockholders of the Company in accordance with the DGCL to consider and vote on the Series B Shareholder Approval.

     "SHAREHOLDER APPROVALS" means the Series A Shareholder Approval and the Series B Shareholder Approval.

     "SHAREHOLDER APPROVAL PROPOSALS" means the Series A Shareholder Approval Proposal and the Series B Shareholder Approval Proposal.

     "SHAREHOLDER MEETING" has the meaning set forth in Section 8.13(a) hereof.

     "SIGNIFICANT SUBSIDIARY" means any direct or indirect Subsidiary of the Company listed on Schedule 1.01(D) hereto.

     "SOLICITATION DATE" means, with respect to any Covered Securities, the earlier of (i) the eleventh day following the day on which an Offer to Purchase with respect to such Covered Securities is given and (ii) the date on which the Investor shall have, or shall be deemed to have, declined to purchase such Covered Securities, in each case pursuant to Section 8.05(b) hereof.

     "STANDSTILL PERIOD" has the meaning set forth in Section 6.01(a) hereof.

     "STATE STATUTORY ACCOUNTING PRACTICES" has the meaning set forth in Section 3.07(c) hereto.

     "SUBSEQUENT REPORTS" has the meaning set forth in Section 3.07(a) hereof.

     "SUBSIDIARY" means as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that no Joint Venture shall be considered (i) a "Subsidiary" of the Company or (ii) a "Subsidiary" of any Subsidiary of the Company.

     "TAX" or "TAXES" means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers' compensation, and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

     "TPG PERSON" has the meaning set forth in the definition of "Affiliate."

     "TRADING DAY" means any day on which the NYSE is open for trading, or if the shares of Common Stock are not listed on the NYSE, any day on which the principal national securities exchange or national quotation system on which the shares of Common Stock are listed, admitted to trading or quoted is open for trading.

     "TRANSACTION AGREEMENTS" means this Agreement and the Registration Rights Agreement.

     "VOTING POWER" means, with respect to any Voting Securities, the aggregate number of votes attributable to such Voting Securities that could generally be cast by the holders thereof for the election of directors at the time of determination (assuming such election were then being held).

     "VOTING SECURITIES" means, (i) with respect to the Company, the Equity Securities of the Company entitled to vote generally for the election of directors of the Company, and (ii) with respect to any other Person, any securities of or interests in such Person entitled to vote generally for the election of directors or any similar managing person of such Person.

     "WHOLLY-OWNED SUBSIDIARY" means, as to any Person, a Subsidiary of such Person of which 100% of the Equity Securities (other than directors' qualifying shares or similar shares) is owned, directly or indirectly, by such Person.

     "YEAR 2000 PROBLEM" means the risk that computer hardware or software applications will not record, store, process, calculate and present calendar dates falling on and after January 1, 2000, and calculate information dependent upon or relating to such dates, in the same manner and with the same functionality, data integrity and performance as such products record, store, process, calculate and present calendar dates falling on or before December 31, 1999, and calculate information dependent on or relating to such dates.

     Section 1.02. GENERAL INTERPRETIVE PRINCIPLES. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

     Section 1.03. EFFECT OF AMENDMENT AND RESTATEMENT. The parties hereto agree that the Investment Agreement shall be amended and restated as set forth herein. Except as expressly set forth herein, and except for representations, warranties and agreements set forth in the Company Representation and Warranty Letter or in the Investor Representation and Warranty Letter, all representations, warranties, covenants and agreements contained herein shall for the purposes hereof be deemed to have been made as of July 19, 1999. When used herein, the phrases "as of the date hereof," "the date of this Agreement," "of even date herewith" and substantially similar phrases shall be deemed to refer to July 19, 1999.

                                   ARTICLE II

                        INITIAL SHARE PURCHASE AND OPTION

     Section 2.01. INITIAL SHARE PURCHASE. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Initial Closing, the Company will issue, sell and deliver to the Investor, and the Investor will purchase from the Company 59,063 shares of Series A Preferred Stock, free and clear of all Liens, for an aggregate purchase price of $59,063,000 (the "Initial Share Purchase Price"). The transaction described in this Section 2.01 is referred to herein as the "Initial Share Purchase."

     Section 2.02. OPTION. (a) Following the later to occur of the (i) Series A Shareholder Approval Date, (ii) Bank Approval Date, (iii) Board Approval Date and (iv) Option Approval Date, the Investor shall have an irrevocable option (the "Option") to purchase an additional 21,000 shares of Series A Preferred Stock (the "Option Shares") for an aggregate purchase price of $21,000,000 (the "Option Purchase Price"). The Option may be exercised by the Investor at any time, in whole and not in part, during the period commencing on the later to occur of the (i) Series A Shareholder Approval Date, (ii) Bank Approval Date,
(iii) Board Approval Date and (iv) Option Approval Date and ending on the Expiration Date. Except as expressly provided in Section 2.02(b) hereof, exercise of the Option shall be at the Investor's sole discretion. In the event that the Investor elects to exercise the Option, the Investor shall deliver a written notice (an "Option Exercise Notice") to that effect to the Company not later than the Expiration Date. Delivery of the Option Exercise Notice in accordance with the terms hereof shall constitute a binding agreement on the part of the Investor to purchase, and on the part of the Company to issue, sell and deliver, the Option Shares at the Option Closing on the terms and subject to the conditions set forth herein. The purchase of the Option Shares pursuant to the Option is referred to herein as the "Option Purchase."

     (b) Subject to Section 2.02(c) hereof, in the event that the Closing Price exceeds the Conversion Price on each Trading Day in a 45-Trading Day Reference Period, the Company shall have the right, at its option and election, to require the Investor to exercise the Option, in whole and not in part, and to purchase the Option Shares on the terms and subject to the conditions set forth herein. In the event that the Company elects to require the Investor to exercise the Option and to purchase the Option Shares in accordance with this Section 2.02(b), the Company shall deliver a written notice (a "Mandatory Exercise Notice") to that effect to the Investor not later than the third Business Day after the last day of the relevant 45-Trading Day Reference Period. The Mandatory Exercise Notice shall set forth in reasonable detail the supporting data used by the Company in its determination that it has the right to require the Investor to exercise the Option. Delivery of the Mandatory Exercise Notice in accordance with the terms hereof shall constitute exercise of the Option by the Investor, and shall constitute a binding agreement on the part of the Investor to purchase, and on the part of the Company to issue, sell and deliver, the Option Shares at the Option Closing, on the terms and subject to the conditions set forth herein; provided, however, that in the event the conditions set forth in Section 9.03 hereof are not satisfied or waived on or prior to the tenth Business Day following the delivery of the Mandatory Exercise Notice, (i) the Investor shall not be deemed to have exercised the Option, (ii) the Investor shall not be obligated to purchase the Option Shares, (iii) the Mandatory Exercise Notice shall be deemed to have been withdrawn, and (iv) the Company shall not have the right to require exercise of the Option and shall not deliver a subsequent Mandatory Exercise Notice for a period of 30 days following such tenth Business Day. The Company shall not deliver a Mandatory Exercise Notice if, to the knowledge of the Company, the conditions set forth in Section 9.04(b), (c) or (d) hereof cannot be satisfied. The Company's right to require the Investor to exercise the Option and purchase the Option Shares pursuant to this Section 2.02(b) shall expire on, and no Mandatory Exercise Notice may be delivered later than, the date that is 30 calendar months after the Series A Shareholder Approval Date.

     (c) Notwithstanding anything in this Section 2.02 to the contrary, the Company shall not require the Investor to exercise the Option and the Investor shall not be required to purchase the Option Shares pursuant to a Mandatory Exercise Notice unless (i) the Common Stock shall have been validly listed for trading on the NYSE or other national securities exchange or quoted on a nationally recognized quotation system on each day in the relevant 45-Trading Day Reference Period and on the Option Closing Date, (ii) the average daily trading volume in the Common Stock during the relevant 45-Trading Day Reference Period is at least 60% of the average daily trading volume in the Common Stock for the 180-day period ending on the date of the Investment Agreement, (iii) as of the Option Closing, the Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) is effective under the Securities Act and is available for use in connection with the offer and sale of shares of Series A Preferred Stock and Common Stock by those holders that have such right under the Registration Rights Agreement (it being understood that if a Shelf Suspension (as such term is defined in the Registration Rights Agreement) is in effect, the Shelf Registration Statement shall not be deemed effective or available for use), (iv) no Change of Control shall have occurred since the date hereof, (v) the Company shall not have breached or defaulted under this Agreement or the Certificates of Designations in any material respect, (other than breaches or defaults that have been cured or waived prior to the date of the Mandatory Exercise Notice) and (vi) the Company is permitted to sell all of the Option Shares to the Investor on the Option Closing Date under the Indenture. Notwithstanding anything in this Section 2.02 to the contrary, the Company may not require the Investor to exercise the Option and purchase the Option Shares pursuant to a Mandatory Exercise Notice if such exercise or purchase would: (a) violate any provision of the Certificate of Incorporation or Bylaws; (b) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Company or any of its Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries is bound; (c) result in the creation or imposition of any Lien upon any assets or properties of the Company or any of its Subsidiaries; or (d) violate any Law applicable to the Company or any of its Subsidiaries.

     (d) Notwithstanding anything in this Section 2.02 to the contrary, in the event (a "Restriction Event") that an Option Exercise Notice has been delivered and the Company is prohibited from selling any Option Shares to the Investor pursuant to (A) the provisions set forth in Section 4.03(a) of the Indenture (as in effect on the date hereof) or (B) under comparable provisions of any Indenture so long as such comparable provisions are not materially more restrictive than those referred to in clause (A), the Company shall not be required to sell Option Shares to the Investor at the Option Closing to the extent that the Company is prohibited from doing so pursuant to such provisions. In such event, the Investor shall have the right to (i) exercise the Option in part and purchase (a "PartiaL Purchase") at the Option Closing that number of Option Shares that the Company is permitted to sell under the Indenture (as in effect on the date hereof) or (ii) withdraw the Option Exercise Notice (a "Withdrawal"). In connection with any Partial Purchase, the Option Purchase Price shall be proportionately reduced to reflect the actual number of Option Shares purchased at the Option Closing. Following the Option Closing at which a Partial Purchase is completed, the Option shall remain effective with respect to the Option Shares that the Company was not permitted to sell at the Option Closing under the Indenture on the same terms and conditions set forth herein, except that the Option Purchase Price shall be proportionately reduced to reflect the number of Option Shares still subject to the Option. In the event of a Withdrawal, no Option Exercise Notice shall deemed to have been delivered hereunder, except for the purposes of this Section 2.02(d).

     Section 2.03. INITIAL SHARE PURCHASE CLOSING. (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections
9.01 and 9.02 hereof, the Initial Closing shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York, at 10:00 a.m., New York City time, on the third Business Day following satisfaction or, if permissible, waiver, of the conditions set forth in Sections 9.01 and
9.02 hereof, or at such other time and place as the parties may agree (the date on which the Initial Closing occurs, the "Initial Closing Date").

     (b) At the Initial Closing, (i) the Company will deliver to the Investor certificates representing the shares of Series A Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Initial Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 9.01 hereof, and
(ii) the Investor, in full payment for the shares of Series A Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof, will pay to the Company as provided in Section 2.01 hereof, an aggregate amount equal to the Initial Share Purchase Price, against which amount to be paid to the Company any amounts due to the Investor pursuant to Section 11.01(a) hereof or otherwise shall be netted (provided, that the Investor shall continue to be entitled to seek reimbursement after the Initial Closing for amounts that are properly reimbursable pursuant to Section 11.01(a) hereof), in immediately available funds, and the Investor shall deliver to the Company the other documents, certificates and opinions to be delivered pursuant to Section 9.02 hereof. The amount to be paid to the Company will be paid by wire transfer to First Union National Bank, Macon, Georgia, Acct. Name: Magellan Health Services, Inc., Acct. No.: 2080000077640, ABA No. 061000227.

     Section 2.04. OPTION CLOSING. (a) In the event the Option is exercised in accordance with the terms hereof, subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 9.03 and 9.04 hereof, the Option Closing shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York, at 10:00 a.m., New York City time, on the third Business Day following exercise or deemed exercise, as the case may be, of the Option by delivery of the relevant notice and satisfaction or, if permissible, waiver, of the conditions set forth in Sections
9.03 and 9.04 hereof, or at such other time and place as the parties may agree (the date on which Option Closing occurs, the "Option Closing Date"). In the event the Option is exercised or deemed exercised in accordance with the terms hereof, the Company and the Investor shall use their best efforts so as to effect the Option Closing no later than the third Business Day following the date of delivery of the relevant notice relating to exercise; provided, however, that if a Mandatory Exercise Notice has been delivered, the Investor shall have right to delay the Option Closing for a period of ten Business Days from the date of delivery of the Mandatory Exercise Notice.

     (b) At the Option Closing, (i) the Company will deliver to the Investor certificates representing the shares of Series A Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 2.02 hereof (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Option Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 9.03 hereof (including, without limitation, the Company Representation and Warranty Letter), and (ii) the Investor, in full payment for the shares of Series A Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 2.02 hereof, will pay to the Company an amount equal to the Option Purchase Price, against which amount to be paid to the Company any amounts due to the Investor pursuant to Section 11.01(a) hereof or otherwise shall be netted (provided, that the Investor shall continue to be entitled to seek reimbursement after the Option Closing for amounts that are properly reimbursable pursuant to Section 11.01(a) hereof), in immediately available funds, and the Investor shall deliver to the Company the other documents and certificates to be delivered pursuant to
Section 9.04 hereof (including, without limitation, the Investor Representation and Warranty Letter). The amount to be paid to the Company will be paid by wire transfer to First Union National Bank, Macon, Georgia, Acct. Name: Magellan Health Services, Inc., Acct. No.: 2080000077640, ABA No. 061000227, or as otherwise directed by the Company.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to, and agrees with, the Investor as follows:

     Section 3.01. CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and each of its Significant Subsidiaries is a corporation or limited liability company duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is currently being conducted and is proposed to be conducted. Each of the Company and each of its Significant Subsidiaries is duly licensed, authorized or qualified as a foreign corporation or limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership, lease or operation of property or conduct of business requires such qualification, except where its failure to be so licensed, authorized or qualified would not have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered to the Investor a complete and correct copy of the certificate of incorporation and the bylaws or comparable governing instruments of the Company and each of its Significant Subsidiaries, each as amended to date and each of which as so delivered is in full force and effect. The Company has delivered to the Investor a complete and correct copy of the minute books of the Company and each of its Significant Subsidiaries, and each such minute book includes minutes of the meetings of, and resolutions adopted by, the stockholders or members of such entity, the board of directors or comparable governing body of such entity and the committees of the board of directors or comparable governing body of such entity to date.

     Section 3.02. AUTHORIZATION OF AGREEMENTS. (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Agreements and the Company Documents. The execution, delivery and performance of the Transaction Agreements and the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has approved the entry by the Company into this Agreement and has approved the consummation of the transactions contemplated by the Transaction Agreements for all purposes under the DGCL, including for purposes of paragraph (a)(1) of Section 203 of the DGCL ("DGCL Section 203"). The Company has delivered to the Investor true and correct copies of resolutions adopted by the Board of Directors to the foregoing effects.

     (b) This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and each such agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     Section 3.03. CONSENTS; NO CONFLICTS. (a) Except for the Required Regulatory Approvals, no Regulatory Approval from, or registration, disclosure, declaration or filing with, any Governmental Entity is required to be made or obtained by the Company or any of its Significant Subsidiaries in connection with the execution, delivery and performance of the Transaction Agreements and the Company Documents and the consummation of the transactions contemplated thereby.

     (b) Except as set forth on Schedule 3.03(b) hereto, the execution and delivery of each of this Agreement and the Registration Rights Agreement does not, and the execution and delivery of each of the Company Documents will not, and, subject to the receipt of the Required Regulatory Approvals, the performance of the obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Certificate of Incorporation or the Bylaws or the comparable governing instruments of any of the Significant Subsidiaries; (ii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the Certificate of Incorporation or Bylaws or any agreement or instrument applicable to the Company or any of its Significant Subsidiaries; (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Company or any of its Significant Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument (including, without limitation, the Credit Agreement), indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries or any property of the Company or any of its Significant Subsidiaries is bound (other than in each case in connection with a "Change in Control," as such term is defined in the Credit Agreement, or a "Change of Control," as such term is defined in the Indenture, resulting from the appointment of members of the Board of Directors pursuant to Section D of
Article VIII of the Senior Certificates of Designations or resulting from any action taken by the Investor or any of its Affiliates that is permitted under
Section 6.01(b) hereof); provided, however, that the issuance of the Option Shares may be subject to a Restriction Event at the time the Company is obligated to issue the Option Shares; (iv) result in the creation or imposition of any Lien upon any assets or properties of the Company or any of its Significant Subsidiaries or (v) violate any Law applicable to the Company or any of its Significant Subsidiaries.

     (c) Except for the Shareholder Approvals, no consent or approval of the Company's stockholders is required by Law, the Certificate of Incorporation, the Bylaws, the rules and regulations of the NYSE (the "NYSE Rules"), or otherwise, for the execution, delivery and performance by the Company of the Transaction Agreements and the Company Documents and the consummation of the transactions contemplated thereby.

     (d) The execution and delivery of the Transaction Agreements and the consummation of transactions contemplated hereby and thereby will not constitute a "Change of Control" or "Change in Control" (or similar concept) as such term (or concept) is defined in the Credit Agreement, the Indenture or any other material contract, agreement, indenture, mortgage, note, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which the properties of the Company or any such Subsidiary is subject (other than in connection with a "Change in Control," as such term is defined in the Credit Agreement, or a "Change of Control," as such term is defined in the Indenture, resulting from the appointment of additional members of the Board of Directors pursuant to Section D of Article VIII of the Senior Certificates of Designations or resulting from any action taken by the Investor or any of its Affiliates that is permitted under Section 6.01(b) hereof).

     Section 3.04. CAPITALIZATION; SECURITIES. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 80,000,000 shares of Common Stock, of which 31,788,288 shares were outstanding as of July 13, 1999, 6,034,079 shares are reserved for issuance under the Option Plans, 4,732,333 shares are reserved for issuance pursuant to the Company Warrants and 23,262 shares are reserved for issuance pursuant to the option granted to Paul G. Shoffeit, which is disclosed on Schedule 3.04(d) hereto, and (ii) 10,000,000 shares of preferred stock, without par value, of which no shares are outstanding, no shares have been designated and no shares are reserved for issuance. All of such outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable and are validly listed for trading on the NYSE.

     (b) Except for the Option, the Company Warrants and the options granted pursuant to the Option Plans or as set forth on Schedule 3.04(b) hereto, there are no authorized or outstanding (or any obligations to authorize or issue) Derivative Securities.

     (c) As of the date hereof, the Company and its Subsidiaries have no outstanding Indebtedness other than (i) Indebtedness outstanding pursuant to the Credit Agreement not in excess of $500,000,000 in principal amount in the aggregate, (ii) Senior Subordinated Notes with an aggregate principal amount of $625,000,000, (iii) inter-company Indebtedness among Subsidiaries of the Company or among Subsidiaries of the Company and the Company, and (iv) other Indebtedness not in excess of $25,000,000 in principal amount in the aggregate. A true, complete and correct copy of each of the Credit Agreement, the Indenture and each other instrument or agreement governing Indebtedness of the Company or any of its Subsidiaries the principal amount of which exceeds $10,000,000, including the respective exhibits and schedules thereto and any other material documents executed in connection therewith, has been delivered to the Investor.

     (d) Subject to the filing of the Certificates of Designations with the Secretary of State of the State of Delaware, the shares of Preferred Stock (other than the Option Shares or shares issuable in respect of the Option Shares) to be issued pursuant to this Agreement have been duly and validly authorized and, when issued as contemplated by this Agreement, will have been validly issued and will be fully paid and non-assessable. The Conversion Shares (other than shares issuable in respect of the Option Shares) have been duly and validly authorized and validly reserved for issuance, and when issued upon the conversion of the Senior Preferred Stock will have been validly issued and will be fully paid and non-assessable. Subject to receipt of the Series A Shareholder Approval, the Board Approval and the Option Approval, (i) the Option Shares to be issued pursuant to this Agreement will be duly and validly authorized and validly reserved for issuance and, when issued as contemplated by this Agreement, will have been validly issued and will be fully paid and non-assessable; and (ii) the Conversion Shares issuable in respect of the Option Shares will have been duly and validly authorized and validly reserved for issuance, and when issued upon the conversion of the Option Shares will have been validly issued and will be fully paid and non-assessable. Except as set forth in Schedule 3.04(d) hereto, the registration of the Senior Preferred Stock, Junior Shares, Conversion Shares, Dividend Shares or Debentures pursuant to the Registration Rights Agreement will not give rise to any registration rights on behalf of any Person under any agreement or instrument applicable to the Company (other than the Registration Rights Agreement). Except as set forth in Schedule 3.04(d) hereto, other than pursuant to the Registration Rights Agreement, no Person has any right to require the Company to register securities of the Company under the Securities Act, and there are no shareholder or similar agreements to which the Company is a party. Prior to the issuance thereof, the Debentures will have been duly and validly authorized by the Company and, upon execution and delivery thereof in accordance with the terms of the Senior Preferred Stock, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     Section 3.05. SUBSIDIARIES; EQUITY INVESTMENTS. (a) Schedule 3.05(a) hereto lists, for each Significant Subsidiary of the Company, the name of such Subsidiary, together with (i) the jurisdiction and nature (e.g., corporation, partnership, limited liability company) of its organization, (ii) the number and percentage of shares of each class of such Subsidiary's Equity Securities owned by the Company or any of its Wholly-Owned Subsidiaries, (iii) the identity of the record holder(s) and the name and number of shares of each class of such Subsidiary's Equity Securities owned by any Person other than the Company or its Wholly-Owned Subsidiaries, and (iv) the identity of any Person other than the Company or its Wholly-Owned Subsidiaries that has the right (including upon the passage of time or upon the occurrence of specified events) to acquire any of such Subsidiary's Equity Securities. Such list is true, correct and complete as of the date hereof. The Equity Securities of each such Subsidiary owned, directly or indirectly, by the Company are held free and clear of all Liens except as set forth on Schedule 3.05(a), and all Equity Securities of such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.

     (b) Except for the Equity Securities of the Subsidiaries of the Company, the Equity Securities listed on Schedule 3.05(b) hereto, and any Equity Securities acquired after the date hereof in transactions permitted pursuant to
Section 7.02(a) hereof, the Company does not, directly or indirectly, (i) Beneficially Own or own of record any Equity Securities of, or any other equity interest in, any other Person or (ii) have any other equity investment or other ownership interest in any other Person other than, in each case, such investments or other ownership interests valued at less than $1,000,000 individually and $5,000,000 in the aggregate.

     (c) Other than as set forth on Schedule 3.05(c) hereto, as of the date hereof, neither the Company nor any of its Significant Subsidiaries is obligated, pursuant to any agreement or instrument applicable to the Company or such Subsidiary, to purchase any Equity Securities of, or make any other equity investment in, any Person, other than such Equity Securities or other equity investments valued at less than $1,000,000 individually and $5,000,000 in the aggregate.

     (d) Schedule 1.01(D) hereto includes all Subsidiaries of the Company that are "Significant Subsidiaries" (as such term is defined in Regulation S-X under the Exchange Act, as in effect on the date hereof) of the Company.

     Section 3.06. DIVIDENDS, STOCK REPURCHASES, ETC. Other than as set forth on
Schedule 3.06 hereto, pursuant to this Agreement, the Indenture (as in effect on the date hereof) or the Credit Agreement (as in effect on the date hereof), or as restricted or limited by applicable Law, there are no contractual or other restrictions or limitations on the ability of the Company or any of its Significant Subsidiaries to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, any of its Equity Securities.

     Section 3.07. COMPANY REPORTS; FINANCIAL STATEMENTS. (a) The Company has delivered to the Investor a true and complete copy of (i) the Company's Annual Report on Form 10-K for each of the fiscal years ended September 30, 1998, 1997, 1996, 1995 and 1994; (ii) the Company's Quarterly Report on Form 10-Q for each of the periods ended December 31, 1998 and March 31, 1999 and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement filed by the Company with the Commission since September 30, 1994 and prior to the date hereof, in each case in the form (including exhibits and any amendments thereto) filed with the Commission (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports and any registration statement, report, proxy statement, information statement or other statement filed by the Company with the Commission before the Initial Closing Date (collectively, the "Subsequent Reports") (i) was, or will be, as the case may be, timely filed with the Commission; (ii) complied, or will comply, as the case may be, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, and (iii) did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than the SEC Reports or, with respect to Subsequent Reports required to be filed after the date hereof, such filings as have been made, the Company has not filed or been required to file any other reports or statements with the Commission since September 30, 1994.

     (b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports, fairly presents or will fairly present, as the case may be, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the Commission.

     (c) The Annual Statements and Quarterly Statements of each Subsidiary of the Company that is required to file such statements (each, a "Regulated Subsidiary"), as filed with the Department of Insurance, Superintendent of Insurance or similar insurance regulatory authority of the state of domicile of such Regulated Subsidiary (with respect to each Regulated Subsidiary, its "Applicable Insurance Department") for the fiscal year ended September 30, 1998 and the quarters ended December 31, 1998 and March 31, 1999, respectively, together with any notes, exhibits and schedules thereto, have been prepared in accordance with the accounting practices prescribed or permitted by the Applicable Insurance Department for purposes of financial reporting to the applicable state's insurance regulators ("State Statutory Accounting Practices"), and such accounting practices have been applied on a basis consistent with State Statutory Accounting Practices throughout the periods involved, except as expressly set forth in any notes, exhibits and schedules thereto.

     (d) The regulatory capital funding requirements of the Regulated Subsidiaries are, in all material respects, as previously disclosed by the Company to the Investor (the "Capital Funding Requirements Disclosure").

     (e) The Company is eligible to register securities for offer and sale on Form S-3 under the Securities Act.

     Section 3.08. UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3.08 hereto, at September 30, 1998, there were no liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) required by GAAP to be set forth on (i) the Balance Sheet (as defined below) of the Company except as reflected or reserved against on the consolidated balance sheet of the Company at September 30, 1998 as set forth in the SEC Reports (the "Balance Sheet") or in the notes thereto or (ii) the consolidated balance sheet of any other entity included in the SEC Reports except as reflected or reserved against on such balance sheet included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended through the date hereof, or in the notes thereto. Since September 30, 1998, the Company has not incurred any liabilities or obligations except such as would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.09. ABSENCE OF CERTAIN CHANGES. Except for transactions contemplated by the Transaction Agreements (including, without limitation, transactions expressly permitted pursuant to Section 7.02 hereof), transactions with respect to which the Investor shall have given its prior written consent, or transactions disclosed in the SEC Reports, on Schedule 3.09 hereto or in the Proposed Asset Sale Letter, from September 30, 1998 to the Initial Closing, the Company and its Significant Subsidiaries have conducted their business in the ordinary and usual course, and there has not been any of the following:

          (i) any change or amendment to the Certificate of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws or other organizational documents of any Significant Subsidiaries of the Company;

          (ii) any issuance or sale, or any direct or indirect purchase, redemption or other acquisition of any shares of their respective Equity Securities or any Derivative Securities by the Company or any of its Significant Subsidiaries, other than pursuant to this Agreement, the Company Warrants or the Option Plans;

          (iii) any dividend or other distribution declared, set aside, paid or made with respect to their respective Equity Securities by the Company or any of its Significant Subsidiaries, except (x) dividends or other distributions made to the Company or to any Subsidiary of the Company and
     (y) dividends and distributions declared, set aside, paid or made by any joint venture in which the Company or any Significant Subsidiary owns an equity interest, which dividends and distributions were declared, set aside, paid or made in accordance with the organizational documents or related service agreements of such joint venture as in effect on the date of such payment;

          (iv) any acquisition or disposition of assets by the Company and its Subsidiaries having a fair value or for a purchase price in excess of $5,000,000, in the aggregate, other than acquisitions or dispositions made in the ordinary course of business and acquisitions or dispositions among the Company and its Subsidiaries or among such Subsidiaries;

          (v) any increase in excess of $5,000,000 in the Indebtedness of the Company and its Subsidiaries, taken as a whole, other than (x) advances to the Company pursuant to the revolving credit facility under the Credit Agreement in an amount not in excess of $60,000,000, in the aggregate, outstanding at any time and (y) changes in inter-company Indebtedness among the Company and its Subsidiaries or among Subsidiaries of the Company, which changes were permitted under the Credit Agreement (as in effect on the date hereof);

          (vi) any amendment of any mortgage, Lien, lease, Regulatory Approval, loan agreement, indenture or other agreement, instrument or document, which amendment is material to the Company and its Subsidiaries, taken as a whole;

          (vii) any default, event of default or breach (or any event which, with notice or the passage of time or both, would constitute a default, event of default or breach) by the Company or any of its Subsidiaries of any credit, financing or other agreement or instrument relating to any Indebtedness (including, without limitation, the Credit Agreement or the Indenture), which default, event of default or breach is material to the Company and its Subsidiaries, taken as a whole;

          (viii) any damage, destruction, theft or other casualty loss (whether or not covered by insurance) that is material to the Company and its Subsidiaries taken as a whole;

          (ix) any commitment, agreement or transaction entered into, amended, or terminated (or any waiver of any rights or remedies under any of the foregoing) by the Company or any of its Subsidiaries (including any agreement with respect to any ongoing or threatened litigation) that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

          (x) any entry into or amendment of any material employment, severance, compensation, consulting, retention, change of control or similar agreement with, or any material increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to, any employee of the Company or any of its Subsidiaries (other than agreements terminable without penalty or similar payment by the Company or such Subsidiary, as the case may be, on not more than 30 days' notice and increases in compensation payable or to become payable to employees (other than directors or officers) in the ordinary course of business consistent with past practice);

          (xi) any change in the financial accounting methods, principles or practices of the Company and its Subsidiaries for financial accounting purposes, except as required by GAAP or applicable Law;

          (xii) any adoption of any agreement or understanding with respect to any Control Transaction, merger, consolidation or other reorganization with respect to the Company or any of its Significant Subsidiaries, or any adoption of any plan, agreement or arrangement with respect to, or resolutions providing for, the liquidation or dissolution of the Company or any of its Significant Subsidiaries;

          (xiii) any settlement or compromise of any Proceeding other than those in which the amount paid (to the extent not reimbursed with the proceeds of any Policy) does not exceed $2,000,000;

          (xiv) any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

          (xv) any commitment or agreement to do any of the foregoing, except as otherwise required or expressly permitted by this Agreement.

     Section 3.10. PROPERTY. (a) Except as set forth on Schedule 3.10(a) hereto, each of the Company and its Significant Subsidiaries has good and marketable title to all property owned by each of them, in each case free and clear of any Liens, except for Liens created pursuant to the Credit Agreement (as in effect on the date hereof) or permitted to exist under Section 6.02 under the Credit Agreement (as in effect on the date hereof), and any real property and buildings held under lease by the Company or any such Subsidiary are held under a valid, subsisting and enforceable lease, with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such Subsidiary.

     (b) Each of the Company and its Significant Subsidiaries owns or possesses the rights to use, and is in compliance with, in all material respects, all Intellectual Property that is used or required by it in the conduct of its business and all such Intellectual Property is in full force and effect and will not cease to be in full force and effect in accordance with its terms by virtue of the consummation of the transactions contemplated by the Transaction Agreements. Neither the Company nor any of its Subsidiaries has received any notice of, and they have no knowledge of, (i) any infringement of or conflict with asserted rights of others with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries, (ii) any challenge to the ownership of or validity or effectiveness of any license for the use of any Intellectual Property owned or used by the Company or any of its Subsidiaries, or (iii) any claim against the use by the Company or any of its Subsidiaries of any Intellectual Property owned or used by it, except, in each case, for such matters that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.11. LITIGATION. Except as expressly disclosed in the SEC Reports or on Schedule 3.11 hereto, there are no claims, suits, actions, proceedings, arbitrations or investigations (each, a "Proceeding") pending or, to the knowledge of the Company or its Subsidiaries, explicitly threatened, against or affecting the Company or any of its Subsidiaries, that involve a claim against the Company or any of its Subsidiaries in a stated amount in excess of $5,000,000, that may involve criminal liability or result in or involve criminal proceedings, that may affect the status of any Regulatory Approval maintained by the Company or any Subsidiary, that may affect the authority of the Company or any Subsidiary to participate in the federal Medicare program, any state Medicaid program or any other material third party payor program or that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect; and except as so disclosed, there are no judgments, decrees, injunctions, rules, stipulations or orders outstanding against or applicable to the Company or any of its Subsidiaries or against or applicable to any of their respective properties or businesses that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. It is understood that this
Section 3.11 shall not apply to any Joint Venture.

     Section 3.12. COMPLIANCE WITH LAWS; REGULATORY APPROVALS. Except as disclosed in the SEC Reports or in Schedule 3.12 hereto, since January 1, 1994, the businesses of the Company and its Significant Subsidiaries have been conducted, and the businesses of the Company and its Significant Subsidiaries currently are being conducted, in compliance with all applicable Laws in all material respects. Since January 1, 1994, all material Regulatory Approvals required by the Company and its Significant Subsidiaries to conduct their respective businesses have been obtained, and all material Regulatory Approvals required by the Company and its Significant Subsidiaries to conduct their respective businesses as now conducted by them are in full force and effect. Except as disclosed in the SEC Reports or on Schedule 3.12 hereto, the Company and its Significant Subsidiaries are in compliance with the terms and requirements of such Regulatory Approvals in all material respects. Except as disclosed on Schedule 3.12 hereto, since January 1, 1994, none of the Company or any of its Significant Subsidiaries has received any written notice or other written communication from or on behalf of any Governmental Entity regarding (i) any prior, pending, threatened or possible revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Regulatory Approval or the participation by the Company, or any such Subsidiary, in the federal Medicare program, any state Medicaid program, or any other third party payor program, except for any such revocation, withdrawal, suspension, termination, modification or condition that would not have a Material Adverse Effect, (ii) any material violation of any Law by the Company or any such Subsidiary, (iii) any prior, pending, threatened or possible investigation involving or otherwise relating to any material Regulatory Approval or the participation by the Company, or any such Subsidiary, in the federal Medicare Program, any state Medicaid program, or any other material third party payor program or (iv) any other limitations on the conduct of business by the Company or any such Subsidiary that would have a Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, no currently proposed Law or proposed change in existing Law is reasonably likely to have a Material Adverse Effect. It is understood that this Section 3.12 shall not apply to any Joint Venture.

     Section 3.13. TAXES. (a) Except as disclosed on Schedule 3.13 hereto, the Company and its Subsidiaries have timely filed (taking into account available extensions) all U.S. federal, state, local, foreign and other tax returns (including any information returns), reports and statements that are required to have been filed with the appropriate taxing authorities. All information provided in such returns, reports and statements is complete and accurate in all material respects. The Company and its Subsidiaries have paid all amounts due in respect of Taxes (whether or not actually shown on such returns, reports or statements), or have otherwise set up reserves in accordance with GAAP in respect of all Taxes for the periods covered by such Tax Returns, as well as all other Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable (including, without limitation, all Taxes that the Company and its Subsidiaries are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties). As of the date hereof, there is no proposed liability for any material Tax to be imposed upon the Company or any of the Subsidiaries for the fiscal year ended September 30, 1998 and all prior years for which there is not an adequate reserve, considering such reserves in the aggregate.

     (b) Except as disclosed on Schedule 3.13 hereto, no audits or investigations relating to any Taxes for which the Company or its Subsidiaries may be liable are pending or threatened in writing by any taxing authority. Except as disclosed on Schedule 3.13 hereto, there are no agreements or applications by the Company or any of its Subsidiaries for the extension of the time for filing any tax return or paying any Tax nor have there been any waivers of any statutes of limitation for the assessment of any Taxes.

     (c) Neither the Company nor any of its Subsidiaries is a party to any agreements relating to the sharing or allocation of Taxes.

     (d) As of October 1, 1998, for federal income tax purposes, the Company had net operating loss carryforwards ("NOLS") arising in the years, and for each such year, in the amounts, disclosed on Schedule 3.13(d) hereto. Except as disclosed on Schedule 3.13(d) hereto, to the knowledge of the Company and its Subsidiaries, based on their reasonable good faith analysis of the applicable facts (which, to the knowledge of the Company and its Subsidiaries, have in all material respects been disclosed to, or have otherwise been obtained by, the Investor and the accounting firm representing the Investor in connection with this Agreement) and relevant legal authorities: (i) assuming the shares of Series A Preferred Stock to be sold hereunder were deemed to be issued on the date of this Agreement, (a) the NOLs of the Company and its Subsidiaries are not subject to limitation under Code Section 382 and will not become subject to limitation under Code Section 382 immediately following such deemed issuance of the Series A Preferred Stock, and (b) taking into account such deemed issuance, the increase in the percentage of the Company's stock owned by one or more 5% shareholders, within the meaning of Code Section 382 and the relevant Treasury Regulations promulgated thereunder, during the three-year testing period ending on the date of such deemed issuance, relative to the lowest percentage of stock owned by such shareholders during such testing period, does not exceed 35%; (ii) the NOLs of the Company and its Subsidiaries are not separate return limitation year ("SRLY") losses within the meaning of Code Section 1502 and the Treasury Regulations promulgated thereunder; and (iii) the Investor and the accounting firm representing the Investor are aware of all transfers or issuances of the Company's shares which have occurred during the three-year testing period ending on the date of issuance of the Series A Preferred Stock of which the Company has knowledge and which involve more than 5% of the Company's outstanding shares or which were issued to, or acquired by, an owner of more than 5% of the Company's outstanding shares. The representations made in clause (i) of this Section 3.13(d), when reaffirmed by the Company as of the Initial Closing Date pursuant to Section 9.01(a) hereof, shall be modified by taking into account the actual issuance of the Series A Preferred Stock at the Initial Closing.

     (e) Except as disclosed on Schedule 3.13(e) hereto, the Company or its Subsidiaries have withheld from its employees and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects through all periods in compliance in all material respects with all employee Tax withholding provisions of all applicable Laws.

     Section 3.14. ERISA AND OTHER EMPLOYMENT MATTERS.

     (a) Schedule 3.14(a) lists each material employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and each material bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, or fringe benefit or other material benefit, plan, program or policy, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which any such Person is or has been obligated to contribute (collectively, the "Plans"). Neither the Company nor any of its Subsidiaries is or, within the preceding six years, has been obligated to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA. Except as set forth on Schedule 3.14(a), none of the Company nor any of its Subsidiaries has an express or implied commitment, (i) to create, incur liability with respect to or cause to exist any material employee benefit plan, program or arrangement other than the Plans or (ii) except for amendments necessary or appropriate to comply with applicable Law, to modify, change or terminate any Plan. Schedule 3.14(a) indicates which of such Plans is subject to ERISA.

     (b) Except as set forth in Schedule 3.14(b), neither the execution and delivery of the Transaction Agreements nor the consummation of the transactions contemplated thereby will (i) accelerate the time of payment, vesting or funding of, or increase or modify the amount or terms of, any compensation or benefits that are or may become payable from or by the Company or any of its Subsidiaries to or in respect of any current or former executive officer or other key employee of any such Person, or (ii) constitute a Change in Control under any of the Employment Agreements with any such executive officer or other key employee.

     (c) All employer and employee contributions, premiums and expenses payable to or in respect of any Plan or required by Law or any Plan or labor agreement or arrangement have been timely paid, or, if not yet due, have been fully and adequately accrued as a liability on the Company's financial statements included in the SEC Reports and no Plan is subject to Section 412 of the Code or Section 302 of ERISA.

     (d) Except as set forth on Schedule 3.14(d), (i) no trade or business, whether or not incorporated, is or has been treated as a single employer together with the Company for any purpose under ERISA or Section 414 of the Code other than the Company's Subsidiaries, (ii) no material liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans or employee compensation has been incurred (directly or indirectly, including as a result of any indemnification obligation or agreement) by the Company or any of its Subsidiaries and is still outstanding, and no event, transaction or condition has occurred or exists which is reasonably expected to result in any material liability to the Company, any of its Subsidiaries or, following the Initial Closing, the Investor or any Affiliate thereof, and (iii) no reportable event, within the meaning of Section 4043 of ERISA and the regulations of the PBGC promulgated thereunder, has occurred that is reasonably expected to result in the imposition of any material liability to the Company or any of its Subsidiaries, or will occur in connection with the consummation of the transactions contemplated by this Agreement, with respect to any Plan.

     (e) Each Plan has been operated and administered and is in compliance with all applicable Laws except for any failures that, individually and in the aggregate, would not result in any material liability of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.14(e), each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service as to its qualification and, to the knowledge of the Company and its Subsidiaries, no event or condition has occurred or exists since the date of such letter that could result in the disqualification of such Plan.

     (f) Except for the agreements set forth on Schedule 3.14(f), none of the Company or any of its Subsidiaries is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, or to the knowledge of the Company and its Subsidiaries, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

     (g) Neither the Company nor any of its Subsidiaries has violated any provision of Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.15. CONTRACTS. (a) Except as set forth on Schedule 3.15(a) hereto and other than the Option Plans, neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied): (i) any Employment Agreement or understanding or obligation, with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former Representative of the Company or any of its Subsidiaries, who is or may be entitled to receive pursuant to the terms thereof, compensation in excess of $400,000 upon termination of such Person's employment or engagement; or (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of the Company or any of its Subsidiaries, who is or may be entitled to receive pursuant to the terms thereof, base compensation in excess of $400,000 in any single year.

     (b) Except as set forth on Schedule 3.15(b) hereto, none of the Company, any of its Subsidiaries, or to the knowledge of the Company and its Subsidiaries, any other party, is in breach or violation or in default in the performance or observance of any term or provision of any contract, agreement, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any such Subsidiary is a party or by which the Company or any such Subsidiary is bound or to which any of the properties of the Company or any such Subsidiary is subject, which breach, violation or default is reasonably likely to, individually or in the aggregate, involve a claim against the Company or any of its Subsidiaries in an amount in excess of $3,000,000 or have a Material Adverse Effect.

     (c) The maximum amount payable by the Company on or after the date hereof pursuant to deferred earn-out and other performance-based payment obligations in connection with any acquisition or similar transaction effected prior to the date hereof will not exceed $294,000,000, in the aggregate.

     Section 3.16. CLIENT RELATIONS. Schedule 3.16 hereto contains an accurate and complete listing for the Company and its Subsidiaries, taken as a whole, of the clients that generated in excess of $6,000,000 in revenues and the revenues for each such client for the fiscal year ended September 30, 1998. Except as set forth on Schedule 3.16 hereto, as of the date hereof, no current client of the Company or any of its Subsidiaries that in the fiscal year ended September 30, 1998 generated in excess of $6,000,000 in revenues has advised the Company or any of its Subsidiaries that it is not continuing, or is terminating, or is making a material adverse change with respect to, its business with the Company or any of its Subsidiaries.

     Section 3.17. FINANCIAL ADVISORS AND BROKERS; FAIRNESS OPINION. (a) Except for Evercore Partners, Inc. and Morgan Stanley Dean Witter no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company in connection with the Transaction Agreements or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries or any of their respective directors, officers or employees. True and correct copies of all agreements between the Company, on the one hand, and Evercore Partners, Inc. or Morgan Stanley Dean Witter (or any of their respective Affiliates), on the other, have been delivered to the Investor.

     (b) The Company has received an opinion of Morgan Stanley Dean Witter to the effect that the consideration to be paid to the Company for the shares of Series A Preferred Stock to be sold hereunder is fair, from a financial point of view, to the Company.

     Section 3.18. EXEMPTION FROM REGISTRATION. Assuming the representations and warranties of the Investor set forth in Article IV hereof are true and correct in all material respects, the offer and sale of the Series A Preferred Stock made pursuant to this Agreement and the acquisition of the Conversion Shares upon conversion of the Senior Preferred Stock will be in compliance with the Securities Act and any applicable state securities laws and will be exempt from the registration requirements of the Securities Act and such state securities laws.

     Section 3.19. INSURANCE. Set forth on Schedule 3.19 hereto is a description that is correct and complete in all material respects (specifying the insurer, the policy number or covering note number with respect to binders and amount of coverage) of insurance policies, binders, contracts or instruments (collectively, the "Policies") to which the Company or any of its Subsidiaries is a party or by which any of their assets or any of their employees, officers or directors (in such capacity) are covered by property, fire, professional liability, fiduciary and other insurance. True and complete copies of all such Policies have been made available to the Investor. Except as set forth on
Schedule 3.19 hereto, all such Policies are in full force and effect in accordance with their respective terms and will remain in full force and effect after the Initial Closing. Except as set forth on Schedule 3.19 hereto, neither the Company nor any of its Subsidiaries has received any notice of default with respect to any provision of any such Policies, or any notice that the Insurer is unwilling to renew any such Policy following the currently scheduled expiration of such Policy or intends to materially modify any term of any such renewed Policy as compared to the existing Policy. With respect to its directors' and officers' liability insurance policies, neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such policies so as to jeopardize full recovery under such Policies.

     Section 3.20. RIGHTS AGREEMENT. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement, dated as of July 21, 1992, between the Company and First Union Bank of North Carolina, as Rights Agent (the "Rights Plan")) has occurred as of this date. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated hereby will not result in the ability of any Person to exercise any rights ("Rights") issued under the "Rights Plan" or cause the Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable.

     Section 3.21. DISCLOSURE. No representation or warranty by the Company in this Agreement, and no exhibit, document, statement, certificate or Schedule furnished or to be furnished to the Investor pursuant to the terms hereof, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide the Investor with adequate and complete information as to the Company, its Significant Subsidiaries or its Subsidiaries, as the case may be, and the businesses, assets and liabilities of the Company, its Significant Subsidiaries or its Subsidiaries, as the case may be.

     Section 3.22. YEAR 2000 COMPLIANCE. The Company has carried out a review to evaluate the extent to which the business or operations of the Company or any of its Subsidiaries will be affected by the Year 2000 Problem. The Year 2000 Problem will not have a Material Adverse Effect or result in any material loss or interference with the business or operations of the Company or its Subsidiaries. The Company reasonably believes, after due inquiry, that the suppliers, vendors, customers or other material third parties used or served by the Company and its Subsidiaries are addressing or will address the Year 2000 Problem in a timely manner. The Company is in compliance in all material respects with all applicable requirements of any Governmental Entity or applicable Law relating to the Year 2000 Problem. The Company has delivered to the Investor complete and accurate copies of all of its internal plans, including estimates of the anticipated associated costs, for addressing the Year 2000 Problem as it relates to the Company and its Subsidiaries.

     Section 3.23. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.23 hereto, the Company and its Subsidiaries are (i) in compliance in all material respects with any and all applicable Environmental Laws, (ii) have received and are in compliance in all material respects with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of their respective businesses, and (iii) have not received notice of any actual or potential material liability for the investigation or remediation of any disposal or release of Hazardous Materials.

     Section 3.24. CONTROLS. The Company and each of its Subsidiaries maintains internal information systems and controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorizations, and (ii) material transactions (including payment of claims and collection of receivables) are executed in accordance with their terms and applicable Law and are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

     Section 3.25. JOINT VENTURE MATTERS. Except as disclosed in the SEC Reports or in Schedule 3.25 hereto, to the knowledge of the Company and its Subsidiaries, since January 1, 1994 (or with respect to any Joint Venture (and only with respect to such Joint Venture), if later, the date on which the Company or any of its Subsidiaries first acquired an equity interest in such Joint Venture or any of the businesses conducted by such Joint Venture), none of the following has occurred that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect:

          (a) the failure of any Joint Venture to comply with all applicable Laws and Regulatory Approvals in the conduct of its business;

          (b) the failure of any Joint Venture to obtain and maintain in full force and effect all Regulatory Approvals necessary to conduct its business;

          (c) the revocation, withdrawal, suspension or termination of, or any threatened or pending revocation, withdrawal, suspension or termination of, or the imposition of any material conditions with respect to, any Regulatory Approval necessary for any Joint Venture to conduct its business;

          (d) the revocation, withdrawal, suspension or termination of, or any threatened or pending revocation, withdrawal, suspension or termination of, or the imposition of any material conditions with respect to, the participation by any Joint Venture in the federal Medicare program, any state Medicaid program, or any other third party payor program;

          (e) the initiation of, or explicit threat of initiation of, any Proceeding by any Person, or the initiation of, or explicit threat of initiation of, any investigation by any Governmental Entity, against or affecting any Joint Venture, that may involve criminal liability or result in or involve criminal proceedings, that may affect the status of any Regulatory Approval maintained by such Joint Venture that is necessary for such Joint Venture to conduct its business, or that may affect the authority of such Joint Venture to participate in the federal Medicare program, any state Medicaid program or any other third party payor program;

          (f) the institution of any judgment, decree, injunction, rule, stipulation or order against or applicable to any Joint Venture or against or applicable to any of its properties or businesses; or

          (g) any other event or occurrence with respect to any Joint Venture that has had, or would be reasonably likely to have, a Material Adverse Effect.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

     The Investor represents and warrants to, and agrees with, the Company as follows:

     Section 4.01. ORGANIZATION. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is now being conducted and is proposed to be conducted.

     Section 4.02. AUTHORIZATION OF AGREEMENTS. (a) The Investor has all requisite power and authority as a limited liability company to execute, deliver and perform its obligations under the Transaction Agreements and the Investor Documents. The execution, delivery and performance of the Transaction Agreements and the Investor Documents, and the consummation by the Investor of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of the Investor.

     (b) This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor, and each such agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     Section 4.03. CONSENTS; NO CONFLICTS. (a) Except for the Required Regulatory Approvals, no Regulatory Approval from, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by the Investor in connection with the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby.

     (b) The execution and delivery of this Agreement and the Registration Rights Agreement does not, and the execution and delivery of each of the Investor Documents will not, and subject to the receipt of the Required Regulatory Approvals, the performance of the obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of formation of the Investor; (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Investor is a party or by which the Investor or any of its property is bound, or (iii) violate any Law applicable to the Investor.

     Section 4.04. FINANCIAL ADVISORS AND BROKERS. No Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Agreements or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor or any of its directors, officers or employees.

     Section 4.05. OWNERSHIP OF EQUITY SECURITIES; PURPOSE OF INVESTMENT. Except as permitted pursuant to Section 11.09 hereof, the Investor is acquiring the Series A Preferred Stock under this Agreement for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Investor acknowledges that the Senior Preferred Stock and the Conversion Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act. As of the date hereof, other than pursuant to this Agreement, the Investor does not Beneficially Own, directly or indirectly, or have any option or right to acquire, any securities of the Company.

                                   ARTICLE V

                                   GOVERNANCE

     Section 5.01. BOARD SIZE. For so long as the Investor is entitled to designate an Investor Nominee for election to the Board of Directors, the Board of Directors shall consist of no more than 12, nor less than 7, directors.

     Section 5.02. BOARD REPRESENTATION. (a) The Board of Directors shall elect a total of three nominees designated in writing by the Investor prior to the Initial Closing (such persons, or replacements designated by the Investor, the "Investor Nominees"), to the Board of Directors effective as of the Initial Closing Date, to be allocated to Class I, Class II and Class III as specified by the Investor. Commencing with the annual meeting of stockholders of the Company the record date for which next follows the Initial Closing Date, and at each annual meeting of stockholders of the Company thereafter, the Investor shall be entitled to present to the Board of Directors or the nominating committee thereof a number of nominees for election to the class of directors up for election to the Board of Directors at such annual meeting equal to the number of Investor Nominees in such class immediately prior to such election and the Company shall use its best efforts to cause the election to the Board of Directors of such Investor Nominees. If the Board of Directors shall cease to be a classified board, the Investor shall be entitled to present to the Board of Directors or the nominating committee thereof three nominees for election to the Board of Directors at each annual meeting of stockholders of the Company. In the event of the death, disability, resignation or removal of an Investor Nominee, the Investor shall designate a replacement for such director, which replacement the Company shall cause to be elected to the Board of Directors.

     (b) The Company shall cause each Investor Nominee designated for election to the Board of Directors pursuant to Section 5.02(a) hereof to be included in the slate of nominees recommended by the Board of Directors to the stockholders of the Company for election as directors at the relevant annual meeting of the stockholders, and shall use its best efforts to cause the election of each such Investor Nominee, including soliciting proxies in favor of the election of such person.

     (c) Notwithstanding the foregoing provisions of this Section 5.02, the Investor shall not be entitled to designate Investor Nominees for election to the Board of Directors in the event that the Investor and its Affiliates Beneficially Own, in the aggregate, less than 50% of the Investor Original Number of Conversion Shares. In the event that the Investor shall not be entitled to designate Investor Nominees for election to the Board of Directors, the Investor Nominees shall resign from the Board of Directors no later than the thirtieth day after the day on which the Investor becomes aware that the aggregate Beneficial Ownership of it and its Affiliates is reduced below the threshold ownership level of Investor Original Number of Conversion Shares specified in this Section 5.02(c). If an Investor Nominee does not resign on or prior to such thirtieth day as required pursuant to the immediately preceding sentence, a majority of the Board of Directors (excluding any Investor Nominees) shall have the right to remove such Investor Nominee from the Board of Directors.

     (d) If the Board of Directors shall determine in good faith in the exercise of its fiduciary duties, that nomination of any person designated by the Investor for election to the Board of Directors would be contrary to the best interests of the Company, then the Company shall promptly notify the Investor of such determination (either in person, if such determination shall be made at a Board of Directors meeting at which an Investor Nominee is present or by telephone (promptly confirmed in writing), if such determination shall be made at a Board of Directors meeting at which an Investor Nominee is not present) and thereafter the Investor shall have a period of no less than five Business Days to designate a new person for nomination for election to the Board of Directors as an Investor Nominee. The Board of Directors has approved the executives of the Investor set forth on Schedule 5.02(d) hereto as Investor Nominees for all purposes hereof as of the date hereof.

     Section 5.03. COMMITTEES; MEETINGS. (a) Effective as of the Initial Closing Date, and for so long as an Investor Nominee serves as a member of the Board of Directors, the Investor shall have the option to have one Investor Nominee appointed as a member to any committee of the Board of Directors; provided, however, that in the event the rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted prohibits the appointment of an Investor Nominee to one of the committees of the Board of Directors, no Investor Nominee shall be appointed to such committee. In the event the Investor elects to have an Investor Nominee appointed to a committee of the Board of Directors, the Investor shall so notify the Company in writing, and the Company shall appoint such nominee to such committee within 10 days of the delivery of such notice by the Investor.

     (b) From and after the Initial Closing Date, for so long as an Investor Nominee serves as a member of the Board of Directors, each Investor Nominee shall be invited to attend all regular and special meetings of the Board of Directors and any committee of the Board of Directors of which such Investor Nominee is a member. The Company shall notify each Investor Nominee of any such meeting no later than the time at which it notifies any other member of the Board of Directors of such meeting. So long as the Investor has the right to have Investor Nominees elected to committees of the Board of Directors, the Board of Directors shall have an audit committee and a compensation committee.

                                   ARTICLE VI

                                   STANDSTILL

     Section 6.01. STANDSTILL AGREEMENT. (a) The Investor covenants and agrees with the Company that, from the date hereof through the Initial Closing Date and thereafter (subject to paragraphs (b) and (c) below) for a period of two years following the Initial Closing Date (the "Standstill Period"), the Investor and its Affiliates shall not, without the prior approval of the Board of Directors:

          (i) acquire, seek, propose or offer to acquire or agree to acquire (other than (w) in accordance with the terms of this Agreement and the Certificates of Designations; (x) as a result of a stock split, stock dividend or other recapitalization by the Company or the exercise of rights or warrants distributed to stockholders; (y) as a result of transfers among members of the Investor Group of Series A Preferred Stock acquired pursuant to Article II hereof or Voting Securities acquired pursuant to the exercise or conversion of, or in respect of dividends payable on, any Series A Preferred Stock acquired pursuant to Article II hereof, provided that the transferor did not itself acquire the transferred securities in violation of this Section 6.01(a); or (z) in a transaction in which the Investor and/or its Affiliates acquire Beneficial Ownership of more than 50% of the Voting Power of the Voting Securities of a previously non-Affiliated business entity that owns less than 5% of the aggregate Voting Power of the outstanding Voting Securities of the Company if such acquisition is not made in contemplation of any acquisition prohibited under this subparagraph
     (a)), or commence or propose to commence any tender offer or exchange offer seeking to acquire, Beneficial Ownership of any additional Voting Securities of the Company;

          (ii) become a member of a Group with respect to the Voting Securities of the Company, other than a Group (x) composed solely of itself and its Affiliates, or (y) to the extent of any Series A Preferred Stock acquired pursuant to Article II hereof or Voting Securities acquired pursuant to the exercise or conversion of, or in respect of dividends payable on, any Series A Preferred Stock acquired pursuant to Article II hereof, composed of members of the Investor Group;

          (iii) solicit any proxies or stockholder consents, or become a participant (other than by voting), or encourage any Person to become a participant, in a proxy or consent solicitation with respect to any of the Company's Voting Securities, in each case other than solicitations to holders of shares of Preferred Stock with respect to matters as to which the Preferred Stock is entitled to vote;

          (iv) call any special meeting of holders of Common Stock; or

          (v) make any public disclosure, or take any action which could require the Company to make any public disclosure, with respect to an offer, proposal or transaction that if made or consummated without the prior approval of the Board of Directors, would not be permitted under this
     Section 6.01.

     (b) Notwithstanding anything to the contrary in this Section 6.01, the provisions of Section 6.01(a) shall cease to be applicable in the event that (i) the Company enters into a definitive agreement with respect to a Control Transaction; (ii) a bona fide offer (other than an offer made only to the Investor and its Affiliates) is made by any Person (other than the Investor or an Affiliate of the Investor) to acquire more than 20% of any class of the Company's Voting Securities; (iii) an Insolvency Event occurs; (iv) the Company is in default on any of its Indebtedness the outstanding principal amount of which is in excess of $10,000,000, which default is not cured or waived for 75 days and as a result of which default the maturity of such Indebtedness has been accelerated or the holders thereof have the right to accelerate the maturity of such Indebtedness; or (v) the Board of Directors (other than the Investor Nominees) so determines. In the event the Company is soliciting proposals or offers with respect to a Control Transaction from any Person (a "bidding process") (other than the Investor or an Affiliate of the Investor), the Company shall release the Investor and its Affiliates from the restrictions contained in
Section 6.01(a) to the extent necessary for the Investor and its Affiliates to be permitted, on the same terms as bidders approved by the Company, to make such a proposal or offer; provided, however, that if the Investor withdraws from the bidding process or the Company terminates the bidding process, the Investor shall thereafter continue to be subject to the restrictions contained in Section 6.01(a).

     (c) Notwithstanding anything to the contrary in Section 6.01(a) hereof, during the Standstill Period, the Investor and its Affiliates may acquire, seek, propose or offer to acquire or agree to acquire, or commence or propose to commence any tender offer seeking to acquire Beneficial Ownership of Voting Securities of the Company (in addition to any Series A Preferred Stock acquired pursuant to Article II hereof or Voting Securities acquired pursuant to the exercise or conversion of, or in respect of dividends payable on, any Series A Preferred Stock acquired pursuant to Article II hereof) representing up to 10% of the Voting Power of the then-outstanding Voting Securities of the Company or, if the Option is not exercised on or before the Expiration Date, up to 15% of the Voting Power of the then-outstanding Voting Securities of the Company; PROVIDED that no such action shall be taken if, as a result thereof, the Voting Securities of the Company Beneficially Owned by the Investor and its Affiliates, in the aggregate, would represent in excess of 34.9% of the aggregate Voting Power of the outstanding Voting Securities of the Company.

     (d) The Company shall use its best efforts to prevent the consummation of any of the transactions permitted by this Section 6.01 from resulting in the ability of any Person to exercise any Rights issued under the Rights Plan (or similar device adopted after the date hereof) or causing the Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable.

     (e) Section 6.01(a) hereof shall not apply to, nor in any manner restrict or limit, any Investor Nominee in his or her capacity as a director of the Company.

                                  ARTICLE VII

                              PRE-CLOSING COVENANTS

     Section 7.01. TAKING OF NECESSARY ACTION. (a) Each of the parties hereto agrees to use its best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms of the Agreement (including, without limitation, the purchase of the Option Shares following the exercise or deemed exercise of the Option). Without limiting the foregoing, the Investor and the Company will use their best efforts to make all filings with respect to (including filings under the HSR Act), and to obtain, all Required Regulatory Approvals and other Regulatory Approvals necessary or, in the opinion of the Investor or the Company, advisable, in order to permit the consummation of the transactions contemplated hereby and to obtain the Board Approval and the Bank Approval.

     (b) The Company shall use its best efforts to obtain the Board Approval and the Bank Approval on or prior to January 15, 2000.

     Section 7.02. CONDUCT OF BUSINESS. (a) From the date hereof until the Initial Closing Date, except as set forth on Schedule 7.02 hereto or as provided in Section 7.02(b) hereof, the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the ordinary course and shall use, and shall cause its Subsidiaries to use, their best efforts to preserve intact their respective present business organizations, operations, goodwill and relationships with third parties (including, without limitation, clients and providers) and to keep available the services of the present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Initial Closing Date, without the prior written consent of the Investor (except as expressly permitted or required by this Agreement):

          (i) the Company shall not, and shall cause each of its Subsidiaries not to, sell any of the assets of the Company or its Subsidiaries (or the securities of entities holding the same) to any Person, other than the Company or a Wholly-Owned Subsidiary of the Company, in one transaction or a Series of related transactions, in which the fair value of the assets being sold, or the total consideration (in the form of cash or property and including any contingent consideration and any Indebtedness or other obligations assumed) to be received by the Company and its Subsidiaries, exceeds $2,000,000;

          (ii) other than in the ordinary course of business consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, acquire any assets, in one transaction or Series of related transactions, in which the total consideration (in the form of cash or property and including any contingent consideration and any Indebtedness or other obligations assumed) to be paid by the Company and its Subsidiaries exceeds $2,000,000;

          (iii) the Company shall not, and shall cause each of its Subsidiaries or Significant Subsidiaries, as the case may be, not to take any of the actions or enter into any of the agreements, commitments or transactions described in clause (i), (ii), (iii), (v), (vi), (ix), (x), (xi), (xii) or
     (xiii) of Section 3.09 hereof;

          (iv) the Company shall not, and shall cause each of its Subsidiaries not to, take any action that it knows or has reason to believe would cause a representation or warranty of the Company set forth herein to be untrue in any material respect if made at such time, or a covenant of the Company set forth in Article VIII to fail to be satisfied as of the Initial Closing Date; and

          (v) the Company shall not, and shall cause each of its Subsidiaries not to, commit or agree to do any of the foregoing.

     (b) Notwithstanding anything to the contrary in Section 7.02(a) hereof, the Company and its Subsidiaries may sell the assets described in the Proposed Asset Sale Letter on terms not materially worse to the Company than those set forth in the Proposed Asset Sale Letter. Notwithstanding anything to the contrary in
Section 7.02(a) hereof, nothing in Section 7.02(a) hereof shall restrict the Company or any of its Subsidiaries from paying dividends, making distributions, paying Indebtedness owed to the Company or any other Subsidiaries, making loans or advances to the Company or any other Subsidiaries, or selling, leasing or transferring any properties or assets to the Company or any of its Subsidiaries, in each case to the extent that any such restriction would be prohibited by
Section 6.06(b) of the Credit Agreement (as in effect on the date hereof) or
Section 4.05 of the Indenture (as in effect on the date hereof).

     Section 7.03. NOTIFICATIONS. At all times prior to the Initial Closing Date, and in the event the Option is exercised or deemed exercised pursuant to
Section 2.02 hereof, following such exercise and prior to the Option Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.03 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

     Section 7.04. ALTERNATIVE TRANSACTIONS. (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any proposed, potential or contemplated Alternative Transaction.

     (b) From the date hereof until the earlier of (i) the Initial Closing Date and (ii) the termination of this Agreement (the "Exclusivity Period"), the Company shall not, shall not permit any of its Subsidiaries or Affiliates to, and shall not authorize or permit any of its or their Representatives to, directly or indirectly, (A) solicit or initiate, or encourage the submission of, any Proposal, (B) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal or Alternative Transaction, other than a transaction with the Investor or its Affiliates, or (C) authorize, engage in, or enter into any agreement or understanding with respect to, any Alternative Transaction; provided that the Company may, in response to an unsolicited written Proposal from a third party, engage in the activities specified in clause (B) and (C) of this Section 7.04(b), if (x) in the opinion of the Company's outside legal counsel, such action is required for the Board of Directors to comply with its fiduciary duties under applicable Law, (y) the Company shall have notified the Investor not later than 24 hours after having received the relevant Proposal (which notice shall identify the Person making the Proposal and set forth the material terms thereof) and (z) the Company shall have refrained from taking any action specified in clause (C) of this Section 7.04(b) until the third day following the receipt by the Investor of the notification referred to in clause (y) of this Section 7.04(b). The Company will keep the Investor fully informed of the status and details of any such Proposal or request and any related discussions or negotiations. The Company will promptly notify the Investor of any Proposal (which notice shall identify the Person making the Proposal and set forth the material terms thereof) that the Company, any of its Subsidiaries or Affiliates or any of its or their Representatives may receive during the Exclusivity Period.

     Section 7.05. DEBENTURE INDENTURES. (a) Not later than 60 days subsequent to the Initial Closing, the Company and the Investor shall jointly prepare an indenture having the same economic terms as the Series A Preferred Stock (including, without limitation, an interest rate that is the same as the dividend rate on the Series A Preferred Stock) and having other terms substantially identical to the terms of the Series A Preferred Stock and otherwise mutually acceptable in form and substance, with respect to the Series A Debentures.

     (b) Not later than 60 days subsequent to the original issuance of any shares of Series B Preferred Stock, the Company and the Investor shall jointly prepare an indenture having the same economic terms as the Series B Preferred Stock (including, without limitation, an interest rate that is the same as the dividend rate on the Series B Preferred Stock) and having other terms substantially identical to the terms of the Series B Preferred Stock and otherwise mutually acceptable in form and substance, with respect to the Series B Debentures.

                                 ARTICLE VIII.

                              ADDITIONAL COVENANTS

     Section 8.01. FINANCIAL AND OTHER INFORMATION. (a) So long as members of the Investor Group Beneficially Own, in the aggregate, at least 10% of the Original Number of Conversion Shares, the Company shall (and shall cause each of its Subsidiaries to) afford to members of the Investor Group that then Beneficially Own Conversion Shares and their Representatives reasonable access, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's (or such Subsidiary's) business, to their respective properties, books, contracts, commitments and records (including information regarding any pending or threatened Proceeding to which the Company or any of its Subsidiaries is, or reasonably expects to be, a party) and to discuss the business, affairs, finances, regulatory status and other matters related to the purchase and Beneficial Ownership of the Senior Preferred Stock and Conversion Shares with Representatives of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to disclose any such information pursuant to this Section 8.01 to the extent that, in the opinion of outside legal counsel to the Company, such disclosure would result in the Company's inability to assert the attorney-client privilege with respect to such information; and provided, further, that any such inspection shall be subject to all reasonable health, safety and patient confidentiality procedures regularly enforced by the Company and its Subsidiaries.

     (b) Upon the written request of the Company, each member of the Investor Group shall inform the Company of the number of Conversion Shares and Original Number of Conversion Shares then Beneficially Owned by such member of the Investor Group. Such information shall be delivered to the Company within five Business Days of the delivery of such request to such member of the Investor Group. To the extent such information is not available to the public, the Company shall keep such information confidential.

     Section 8.02. LIMITATION ON DIVIDEND PAYMENTS AND REPURCHASES. From and after the Initial Closing, so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Original Number of Conversion Shares, the Company shall not, without the prior written approval of the holders of at least 60% of the Conversion Shares then Beneficially Owned by members of the Investor Group, (i) declare or pay any dividend on, or make any other distribution with respect to, any of its Equity Securities (other than the Preferred Stock), or (ii) purchase, redeem or otherwise acquire, and shall cause its Subsidiaries not to purchase, redeem or otherwise acquire, any of the Equity Securities (other than the Preferred Stock) or debt securities of the Company (including, without limitation, the Senior Subordinated Notes, but not including any debt securities issued in exchange for the Senior Preferred Stock), except with respect to (x) the Senior Subordinated Notes or Indebtedness outstanding pursuant to the Credit Agreement, as may be required pursuant to the terms of the Indenture or the Credit Agreement, and (y) purchases of Equity Securities of the Company or any of its Subsidiaries from executives and other management-level employees of the Company or any of its Subsidiaries in connection with customary employment and severance arrangements. Nothing set forth in this Section 8.02 shall prohibit the Company from making principal payments on any Indebtedness outstanding on the date of this Agreement or permitted to be incurred pursuant to this Agreement.

     Section 8.03. LIMITATION ON INDEBTEDNESS. From and after the Initial Closing, so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Original Number of Conversion Shares, the Company shall not, without the prior written approval of the holders of at least 60% of the Conversion Shares then Beneficially Owned by members of the Investor Group, incur or permit its Subsidiaries to incur Indebtedness in excess of $100,000,000, in the aggregate, in any twelve-month period. Notwithstanding the foregoing, an incurrence of Indebtedness pursuant to a bank revolving credit facility (including the revolving credit facility under the Credit Agreement) or short-term credit facility which Indebtedness is repaid in whole or in part during the same twelve-month period in which such Indebtedness was incurred, shall not constitute an incurrence of Indebtedness to the extent of such repayment for purposes of the preceding sentence from and after such repayment.

     Section 8.04. ACQUISITIONS AND DISPOSITIONS. Except with respect to transactions disclosed in the Proposed Asset Sale Letter concluded on terms not materially worse to the Company than those terms set forth in the Proposed Asset Sale Letter, from and after the Initial Closing, so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Original Number of Conversion Shares, the Company shall not, without the prior written approval of the holders of at least 60% of the Conversion Shares then Beneficially Owned by members of the Investor Group, approve, authorize, engage in, or enter into any agreement or understanding with respect to, transactions to (i) acquire assets (other than the acquisition of "Violet" as described in Schedule 7.02 hereof) having a fair value, or for which consideration is paid (in the form of cash or property and including any contingent consideration and any Indebtedness or other obligations assumed), in excess of $100,000,000, in the aggregate, in any twelve-month period or (ii) dispose of assets having a fair value, or for which consideration is received (in the form of cash or property and including any contingent consideration and any Indebtedness or other obligations assumed), in excess of $100,000,000 in the aggregate, in any twelve-month period.

     Section 8.05. EQUITY ISSUANCES. (a) From and after the Initial Closing, so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Original Number of Conversion Shares, the Company and each of its Subsidiaries shall not, without the prior written approval of the holders of at least 60% of the Conversion Shares then Beneficially Owned by members of the Investor Group, issue or sell any Equity Securities of the Company or any Significant Subsidiary or any Derivative Securities in a transaction or Series of related transactions (such transaction or Series of related transactions, a "10% Transaction") as a direct or indirect result of which any Person (other than any institutionally managed, publicly held mutual fund registered with the Commission) or Group would have, or have the right to acquire, Beneficial Ownership of Equity Securities representing 10% or more of the aggregate Voting Power of the then-outstanding Voting Securities of the Company or any such Significant Subsidiary; provided, however, that the Company may issue its Equity Securities in a 10% Transaction without any such approval if (i) the consideration to be received by the Company in such transaction is solely in the form of cash, (ii) the transaction is completed pursuant to a Purchase Agreement, and (iii) the Company has complied with the procedures set forth in
Section 8.05(b) hereof with respect to such transaction; and provided further, that, notwithstanding the foregoing none of the following shall constitute a 10%
Transaction: (i) any transaction expressly permitted pursuant to Section 7.02 hereof, (ii) any transaction set forth in the Proposed Asset Sale Letter concluded on terms not materially worse to the Company than those terms set forth in the Proposed Asset Sale Letter, (iii) any exercise of the Rainwater-Magellan Warrant or Rainwater Pre-emptive Rights and (iv) the issuance of the Series B Preferred Stock or the Option Shares pursuant to the terms hereof.

          (b) (i) Prior to any offer or sale by the Company of any of its Equity Securities (the "Covered Securities") in a 10% Transaction, the Company shall give written notice (a "Proposed Sale Notice") to the Investor of the Company's desire to sell the Covered Securities, which notice shall identify (A) the number of Covered Securities, (B) the terms of the Covered Securities and (C) any other material terms and conditions of the proposed offer or sale (other than a proposed sale price). The date on which such Proposed Sale Notice is given is referred to herein as the "Notice Date." On and prior to the Solicitation Date with respect to any Covered Securities, and following the Solicitation Date if the Company shall have delivered an Acceptance Notice with respect to such Covered Securities, the Company shall not, shall not permit any of its Subsidiaries or Affiliates to, and shall not authorize or permit any of its or their Representatives to, directly or indirectly, solicit or encourage the submission of any proposal from any Person (other than the Investor and its Affiliates), participate in any discussion or negotiations with any Person (other than the Investor and its Affiliates), or authorize, engage in or enter any agreement or understanding with any Person (other than the Investor and its Affiliates), with respect to the issuance or sale of such Covered Securities.

          (ii) The Investor shall have forty days following the Notice Date (the "Response Period") to notify the Company in writing (such notification, an "Offer to Purchase") of its offer, or an offer by any of its Affiliates, to purchase in cash all (but not less than all) of the Covered Securities referred to in the relevant Proposed Sale Notice. During the Response Period, if requested by the Investor or any of its Affiliates, the Company shall negotiate in good faith with the Investor or such Affiliate with respect to the terms of a proposed purchase of Covered Securities by the Investor or such Affiliate. Any Offer to Purchase shall set forth a proposed cash purchase price for such Covered Securities (the "Investor Price") and the proposed closing date for the purchase and may include other material terms and conditions of the proposed purchase. The Investor shall not be obligated to deliver an Offer to Purchase, and if an Offer to Purchase is not given prior to the end of the Response Period, the Investor shall be deemed to have declined to purchase such Covered Securities.

          (iii) The Company shall have ten days following the delivery of an Offer to Purchase to accept the offer made by the Investor or its Affiliates to purchase all (but not less than all) of the Covered Securities on the terms and subject to the conditions set forth in the Offer to Purchase by giving the Investor written notice to that effect (an "Acceptance Notice"). If, in accordance with the terms of the preceding sentence, the Company accepts the offer made by the Investor or its Affiliates to purchase such Covered Securities on the terms and subject to the conditions set forth in the Offer to Purchase, the closing for such transaction shall take place at a time and place reasonably acceptable to the Investor and the Company. If the Company does not give an Acceptance Notice in accordance with the terms of the first sentence of this paragraph, the Company shall be deemed to have rejected the offer set forth in the relevant Offer to Purchase.

          (iv) If the Company has complied with the foregoing provisions of this
     Section 8.05(b) and shall not have given an Acceptance Notice with respect to any Covered Securities following the Solicitation Date with respect to such Covered Securities, the Company may enter into a Purchase Agreement with any other Person with respect to all (but not less than all) of such Covered Securities within forty days following such Solicitation Date (or within sixty days following such Solicitation Date, if such Purchase Agreement constitutes a customary underwriting agreement (an "Underwriting Agreement") that contemplates a bona fide offering of the Covered Securities to the public that is registered under the Securities Act) and sell all (but not less than all) of the Covered Securities pursuant to such Purchase Agreement within seventy days following such Solicitation Date (or within one hundred days following such Solicitation Date if such sale is made pursuant to an Underwriting Agreement and constitutes a bona fide offering of the Covered Securities to the public that is registered under the Securities Act); Provided that (i) the purchase price for such Covered Securities in such sale is at least 105% of the related Investor Price, if any, and (ii) the terms and conditions of such sale are otherwise not materially worse for the Company than those set forth in the related Offer to Purchase. If the Company has not executed a Purchase Agreement with respect to such Covered Securities within forty days or sixty days, as the case may be, following the relevant Solicitation Date, or has not completed a sale of all of such Covered Securities within seventy days or one hundred days, as the case may be, following the relevant Solicitation Date, the Company shall no longer be permitted to sell such Covered Securities without again fully complying with all the provisions of this Section 8.05, and all the restrictions contained in this Section 8.05 shall again be in effect with respect to such Covered Securities.

     Section 8.06. PUBLICITY. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

     Section 8.07. STATUS OF DIVIDENDS. The Company agrees to treat the Series A Preferred Stock and Series B Preferred Stock as equity for all Tax purposes unless the Company determines that there is no reasonable basis for such position. The Company shall take no action (other than as required by Law) that would jeopardize the availability of the dividends received deduction under
Section 243(a)(1) of the Code for the distributions on the Series A Preferred Stock and Series B Preferred Stock that are paid out of current or accumulated earnings and profits, if any.

     Section 8.08. DIRECTOR AND OFFICER INDEMNIFICATION. (a) So long as any Investor Nominee serves as a member of the Board of Directors or as an officer of the Company, the Company shall provide to each such individual indemnification and directors' and officers' insurance having terms and provisions no less favorable to such individuals than the indemnification and directors' and officers' insurance provided to other directors and officers of the Company (including, without limitation, coverage for matters based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring while such Investor Nominee was a director, even though such Investor Nominee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

     (b) So long as any Investor Nominee serves as a member of the Board of Directors or as an officer of the Company, the Company shall not amend the Certificate of Incorporation or Bylaws so as to adversely affect the rights of any such person with respect to indemnification by the Company for any Losses incurred by such person in such person's capacity as an officer or director of the Company.

     Section 8.09. LISTING; RESERVATION. (a) So long as any member of the Investor Group Beneficially Owns Conversion Shares, Junior Shares or Dividend Shares, the Company shall use its best efforts to ensure that the Common Stock continues to be listed for trading on the NYSE. The Company will use its best efforts so that upon issuance all Conversion Shares and Dividend Shares will be listed for trading on the NYSE.

     (b) From and after the Initial Closing, the Company shall at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of issuing Common Stock upon the conversion of the Senior Preferred Stock and Junior Shares, such number of shares of Common Stock free of preemptive rights as shall be sufficient to issue Common Stock upon the conversion of all outstanding shares of Senior Preferred Stock and Junior Shares.

     Section 8.10. LEGEND. (a) The Investor agrees to the placement on (i) certificates representing Senior Preferred Stock issued to the Investor pursuant to the terms hereof, (ii) certificates representing Conversion Shares, Junior Shares or Dividend Shares, and (iii) any certificate issued at any time in exchange or substitution for any certificate bearing such legend, a legend (the "Private Placement Legend") substantially as set forth below:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     (b) The Private Placement Legend shall be removed from a certificate representing Senior Preferred Stock, Conversion Shares, Junior Shares or Dividend Shares if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act.

     Section 8.11. LIMITATION ON RESTRICTIONS ON PAYMENT OF DIVIDENDS. From and after the Initial Closing, without the prior written approval of the holders of at least 60% of the Conversion Shares then Beneficially Owned by members of the Investor Group, except (i) as provided in this Agreement, the Credit Agreement (as in effect on the date hereof) or the Indenture (as in effect on the date hereof), (ii) as permitted under Section 6.06(b)(B), 6.06(b)(C) (provided that in the case of 6.06(b)(C) such encumbrance or restriction applies only to such acquired "Subsidiary" or "Guarantor," as such terms are used in such Section), 6.06(b)(E), 6.06(b)(F) or 6.06(b)(G) of the Credit Agreement (as in effect on the date hereof), or Section 4.05(1)-(12) of the Indenture (as in effect on the date hereof), or (iii) as permitted under comparable provisions of any Credit Agreement or any Indenture to those specified in clause (ii) above so long as such comparable provisions do not permit any restrictions in addition to those set forth under the provisions specified in clause (ii) above, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, cause or suffer to exist or become effective any contractual or other restrictions or limitations on the ability of the Company or any of its Subsidiaries to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, any of its Equity Securities.

     Section 8.12. CHIEF EXECUTIVE OFFICER. From and after the Initial Closing, for so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Original Number of Conversion Shares, the Company shall not, without the prior written approval of the holders of at least 60% of the Conversion Shares then Beneficially Owned by members of the Investor Group, hire, terminate or materially limit the responsibilities of the chief executive officer of the Company.

     Section 8.13. SHAREHOLDER APPROVALS. (a) Until the Series A Shareholder Approval is duly obtained by the Company, the Company shall take all action necessary to present the Series A Shareholder Approval Proposal for a vote at each meeting of stockholders of the Company held after the execution of this Agreement, and if shares of Series B Preferred Stock are outstanding, until the Series B Shareholder Approval is duly obtained by the Company, the Company shall take all action necessary to present the Series B Shareholder Approval Proposal for a vote at each meeting of stockholders of the Company held after the execution of this Agreement, in each case in accordance with applicable Law, the Certificate of Incorporation and Bylaws. Each such meeting of stockholders at which either the Series A Shareholder Approval or Series B Shareholder Approval is considered is referred to herein as a "Shareholder Meeting." The Company shall use its best efforts to obtain the required approval of its stockholders of the Shareholder Approval Proposal or Proposals under consideration at each Shareholder Meeting in order to give effect thereto under the Certificate of Incorporation, the Bylaws, the DGCL and the NYSE Rules. The Company shall file with the Commission a Proxy Statement with respect to the first Shareholder Meeting held after the execution of this Agreement no later than January 15, 2000, and the Company shall use its best efforts to hold such Shareholder Meeting no later than April 5, 2000.

     (b) Each Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders approve the Shareholder Approval Proposal or Proposals, as applicable. The Company shall notify the Investor promptly of the receipt by it of any comments from the Commission or its staff and of any request by the Commission for amendments or supplements to such Proxy Statement or for additional information, and will supply the Investor with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission or the members of its staff or of any other Governmental Entities, on the other hand, with respect to such Proxy Statement. The Company shall give the Investor and its counsel a reasonable opportunity to review and comment on those portions of such Proxy Statement describing or referring to a Shareholder Approval Proposal or any member of the Investor Group (the "Investor Information") prior to the filing of the Proxy Statement with the Commission and shall give the Investor and its counsel a reasonable opportunity to review and comment on all amendments and supplements to the Investor Information and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission with respect to the Investor Information. The Company shall give reasonable consideration to any comments the Investor or its counsel may provide with respect to the Investor Information or any amendment or supplement thereto.

     (c) Notwithstanding anything to the contrary contained in this Section 8.13, the Company shall not be required to take any of the actions described in
Section 8.13 (a) or (b) hereof with respect to a Shareholder Approval Proposal, if in the opinion of outside legal counsel to the Company, the relevant Shareholder Approval is not required under the NYSE Rules to permit the actions described in such Shareholder Approval Proposal.

     (d) Each Proxy Statement, as of the date it is mailed to stockholders of the Company and as of the date of the relevant Shareholder Meeting, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this Section 8.13(d) shall not apply to any information provided to the Company in writing by any member of the Investor Group with respect to such member expressly for inclusion in the Proxy Statement.

     Section 8.14. ORGANIC CHANGE. (a) Upon the consummation of an Organic Change (other than a transaction in which the Company is not the surviving entity), then lawful provision shall be made as part of the terms of such transaction whereby the terms of the Option shall be modified, without payment of any additional consideration by the Investor, so as to provide that upon the exercise of the Option following the consummation of such Organic Change, the Investor shall have the right to acquire and receive (in lieu of or in addition to the shares acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor (except as would otherwise have been required by the terms of the Option as in effect prior to such Organic Change), such securities, cash and other property as the Investor would have received if it had exercised the Option immediately prior to such Organic Change. Lawful provision also shall be made as part of the terms of the Organic Change so that all other terms of the Option shall remain in full force and effect following such Organic Change. The provisions of this subsection (a) shall similarly apply to successive Organic Changes of the character described in this subsection (a).

     (b) The Company shall not enter into an Organic Change that is a transaction in which the Company is not the surviving entity unless lawful provision shall be made as part of the terms of such transaction whereby the surviving entity shall issue an option (the "New Option") to the Investor, without payment of any additional consideration by the Investor, with terms that provide that upon the exercise of such option, the Investor shall acquire and receive (in lieu of or in addition to the shares acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor (except as would otherwise have been required by the terms of the Option as in effect prior to such Organic Change), such securities, cash and other property as the Investor would have received if it had exercised the Option immediately prior to such Organic Change. All other terms of the New Option shall be substantially equivalent to the terms of the Option. The provisions of this subsection (b) shall similarly apply to successive Organic Changes of the character described in of this subsection (b).

     Section 8.15. NO ADJUSTMENTS; MAINTENANCE OF SHELF.

     (a) Except in connection with an Organic Change, until the Expiration Date, the Company shall not take any action with respect to the Series A Preferred Stock which, if such action were taken with respect to the Common Stock, would require an adjustment in the Conversion Price (as such term is defined in the Series A Certificate of Designations) pursuant to Article IX of the Series A Certificate of Designations.

     (b) Notwithstanding anything to the contrary in the Registration Rights Agreement, in the event the Company delivers a Mandatory Exercise Notice, the Company shall not exercise its right to declare a Shelf Suspension (as such term is defined in the Registration Rights Agreement) pursuant to Section 2.1(c) of the Registration Rights Agreement during the period beginning on the Option Closing Date and ending 90 days after the Option Closing Date.

                                   ARTICLE IX

                                   CONDITIONS

     Section 9.01. CONDITIONS TO INVESTOR'S OBLIGATIONS WITH RESPECT TO THE INITIAL SHARE PURCHASE. The obligation of the Investor to purchase and pay for the Series A Preferred Stock pursuant to Section 2.01 hereof at the Initial Closing is subject to satisfaction or waiver of each of the following conditions precedent:

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Company set forth in Article III hereof qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Initial Closing as if made on the Initial Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date, or except where such representation and warranty is not true or correct solely as a result of actions expressly permitted by Section 7.02 hereof). The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Initial Closing. The Company shall have delivered to the Investor at the Initial Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Initial Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in this
Section 9.01(a) have been satisfied.

     (b) OPINIONS OF COUNSEL. The Investor shall have received at the Initial Closing (i) from King & Spalding, special counsel to the Company, a written opinion dated the Initial Closing Date, substantially as set forth in Exhibit D hereto and (ii) from special regulatory counsel to the Company, which counsel is reasonably acceptable to the Investor, a written opinion dated the Initial Closing Date, in form and substance reasonably satisfactory to the Investor.

     (c) FAIRNESS OPINION. Morgan Stanley Dean Witter shall have delivered a written opinion to the Board of Directors to the effect that the consideration paid to the Company for the shares of Series A Preferred Stock sold pursuant to
Section 2.01, is fair, from a financial point of view, to the Company, and a true and correct copy of such opinion shall have been delivered to the Investor.

     (d) ESTABLISHMENT OF PREFERRED STOCK. (i) The Company shall have amended the Certificate of Incorporation by filing with the Secretary of State of the State of Delaware the Certificates of Designations in the form of Exhibits A, B and C hereto containing the resolutions of the Board of Directors of the Company creating the Preferred Stock and setting forth the terms and conditions of the Preferred Stock. A copy of the revised Certificate of Incorporation (including the Certificates of Designations), certified by the State of Delaware, shall have been delivered to the Investor. (ii) The Company shall have executed and delivered to the Investor the shares of Series A Preferred Stock to be purchased by the Investor pursuant to Section 2.01 hereof.

     (e) COMPLIANCE WITH LAWS; NO ADVERSE ACTION OR DECISION. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or Company Documents; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or Company Documents shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or Company Documents.

     (f) CONSENTS. All Regulatory Approvals (including, without limitation, the Required Regulatory Approvals) from any Governmental Entity and all consents, waivers or approvals from any other Person (including, without limitation, under the Credit Agreement) required for or in connection with the execution and delivery of the Transaction Agreements and the Company Documents and the consummation of the transactions contemplated thereby shall have been obtained or made on terms reasonably satisfactory to the Investor, and all waiting periods specified under applicable Law (including, without limitation, the waiting period under the HSR Act), the expiration of which is necessary for such consummation, shall have expired or been terminated.

     (g) PROCEEDINGS. All corporate and other proceedings to be taken by the Company in connection with the Transaction Agreements and the Company Documents with respect to the transactions contemplated thereby to be completed at the Initial Closing and documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of the Transaction Agreements and the Company Documents and such other documents as it may reasonably request.

     (h) BOARD REPRESENTATION. (i) As contemplated by Section 5.02 hereof, three Investor Nominees designated by the Investor shall have been elected to the Board of Directors effective as of the Initial Closing Date. (ii) Directors' and officers' liability insurance shall be available to the Investor Nominees on terms satisfactory to the Investor and in an amount of coverage at least equal to $50,000,000.

     (i) NO MATERIAL ADVERSE EFFECT; NO INSOLVENCY EVENT; NO ALTERNATIVE TRANSACTION OR CONTROL TRANSACTION. No event shall have occurred which has had, or is reasonably likely to have, a Material Adverse Effect; no Insolvency Event shall have occurred; and no Control Transaction or Alternative Transaction shall have been consummated or agreement, understanding, or arrangement with respect thereto entered into.

     (j) AGREEMENT. The Registration Rights Agreement shall be in full force and effect.

     Section 9.02. CONDITIONS OF THE COMPANY'S OBLIGATIONS WITH RESPECT TO THE INITIAL SHARE PURCHASE. The obligation of the Company to issue and sell the Series A Preferred Stock pursuant to Section 2.01 hereof at the Initial Closing is subject to satisfaction or waiver of each of the following conditions precedent:

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Investor set forth in Article IV hereof qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Initial Closing as if made on the Initial Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date). The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to the Initial Closing, and the Investor shall have delivered to the Company at the Initial Closing a certificate in form and substance reasonably satisfactory to the Company dated the Initial Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this Section 9.02(a) have been satisfied.

     (b) OPINION OF COUNSEL. The Company shall have received at the Initial Closing from Cleary, Gottlieb, Steen & Hamilton, counsel to the Investor, a written opinion dated the Initial Closing Date, to the effect set forth in Exhibit F hereto.

     (c) COMPLIANCE WITH LAWS; NO ADVERSE ACTION OR DECISION. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Initial Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Initial Closing shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any action, claim, suit, investigation or other proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Initial Closing.

     (d) CONSENTS. All Regulatory Approvals (including, without limitation, the Required Regulatory Approvals) from any Governmental Entity and all consents, waivers or approvals from any other Person (including, without limitation, under the Credit Agreement) required for or in connection with the execution and delivery of the Transaction Agreements and the Company Documents and the consummation of the transactions contemplated thereby shall have been obtained or made on terms reasonably satisfactory to the Company, and all waiting periods specified under applicable Law (including, without limitation, the waiting period under the HSR Act), the expiration of which is necessary for such consummation, shall have expired or been terminated.

     Section 9.03. CONDITIONS OF THE INVESTOR'S OBLIGATION WITH RESPECT TO THE OPTION PURCHASE. The obligation of the Investor to purchase and pay for the Option Shares pursuant to Section 2.02 hereof at the Option Closing is subject to satisfaction or waiver of each of the following conditions precedent:

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The Company shall have delivered the Company Representation and Warranty Letter to the Investor. The representations and warranties of the Company set forth in the Company Representation and Warranty Letter qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of the Option Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date). The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Option Closing. The Company shall have delivered to the Investor at the Option Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Option Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in this Section 9.03(a) have been satisfied.

     (b) OPINION OF COUNSEL. The Investor shall have received at the Option Closing from independent, outside legal counsel to the Company, a written opinion dated the Option Closing Date, to the effect set forth in Exhibit E hereto.

     (c) COMPLIANCE WITH LAWS; NO ADVERSE ACTION OR DECISION. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or Company Documents; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or Company Documents shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or Company Documents.

     (d) CONSENTS. All Regulatory Approvals (including, without limitation, the Required Regulatory Approvals) from any Governmental Entity and all consents, waivers or approvals from any other Person (including, without limitation, under the Credit Agreement) required for or in connection with the Option Purchase shall have been obtained or made on terms reasonably satisfactory to the Investor, and all waiting periods specified under applicable Law (including, without limitation, the waiting period under the HSR Act), the expiration of which is necessary for such consummation, shall have expired or been terminated.

     (e) PROCEEDINGS. All corporate and other proceedings to be taken by the Company in connection with the Transaction Agreements and the Company Documents with respect to the transactions contemplated thereby to be completed at the Option Closing including, without limitation, the Board Approval, and documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of the Transaction Agreements and the Company Documents and such other documents as it may reasonably request.

     (f) NO MATERIAL ADVERSE EFFECT; NO INSOLVENCY EVENT; NO ALTERNATIVE TRANSACTION OR CONTROL TRANSACTION. No event shall have occurred which has had, or is reasonably likely to have, a Material Adverse Effect; no Insolvency Event shall have occurred; and no Control Transaction or Alternative Transaction shall have been consummated or agreement, understanding, or arrangement with respect thereto entered into.

     (g) AGREEMENT. The Registration Rights Agreement shall be in full force and effect.

     Section 9.04. CONDITIONS OF THE COMPANY'S OBLIGATION WITH RESPECT TO THE OPTION PURCHASE. The obligation of the Company to issue and sell the Option Shares pursuant to Section 2.02 hereof at the Option Closing is subject to satisfaction or waiver of each of the following conditions precedent:

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The Investor shall have delivered the Investor Representation and Warranty Letter to the Company. The representations and warranties of the Investor set forth in the Investor Representation and Warranty Letter qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of the Option Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date). The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Option Closing. The Investor shall have delivered to the Company at the Option Closing a certificate in form and substance reasonably satisfactory to the Company dated the Option Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this Section 9.04(a) have been satisfied.

     (b) COMPLIANCE WITH LAWS; NO ADVERSE ACTION OR DECISION. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Option Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Option Closing shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any action, claim, suit, investigation or other proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Option Closing.

     (c) CONSENTS. All Regulatory Approvals (including, without limitation, the Required Regulatory Approvals) from any Governmental Entity and all consents, waivers or approvals from any other Person (including, without limitation, under the Credit Agreement) required for or in connection with the Option Purchase shall have been obtained or made on terms reasonably satisfactory to the Company, and all waiting periods specified under applicable Law (including, without limitation, the waiting period under the HSR Act), the expiration of which is necessary for such consummation, shall have expired or been terminated.

     (d) NO RESTRICTION EVENT. The Company shall not be prohibited from selling any Option Shares to the Investor pursuant to (A) the provisions set forth in
Section 4.03(a) of the Indenture (as in effect on the date hereof) or (B) under comparable provisions of any Indenture so long as such comparable provisions are not materially more restrictive than those referred to in clause (A).

                                   ARTICLE X

                                   TERMINATION

     Section 10.01. TERMINATION OF AGREEMENT. Subject to Section 10.02 hereof, this Agreement may be terminated by notice in writing at any time prior to the Initial Closing by:

     (a) the Investor or the Company, if the Initial Closing shall not have occurred on or before January 15, 2000; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on or before such date;

     (b) the Investor or the Company, if any Governmental Entity of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreements and such judgment, injunction, order, ruling, decree or other action becomes final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its best efforts to have such judgment, injunction, order, ruling or decree lifted, vacated or denied;

     (c) the Investor, if the Company shall have taken any action described in clause (B) or (C) of Section 7.04(b) hereof; or

     (d) the Investor or the Company, if the Investor and the Company so mutually agree in writing.

     Section 10.02. EFFECT OF TERMINATION. (a) If this Agreement is terminated in accordance with Section 10.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 10.02,
Section 8.06 and Article XI hereof shall remain in full force and effect and
(ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

     (b) If (i) this Agreement is terminated in accordance with Section 10.01(a) hereof and as of the date set forth in Section 10.01(a) hereof the conditions set forth in Section 9.01(a) hereof shall not have been satisfied, (ii) a Proposal is made to the Company or any of its Representatives with respect to an Alternative Transaction (whether or not the same Alternative Transaction as is ultimately consummated or as to which a written agreement, letter of intent, agreement in principle, memorandum of understanding or similar writing is ultimately entered into) prior to the Cut-Off Date (as defined below) or a Proposal with respect to an Alternative Transaction is publicly announced by the Person contemplating such transaction or a Representative of such Person prior to the Cut-Off Date, and (iii) an agreement with respect to a Control Transaction or Alternative Transaction is entered into or a Control Transaction or Alternative Transaction is consummated within eighteen months after the Cut-Off Date, the Company shall pay the Investor (or its assignees) the Alternative Transaction Fee on the earlier of (A) the date on which such agreement with respect to an Alternative Transaction is entered into and (B) the date on which an Alternative Transaction is consummated. The term "Cut-Off Date" shall mean the date of termination of this Agreement.

     (c) If this Agreement is terminated in accordance with Section 10.01(c) hereof, the Company shall pay the Investor (or its assignees) the Alternative Transaction Fee on the second Business Day following such termination.

                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.01. FEES AND EXPENSES. (a) Except as provided below or in the Registration Rights Agreement, each party shall be responsible for the payment of all expenses incurred by it in connection with the Transaction Agreements and the transactions contemplated thereby, including, without limitation, all fees and expenses of its legal counsel and all third-party consultants engaged by it to assist in such transactions. Notwithstanding the foregoing, in the event this Agreement is terminated, the Company shall reimburse the Investor for all expenses incurred by the Investor in connection with the Transaction Agreements and the transactions contemplated thereby, including, without limitation, all fees and expenses of the Investor's legal counsel and all third-party consultants engaged by the Investor to assist in such transactions; provided, that no amount in excess of $1,500,000 shall be payable pursuant to this sentence; and provided, further, that no amount whatsoever shall be payable pursuant to this sentence if the Alternative Transaction Fee is paid by the Company pursuant to Section 10.02(b) hereof. In the event the Initial Share Purchase is consummated, upon the Initial Closing, the Company shall pay the Investor the Placement Fee. In the event that an Option Purchase is consummated by the Investor or any of its Affiliates, upon the Option Closing related thereto the Company shall pay the Investor the Option Funding Fee. In the event that the Series A Shareholder Approval is not duly obtained at the first meeting of the stockholders of the Company held after the execution of this Agreement, the Company shall pay the Investor the Option Carry Fee. In the event the Investor or any of its Affiliates commences a tender offer for the Common Stock that is approved by the Board of Directors prior to the commencement thereof, the Company shall reimburse the Investor or such Affiliate an amount equal to 50% of all expenses incurred by the Investor and its Affiliates in connection with such tender offer, including, without limitation, all fees and expenses of their legal counsel and all third-party consultants engaged by them to assist in the tender offer. Such reimbursements shall be due to the Investor at the Initial Closing, or promptly following any earlier termination of this Agreement for any reason, as the case may be, or in the case of fees and expenses incurred thereafter, promptly upon demand therefor.

     (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts.

     Section 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation or warranty in this Agreement or in the Schedules hereto or certificates delivered pursuant to this Agreement shall survive the Initial Closing for a period of two years; provided, however, that each representation and warranty made in Sections 3.13 and 3.23 hereof or in any Schedule or certificate related thereto, shall survive the Initial Closing until the sixtieth day following the expiration of the applicable statute of limitations with respect to any action that may be brought relating to the matters described in such representation and warranty; and provided further, however, that each representation and warranty made in Sections 3.03, 3.09, 3.11 and 3.12 hereof or in any Schedule or certificate related thereto, shall survive the Initial Closing for a period of four years and provided further, however, that each representation and warranty made in the Company Representation and Warranty Letter, the Investor Representation and Warranty Letter, pursuant to
Section 11.13 hereof, or in any certificate related thereto, shall survive the Option Closing for a period of two years. Any claim for indemnification under this Article XI arising out of the inaccuracy or breach of any representation or warranty must be made prior to the termination of the applicable survival period. For all purposes hereunder, when executed and delivered, the Company Representation and Warranty Letter and the Investor Representation and Warranty Letter shall be deemed to be a part of this Agreement.

     Section 11.03. SPECIFIC PERFORMANCE. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

     Section 11.04. INDEMNIFICATION. (a) The Company agrees to indemnify and hold harmless the Investor, each Designated Purchaser, each member thereof, each limited or general partner of each such member, each limited or general partner of each such limited or general partner, each of their Affiliates and each of their Representatives (collectively, the "Indemnified Parties") from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements but excluding Taxes imposed as a result of being a direct or indirect owner of the Senior Preferred Stock or realizing income or gain with respect thereto) (collectively, "Losses"), incurred by, imposed upon or asserted against any of the Indemnified Parties as a result of, relating to or arising out of, (i) the breach of any representation, warranty, agreement or covenant made by the Company in any Transaction Agreement or in any certificate delivered by the Company pursuant to any Transaction Agreement (each of which shall be deemed to have been made for the benefit of all members of the Investor Group) and (ii) the purchase and/or direct or indirect ownership of the Senior Preferred Stock, Junior Shares, Dividend Shares or Conversion Shares (including, without limitation, any litigation to which an Indemnified Party is made party as a result thereof), provided, however, that nothing in this clause (ii) shall require the Company to indemnify any Indemnified Party with respect to any Loss resulting solely from a decline in the market value of the Senior Preferred Stock, Junior Shares, Dividend Shares or Conversion Shares.

     (b) The Investor agrees to indemnify and hold harmless the Company and each of its Representatives (collectively, the "Indemnified Company Parties") from and against any and all Losses incurred by any of the Indemnified Company Parties as a result of, or arising out of, the breach of any representation, warranty, agreement or covenant made by the Investor in the Transaction Agreements or in any certificate delivered by the Investor pursuant to the Transaction Agreements.

     (c) The following provisions shall apply to claims for Losses from claims by a third party ("Claim"). The indemnifying party shall have the absolute right, in its sole discretion and expense, to elect to defend, contest or otherwise protect against any such Claim with legal counsel of its own selection. The Indemnified Parties or the Indemnified Company Parties, as the case may be, shall have the right, but not the obligation, to participate, at their own expense, in the defense thereof through counsel of their own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims they may have. The Indemnified Parties or the Indemnified Company Parties, as the case may be, shall, and shall cause their Affiliates to, at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, and make their employees available or otherwise render reasonable assistance to, the indemnifying party (i) in its defense of any action for which indemnity is sought hereunder and (ii) its prosecution under the last sentence of this
Section 11.04(c) of any related claim, cross-complaint, counterclaim or right of subrogation. In the event the indemnifying party fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnified Parties or the Indemnified Company Parties, as the case may be, shall have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims or otherwise protect against the same. No claim or action subject hereto may be settled unless the Indemnified Parties or the Indemnified Company Parties, as the case may be, and the indemnifying party consent thereto, such consent not to be unreasonably withheld. The indemnifying party shall be subrogated to the claims or rights of the Indemnified Parties or the Indemnified Company Parties, as the case may be, as against any other persons with respect to any Loss paid by the indemnifying party under this
Section 11.04(c).

     (d) All payments under this Section 11.04 shall be due promptly following the occurrence of the related Loss; provided, however, that if a final, non-appealable judicial determination is made that an Indemnified Party or Indemnified Company Party is not entitled to any such payment it will promptly repay the appropriate amounts to the appropriate indemnifying party.

     Section 11.05. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

                        (i)     If to the Company, to:

                                Magellan Health Services, Inc.
                                6950 Columbia Gateway Drive
                                Fourth Floor
                                Columbia, Maryland  21046
                                Attention:  General Counsel

                                With a copy to:

                                King & Spalding
                                191 Peachtree Street
                                Atlanta, Georgia  30303-1763
                                Attention:  Philip A. Theodore, Esq.

                        (ii)    If to the Investor, to:

                                TPG MAGELLAN LLC
                                201 Main Street
                                Suite 2420
                                Fort Worth, Texas  76102
                                Attention:  Jonathan J. Coslet
                                Senior Vice President

                                With a copy to:

                                Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                                New York, New York  10006
                                Attention:  Michael A. Gerstenzang, Esq.


If to any other holder of shares of Preferred Stock, Debentures, or Conversion Shares, addressed to such holder at the address of such holder in the record books of the Company; or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

     Section 11.06. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the documents described herein or attached or delivered pursuant hereto (including, without limitation, the Registration Rights Agreement and the Certificates of Designations) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes the letter agreement dated July 2, 1999, between the Company and the Investor which is terminated in its entirety hereby. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Investor of the Company prior to or after the date hereof shall stop or prevent the Investor from exercising any right hereunder or be deemed to be a waiver of any such right.

     Section 11.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     Section 11.08. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company and the Investor shall be the United States District Court for the Southern District of New York, and, if such court will not hear any such suit, the courts of the state of the Company's incorporation, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 11.05 hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

     Section 11.09. SUCCESSORS AND ASSIGNS. (a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's successors and assigns. Except as provided in
Section 11.09(b) hereof, neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto; provided, however, that the Investor may assign all or part of its interest in this Agreement and its rights hereunder to any of its Affiliates and, thereafter, the term "Investor," as applied to the assigning Investor, shall include any such Affiliate to the extent of such assignment and shall mean the assigning Investor and such Affiliates taken collectively.

     (b) Notwithstanding the foregoing, prior to the Option Closing the Investor may assign its rights with respect to the purchase of up to 49% of the Series A Preferred Stock to be purchased by the Investor hereunder to any Person or Persons not Affiliated with the Investor (each such Person, a "Designated Purchaser"). The Investor shall not assign pursuant to this Section 11.09(b) any of its rights under this Agreement other than the right to purchase or receive Series A Preferred Stock. Except as expressly provided in this Agreement, no Designated Purchaser shall have any rights under this Agreement or any rights of the Investor (other than rights that by their terms are available to all holders of Series A Preferred Stock and Conversion Shares generally) under the Certificates of Designations. As a condition to any assignment pursuant to this
Section 11.09(b), each Designated Purchaser shall deliver to the Company a letter, dated as of the Initial Closing Date or, if later, the date of such assignment, in form and substance reasonably satisfactory to the Company, pursuant to which such Designated Purchaser shall (i) make the representation set forth in Section 4.05 hereof, (ii) agree to comply with the provisions set forth in Sections 8.01(b) and 8.06 hereof as if it were the Investor thereunder and (iii) if as a result of an assignment contemplated by this Section 11.09(b) such Designated Purchaser would as of the Initial Closing, or, if later, the date of such assignment, Beneficially Own Voting Securities of the Company representing more than 5% of the Voting Power of the Voting Securities of the Company, agree to comply with the provisions of Article VI hereof as if it were the Investor thereunder. Any assignment to such Designated Purchaser that does not comply with the preceding provisions of this Section 11.09(b) shall be null and void, and (i) if such assignment is made at or prior to the Initial Closing, the Investor shall purchase all Series A Preferred Stock that would have been purchased by such Designated Purchaser at the Initial Closing and (ii) if such assignment is made subsequent to the Initial Closing and at or prior to the Option Closing and the Option is exercised or deemed exercised, the Investor shall purchase all Option Shares that would have been purchased by such Designated Purchaser.

     (c) Notwithstanding anything in this Agreement to the contrary, in the event that any Person other than the Investor or any Affiliate of the Investor shall have the right to exercise any portion of the Option, (i) such Person may exercise such portion as if it were the Investor hereunder and (ii) the Option may be exercised in part to the extent necessary to permit each holder of the right to exercise a portion of the Option to independently exercise such portion (in whole and not in part); provided, however, that except as permitted pursuant to Section 2.02(d), no portion of the Option shall be exercised for (A) less than 5,000 Option Shares by the Investor, any Designated Purchaser or any of their respective Affiliates or (B) less than 1,500 Option Shares by any other Person.

     Section 11.10. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of
Section 8.08 shall inure to the benefit of and be enforceable by the Investor Nominees and the provisions of Section 11.04 shall inure to the benefit of and be enforceable by each Indemnified Party.

     Section 11.11. ALLOCATION. The Investor shall reasonably determine, and the Company shall accept, the allocation of the Initial Share Purchase Price among the Series A Preferred Stock and Option issued to the Investor pursuant to
Section 2.01 and Section 2.02 hereof, respectively.

     Section 11.12. PRE-EMPTIVE RIGHTS. (a)In the event the transactions contemplated hereby give rise to any pre-emptive rights on behalf of any Person to purchase shares of Series A Preferred Stock and such rights are validly exercised by such Person prior to the Initial Closing, to the extent necessary under the Certificate of Incorporation, the Bylaws, the NYSE Rules or applicable Law to permit the Initial Closing to occur without first obtaining the approval of the stockholders of the Company, the number of shares of Series A Preferred Stock to be purchased by the Investor pursuant to Section 2.01 hereof and the Initial Purchase Price each shall be reduced appropriately and a proportional increase shall be made in the number of Option Shares that may be purchased by the Investor pursuant to Section 2.02 hereof and the Option Purchase Price.

     (b) In the event the transactions contemplated hereby give rise to any pre-emptive rights on behalf of any Person to purchase shares of Series A Preferred Stock and such rights are validly exercised by such Person subsequent to the Initial Closing but prior to the Series A Shareholder Approval Date, as soon as practicable following the receipt by the Company of the consent of the Required Lenders (as defined in the Credit Agreement), the Investor shall return to the Company such number of shares of Series A Preferred Stock purchased by the Investor pursuant to Section 2.01 that is necessary to permit the Company to satisfy such pre-emptive rights, the Company shall return to the Investor a corresponding portion of the Initial Share Purchase Price and a proportional increase shall be made in the number of Option Shares that may be purchased by the Investor pursuant to Section 2.02 hereof and the Option Purchase Price.

     Section 11.13. NOL LETTER. On the date of the original issuance of the Option Shares, the Company shall deliver a letter to the Investor restating the matters set forth in Section 3.13(d) hereof updated as necessary to reflect the then-current circumstances. Such letter shall constitute a representation and warranty of the Company hereunder.

     Section 11.14. CERTAIN AMENDMENTS TO THE SERIES B CERTIFICATE OF DESIGNATIONS AND JUNIOR CERTIFICATE OF DESIGNATIONS. For so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Original Number of Conversion Shares, the Company shall not, without the prior written approval of the holders of at least 60% of the Conversion Shares then Beneficially Owned by members of the Investor Group, (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series B Preferred Stock or the Junior Preferred Stock so as to affect them adversely; or (ii) authorize or take any other action if such action alters or changes any of the rights of the Series B Preferred Stock or the Junior Preferred Stock in any respect or otherwise would be inconsistent with the provisions of this Agreement and the holders of any class or Series of the capital stock of the Corporation is entitled to vote thereon. Notwithstanding anything in the foregoing to the contrary, (i) the restrictions set forth in the previous sentence shall apply only during the period commencing on the Initial Closing Date and ending on the date of the original issuance of the Series B Preferred Stock and (ii) if no shares of Series B Preferred Stock are issued and outstanding on the Series A Shareholder Approval Date, the Company shall be permitted to amend the Certificate of Incorporation to eliminate the Series B Preferred Stock and the Junior Preferred Stock.

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                         TPG MAGELLAN LLC


                                         By: /s/ Jonathan J. Coslet
                                             ----------------------
                                             Name:  Jonathan J. Coslet
                                             Title: Senior Vice President


                                         MAGELLAN HEALTH SERVICES, INC.


                                         By: /s/ Clifford W. Donnelly
                                             ------------------------
                                             Name:  Clifford W. Donnelly
                                             Title: Executive Vice
                                                    President and Chief
                                                    Financial Officer

                                    EXHIBIT A
                  Form of Series A Certificate of Designations




                           CERTIFICATE OF DESIGNATIONS
                                       of
                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       of
                         MAGELLAN HEALTH SERVICES, INC.
                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                                 --------------

     Magellan Health Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, without par value (the "Preferred Stock"), and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

                  Series A Cumulative Convertible Preferred Stock:

                            I. DESIGNATION AND AMOUNT

     The designation of this series of shares shall be "Series A Cumulative Convertible Preferred Stock" (the "series A Preferred Stock"); the stated value per share shall be $1,000 (the "Stated Value"); and the number of shares constituting such series shall be [_________]. Shares of Series A Preferred Stock may be issued by the Company from time to time by a resolution or resolutions of the Board of Directors. The number of shares of the Series A Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors; provided, however, that such number shall not be decreased below the sum of the aggregate number of shares of the Series A Preferred Stock then outstanding and the number of shares of the Series A Preferred Stock that the Corporation may be obligated to issue pursuant to the Investment Agreement.

                                    II. RANK

     A. With respect to dividend rights, the Series A Preferred Stock shall rank
(i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to payment of dividends, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to payment of dividends, including, if issued, the Series B Cumulative Convertible Preferred Stock, without par value (the "Series B Preferred Stock"), of the Corporation, and
(iii) prior to the Corporation's Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Junior Preferred Stock"), and Common Stock, par value $0.25 per share (the "Common Stock"), and, except as specified above, all other classes and series of capital stock of the Corporation hereafter issued by the Corporation. With respect to dividends, all equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as the "Junior Dividend Securities"; all equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity, including the Series B Preferred Stock, are collectively referred to herein as the "Parity Dividend Securities"; and all equity securities of the Corporation (other than convertible debt securities) to which the Series A Preferred Stock ranks junior, with respect to dividends, are collectively referred to herein as the "Senior Dividend Securities."

     B. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, including the Series B Preferred Stock, and (iii) prior to the Junior Preferred Stock and the Common Stock, and, except as specified above, all other classes and series of capital stock of the Corporation hereinafter issued by the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as "Junior Liquidation Securities" (and together with the Junior Dividend Securities are referred to herein as the "Junior Securities"); all equity securities of the Corporation (other than convertible debt securities) to which the Series A Preferred Stock ranks on parity, including the Series B Preferred Stock, are collectively referred to herein as "Parity Liquidation Securities" (and together with the Parity Dividend Securities are referred to herein as the "Parity Securities"); and all equity securities of the Corporation to which the Series A Preferred Stock ranks junior are collectively referred to herein as "Senior Liquidation Securities" (and together with the Senior Dividend Securities are referred to herein as the "Senior Securities").

                                 III. DIVIDENDS

     A. DIVIDENDS. Shares of Series A Preferred Stock shall accumulate dividends at a rate of 6.50% per annum, payment of which shall be made in cash except as otherwise provided in this Article III. Dividends shall be paid in four equal quarterly installments on the last day of March, June, September and December of each year, or if any such date is not a Business Day, on the Business Day next preceding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a "Dividend Payment Date"), to holders of record (the "Registered Holders") as they appear on the stock record books of the Corporation on the fifteenth day prior to the relevant Dividend Payment Date; provided, however, that the Corporation may elect not to make any dividend payment due hereunder on any Dividend Payment Date (other than as required in connection with any redemption of shares of Series A Preferred Stock or any liquidation, dissolution or winding up of the Corporation), and any such amount then due in respect of dividends shall constitute an Arrearage (as defined below). Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends shall begin to accumulate on outstanding shares of Series A Preferred Stock from the date of issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable.

     B. ACCUMULATION. Dividends on the Series A Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated or been deemed to have accumulated through such date has not been paid in full or any payment date set for a redemption on which such redemption payment has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends or unpaid redemption payment (such amount, the "Arrearage") at the annual rate then in effect as provided in Section A of this Article III (or such lesser rate as may be the maximum rate that is then permitted by applicable law). Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date and shall constitute an additional Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Series A Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to Registered Holders as they appear on the stock record books of the Corporation on such record date as may be fixed by the Board of Directors (which record date shall be no less than 10 days prior to the corresponding payment date).

     C. PAYMENT IN COMMON STOCK. Notwithstanding the provisions of Section A of this Article III, (i) any dividend payment (such payment, a "Non-Arrearage Payment") made in full on the first Dividend Payment Date on which such payment is due (without taking into account the proviso to the second sentence of Section A of this Article III in determining the first Dividend Payment Date on which such payment is due) and (ii) any payment (such payment, an "Arrearage Payment") made at any time prior to the second anniversary of the original issuance of the Series A Preferred Stock in respect of any dividend Arrearage, may be made in the form of shares of Common Stock; provided that:

          (i) the Common Stock is then validly listed for trading on the NYSE or other national securities exchange or quoted on a nationally recognized quotation system;

          (ii) such shares of Common Stock have been duly authorized and when issued in connection with such payment, will be validly issued, fully paid and non-assessable;

          (iii) the issuance of such shares of Common Stock in satisfaction of such payment does not: (a) violate any provision of the Certificate of Incorporation or the Bylaws; (b) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the Certificate of Incorporation or the Bylaws or any agreement or instrument applicable to the Corporation or any of its Subsidiaries; (c) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Corporation or any of its Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any property of the Corporation or any of its Subsidiaries is bound (assuming for the purpose of this clause (c) that all conditions precedent to the conversion of Series A Preferred Stock have been satisfied and that all outstanding shares of the Series A Preferred Stock have been converted into Common Stock); (d) result in the creation or imposition of any Lien upon any assets or properties of the Corporation or any of its Subsidiaries; or (e) violate any Law applicable to the Corporation or any of its Subsidiaries;

          (iv) (a) no default or event of default, or event that with notice or the passage of time would constitute a default or event of default, has occurred and is continuing (or will occur as a result of the issuance of shares of Common Stock in satisfaction of such payment), under any contract, agreement, indenture, mortgage, note, lease or other instrument evidencing Indebtedness of the Corporation or any of its Subsidiaries (other than inter-company Indebtedness between the Corporation and any of its Subsidiaries or between Subsidiaries of the Corporation) the outstanding principal amount of which is in excess of $10,000,000 and as a result of such default, event of default or event the holders thereof have accelerated or have the right to accelerate (or would have the right to accelerate with notice or the passage of time) the maturity thereof, and
     (b) the Corporation has not been notified that a breach of the Investment Agreement or the terms of the Series A Preferred Stock or Series B Preferred Stock has occurred and is continuing;

          (v) (a) with respect to any Non-Arrearage Payment, the Trailing Average Value (as defined below) is equal to or greater than the product of
     (A) 0.40, multiplied by (B) the Conversion Price, and (b) with respect to any Arrearage Payment, the Trailing Average Value (as defined below) is equal to or greater than the product of (A) 0.60, multiplied by (B) the Conversion Price;

          (vi) (a) with respect to any Non-Arrearage Payment, the average daily trading volume in the Common Stock during the period used to calculate the Trailing Average Value is at least 50% of the average daily trading volume in the Common Stock for the 180-day period ending on the date of the Investment Agreement, and (b) with respect to any Arrearage Payment, the average daily trading volume in the Common Stock during the period used to calculate the Trailing Average Value is at least 67% of the average daily trading volume in the Common Stock for the 180-day period ending on the date of the Investment Agreement;

          (vii) the issuance of such shares of Common Stock in satisfaction of such payment does not require the approval or affirmative vote of the holders of any class or series of the Corporation's Equity Securities; and

          (viii) as of the relevant Dividend Payment Date, the Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) is effective under the Securities Act and is available for use in connection with the offer and sale of such shares of Common Stock by those holders of Series A Preferred Stock that have such right under the Registration Rights Agreement (it being understood that if a Shelf Suspension (as such term is defined in the Registration Rights Agreement) is in effect, the Shelf Registration Statement shall not be deemed effective or available for use); provided, however, that in the case of any Non-Arrearage Payment (and only in the case of a Non-Arrearage Payment), this clause (viii) shall not prohibit the issuance of shares of Common Stock in satisfaction of such payment if the Shelf Registration Statement is not effective or not available for use in accordance with Section 2.1(c) of the Registration Rights Agreement.

For the purpose of this Section C, the value of a share of Common Stock used to pay dividends on the Series A Preferred Stock shall equal (the "Trailing Average Value") the average of the Closing Prices per share of Common Stock for the twenty consecutive Trading Days ending on the second Trading Day prior to the relevant Dividend Payment Date; provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted. Except as otherwise expressly provided in this Section C, Common Stock may not be used to make any payment in respect of any Arrearage.

     D. METHOD OF PAYMENT. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. Notwithstanding the provisions of Section C of this Article III, any such partial payment shall be made in cash. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series A Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Series A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

                           IV. LIQUIDATION PREFERENCE

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of then-outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share equal to the greater of (A) the sum of (i) the Stated Value thereof and (ii) the dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such holders, whether or not such dividends are declared, and (B) the amount that would be payable to such holders if the holders had converted all outstanding shares of Series A Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, and shall, after the holders of Common Stock have received an amount per share of Common Stock equal to the amount paid per share of Series A Preferred Stock, be entitled to participate on a pro rata basis with the holders of Common Stock. After any such payment in full, the holders of Series A Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation. All the assets of the Corporation available for distribution to stockholders after the liquidation preferences of any Senior Liquidation Securities shall be distributed ratably (in proportion to the full distributable amounts to which holders of Series A Preferred Stock and Parity Liquidation Securities, if any, are respectively entitled upon such dissolution, liquidation or winding up) among the holders of the then-outstanding shares of Series A Preferred Stock and Parity Liquidation Securities, if any, when such assets are not sufficient to pay in full the aggregate amounts payable thereon.

     Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV, but the holders of shares of Series A Preferred Stock shall nevertheless be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets to the rights provided by this Article IV following any such transaction. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Series A Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than 45 days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

                     V. MANDATORY CONVERSION AND REDEMPTION

     A. MANDATORY CONVERSION. (a) If the 180-Day Average Price and the related Two-Week Average Price for any 180-Day Reference Period (which Reference Period shall have ended no earlier than the first anniversary of the original issuance of the Series A Preferred Stock and no later than the second anniversary of the original issuance of the Series A Preferred Stock), both exceed 200% of the Conversion Price, then the Corporation shall have the right, at its option and election, to exchange the then-outstanding shares of Series A Preferred Stock, in whole and not in part, for shares of Common Stock, as if such then-outstanding shares of Series A Preferred Stock had been converted by the holders thereof pursuant to Article IX hereof on the date of such exchange.

     (b) If the 45-Trading Day Average Price and the related Two-Week Average Price for any 45-Trading Day Reference Period (which Reference Period shall have ended no earlier than the second anniversary of the original issuance of the Series A Preferred Stock), both exceed 200% of the Conversion Price, then the Corporation shall have the right, at its option and election, to exchange the then-outstanding shares of Series A Preferred Stock, in whole and not in part, for shares of Common Stock, as if such then-outstanding shares of Series A Preferred Stock had been converted by the holders thereof pursuant to Article IX hereof on the date of such exchange.

     (c) Notwithstanding anything in this Section A to the contrary, the Corporation shall not have the right to exchange the Series A Preferred Stock for Common Stock pursuant to this Section A unless (i) the Common Stock shall have been validly listed for trading on the NYSE or other national securities exchange or quoted on a nationally recognized quotation system on each day in the relevant Reference Period and as of the date of such exchange, (ii) the average daily trading volume in the Common Stock during the relevant Reference Period and during the two-week calendar period ending on the last day of the relevant Reference Period is at least 50% of the average daily trading volume in the Common Stock for the 180-day period ending on the date of the Investment Agreement, (iii) the Corporation shall have obtained the Series A Shareholder Approval, (iv) as of the date of such exchange, the Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) is effective under the Securities Act and is available for use in connection with the offer and sale of such shares of Common Stock by those holders that have such right under the Registration Rights Agreement (it being understood that if a Shelf Suspension (as such term is defined in the Registration Rights Agreement) is in effect, the Shelf Registration Statement shall not be deemed effective or available for use), and (v) the Corporation simultaneously exchanges any issued and outstanding Series B Preferred Stock pursuant to subsection (a) or (b) of Section A of Article V of the Certificate of Designations for the Series B Preferred Stock. The Corporation may not effect any such exchange if such exchange would: (a) violate any provision of the certificate of incorporation or the bylaws of the Corporation; (b) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Corporation or any of its Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any property of the Corporation or any of its Subsidiaries is bound; (c) result in the creation or imposition of any Lien upon any assets or properties of the Corporation or any of its Subsidiaries; or (d) violate any Law applicable to the Corporation or any of its Subsidiaries.

     (d) Notice of an exchange of shares of Series A Preferred Stock pursuant to this Section A (a "Notice of Exchange") shall be sent to the holders of record of the shares of Series A Preferred Stock by first class mail, postage prepaid, at each such holder's address as it appears on the stock record books of the Corporation, not more than three Business Days subsequent to the last day of the relevant Reference Period. The Notice of Exchange shall set forth the date fixed for the exchange (the "Exchange Date") and shall set forth in reasonable detail the calculations and supporting data used by the Corporation in its determination that it had the right to effect such exchange. From and after the Exchange Date, all dividends on the shares of Series A Preferred Stock that are exchanged shall cease to accumulate and all rights of the holders thereof as holders of Series A Preferred Stock shall cease and terminate, except if the Corporation shall default in its obligation to deliver shares of Common Stock and cash in lieu of fractional shares to holders on the Exchange Date, in which case all such rights shall continue unless and until such shares are exchanged (or redeemed or converted) in accordance with the terms hereof. Prior to the Exchange Date, each holder shall provide a written notice to the Corporation specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If no such notice is delivered, such shares of Common Stock and cash in lieu of fractional shares, if any, shall be delivered to such holder. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on exchange of Series A Preferred Stock pursuant to this Section A. On or after the Exchange Date, each holder of shares of Series A Preferred Stock that are to be exchanged shall surrender the certificate evidencing such shares of Series A Preferred Stock to the Corporation at the place designated in the Notice of Exchange. As promptly as practical, and in any event within three Business Days after the Exchange Date, the Corporation shall deliver or cause to be delivered as directed by the holder of shares of Series A Preferred Stock being exchanged
(i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder shall be entitled and (ii) cash in lieu of fractional shares, if any, to which such holder shall be entitled. Except as otherwise specified in this Article V, for the purposes hereof, such exchange shall be deemed a conversion effected pursuant to Article IX and the terms and procedures set forth in Article IX shall apply. For such purpose, the applicable Conversion Date shall be the Exchange Date.

     (e) In the event the Corporation delivers a Notice of Exchange, the Corporation shall be obligated to effect the exchange described therein, provided that each of the conditions to such exchange set forth in subsections
(a), (b) and (c) above is (i) satisfied or (ii) waived by the holders of a majority of the shares of Series A Preferred Stock then outstanding.

     (f) Notwithstanding anything to the contrary in the Registration Rights Agreement, in the event the Corporation effects an exchange pursuant to this Section A, the Corporation shall not exercise its right to declare a Shelf Suspension (as such term is defined in the Registration Rights Agreement) pursuant to Section 2.1(c) of the Registration Rights Agreement during the period beginning on the Exchange Date and ending 90 days after the Exchange Date.

     B. MANDATORY REDEMPTION. The Corporation shall not have any right to redeem any shares of Series A Preferred Stock prior to the Mandatory Redemption Date (as defined below). On the tenth anniversary of the original issuance of the Series A Preferred Stock (the "Mandatory Redemption Date"), the Corporation shall redeem (the "Mandatory Redemption") all outstanding shares of Series A Preferred Stock by paying the redemption price therefor in cash out of funds legally available for such purpose. The redemption price for each share of Series A Preferred Stock shall equal the sum of (i) the amount, if any, of all unpaid dividends accumulated thereon to the date of actual payment of the Redemption Price, whether or not such dividends have been declared, and (ii) the Stated Value thereof (such sum, the "Redemption Price").

     C. NOTICE AND REDEMPTION PROCEDURES. Notice of the redemption of shares of Series A Preferred Stock pursuant to Section B of this Article V (a "Notice of Redemption") shall be sent to the holders of record of the shares of Series A Preferred Stock to be redeemed by first class mail, postage prepaid, at each such holder's address as it appears on the stock record books of the Corporation, not more than 100 nor fewer than 60 days prior to the date fixed for redemption, which date shall be set forth in such notice (the "Redemption Date"); provided, however, that failure to give such Notice of Redemption to any holder, or any defect in such Notice of Redemption to any holder shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock held by any other holder. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of the holders of shares of Series A Preferred Stock to be redeemed, in each case, not more than 10 days prior to the date the Notice of Redemption is mailed. On or after the Redemption Date, except with respect to shares of Series A Preferred Stock for which the Conversion Date has occurred on or prior to such Redemption Date, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. From and after the Redemption Date, all dividends on shares of Series A Preferred Stock shall cease to accumulate and all rights of the holders thereof as holders of Series A Preferred Stock shall cease and terminate, except if the Corporation shall default in payment of the Redemption Price on the Redemption Date in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in accordance with the terms hereof.

     D. CHANGE OF CONTROL. In the event there occurs a Change of Control, any holder of record of shares of Series A Preferred Stock, in accordance with the procedures set forth in Section E of this Article V, may require the Corporation to redeem any or all of the shares of Series A Preferred Stock held by such holder in an amount per share equal to the sum of (i) the amount, if any, of all unpaid dividends accumulated thereon to the date of actual payment thereof, whether or not such dividends have been declared, and (ii) 101% of Stated Value (the "Change of Control Price"). By accepting a share of Series A Preferred Stock the holder thereof shall be deemed to have acknowledged and agreed that
(a) such holder's right, to receive payment of the Change in Control Price is subject and subordinated in right of payment to the payment in full and discharge of all amounts of principal, interest and fees (however denominated) then outstanding under the Credit Agreement and the Senior Subordinated Notes and (b) until payment in full of all such amounts (however denominated) under the Credit Agreement and the Senior Subordinated Notes has been made in cash, no payment, whether directly or indirectly, by exercise of any right of set off or otherwise in respect of the Change of Control Price shall be made by the Corporation, and, notwithstanding anything to the contrary in Section F of this
Article V, no deposit in respect of the Change of Control Price shall be made pursuant to Section F of this Article V. In the event that any payment by, or distribution of the assets of, the Corporation of any kind or character (whether in cash, property or securities, whether directly or indirectly, by exercise of any right of set-off or otherwise and whether as a result of a bankruptcy proceeding with respect to the Corporation or otherwise) shall be received by a holder of Series A Preferred Stock at any time when such payment is prohibited by this paragraph, such payment shall be held in trust for the benefit of, and shall be paid over to, the lenders under the Credit Agreement or the holders of Senior Subordinated Notes, as the case may be, as their interests may appear. The preceding two sentences address the relative rights of holders of Series A Preferred Stock or Debentures, on the one hand, and the lenders under the Credit Agreement or the holders of Senior Subordinated Notes, as the case may be, on the other hand, and nothing in this Certificate of Designations shall impair, as between the Corporation and the holders of Series A Preferred Stock or Debentures, the obligation of the Corporation, which is absolute and unconditional, to pay amounts due in respect of the Series A Preferred Stock and Debentures in accordance with their terms. Upon a Change of Control, the Corporation shall pay all amounts outstanding under the Credit Agreement and the Indenture to the extent necessary in order to permit the payment of the Change of Control Price hereunder.

     E. CHANGE OF CONTROL NOTICE AND REDEMPTION PROCEDURES. Notice of any Change of Control shall be sent to the holders of record of the outstanding shares of Series A Preferred Stock not more than five days following a Change of Control, which notice (a "Change of Control Notice") shall describe the transaction or transactions constituting such Change of Control and set forth each holder's right to require the Corporation to redeem any or all shares of Series A Preferred Stock held by him or her out of funds legally available therefor, the redemption date, which date shall be not less than 30 nor more than 45 days from the date of such Change of Control Notice, (the "Change of Control Redemption Date") and the procedures to be followed by such holders in exercising his or her right to cause such redemption; provided, however, that if all of the outstanding shares of Series A Preferred Stock are owned by more than 50 holders or groups of Affiliated holders and if the Series A Preferred Stock is listed on any national securities exchange or quoted on any national quotation system, the Corporation shall give such Change of Control Notice by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, within 30 days following such Change of Control and, in any case, a similar notice shall be mailed concurrently to each holder of shares of Series A Preferred Stock. Failure by the Corporation to give the Change of Control Notice as prescribed by the preceding sentence, or the formal insufficiency of any such Change of Control Notice, shall not prejudice the rights of any holder of shares of Series A Preferred Stock to cause the Corporation to redeem any such shares held by him or her. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series A Preferred Stock pursuant to Section D hereof, such holder shall deliver, prior to the Change of Control Redemption Date as set forth in the Change of Control Notice, or, if the Change of Control Notice is not given as required by this Section E, at any time following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section E (in which case the Change of Control Redemption Date shall be the date which is the later of (x) 45 days following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section E and (y) 30 days following the delivery of such election by such holder), a written notice, in the form specified by the Corporation (if the Corporation did in fact give the notice required by this Section E), to the Corporation so stating, and specifying the number of shares to be redeemed pursuant to Section D of this Article V; provided, however, that if all of the outstanding shares of the Series A Preferred Stock are owned by 50 or fewer holders or groups of affiliated holders, such holders or groups may deliver a notice or an election to redeem at any time within 90 days following the occurrence of a Change of Control without awaiting receipt of a Change of Control Notice or the expiration of the time allowed for the delivery of a Change of Control Notice hereunder. The Corporation shall redeem the number of shares so specified on the Change of Control Redemption Date fixed by the Corporation or as provided in the preceding sentence. The Corporation shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series A Preferred Stock as a result of a Change of Control. From and after the time the Change of Control Redemption Price is paid in accordance with the terms hereof with respect to any share of Series A Preferred Stock, all dividends on such share of Series A Preferred Stock shall cease to accumulate and all rights of the holder thereof as a holder of Series A Preferred Stock shall cease and terminate.

     F. DEPOSIT OF FUNDS. The Corporation shall, no later than 11:00 a.m., New York City time, on any Redemption Date or Change of Control Redemption Date pursuant to this Article V, deposit with its transfer agent or other redemption agent in the Borough of Manhattan, The City of New York having a capital and surplus of at least $500,000,000, as a trust fund for the benefit of the holders of the shares of Series A Preferred Stock to be redeemed, cash that is sufficient in amount to redeem the shares to be redeemed in accordance with the Notice of Redemption or Change of Control Notice, with irrevocable instructions and authority to such transfer agent or other redemption agent to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price or Change of Control Redemption Price, as the case may be, upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to the holders, and from and after the date of such deposit, all rights of the holders of the shares of Series A Preferred Stock that are to be redeemed as stockholders of the Corporation with respect to such shares, except the right to receive the Redemption Price upon the surrender of their respective certificates and all rights under Articles IX and XI hereof, shall cease and terminate. In case holders of any shares of Series A Preferred Stock called for redemption shall not, within two years after such deposit, claim the cash deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders, with respect to shares to be redeemed, shall be to receive the Redemption Price as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

             VI. EXCHANGE OF SERIES A PREFERRED STOCK FOR DEBENTURES

     A. After the Option has been exercised or has expired or is no longer exercisable in whole or in part, the Series A Preferred Stock shall be exchangeable at the option of the Corporation and to the extent permitted by applicable law and the terms of the instruments governing the Corporation's then-outstanding Indebtedness, in whole but not in part, on any Dividend Payment Date for unsecured Junior Subordinated Convertible Debentures (issued pursuant to an indenture (the "Series A Indenture") prepared in accordance with the Investment Agreement), in principal amount of $1,000 per share of Series A Preferred Stock (a "Debenture" and, collectively, the "Debentures"), in accordance with this Article VI:

          (i) Each share of Series A Preferred Stock shall be exchangeable at the offices of the Corporation and at such other place or places, if any, as the Board of Directors may designate. Except with the prior written consent of the holders of all outstanding shares of Series A Preferred Stock, the Corporation may not exchange any shares of Series A Preferred Stock if (a) full cumulative dividends through the date of exchange, have not been paid, accrued or set aside for payment on all outstanding shares of the Series A Preferred Stock, (b) the Corporation has failed to amend its Certificate of Incorporation in accordance with Delaware law to confer the power to vote upon holders of the Debentures as shall be contemplated by the Series A Indenture or (c) such exchange could result in any adverse tax consequence to any such holder.

          (ii) Prior to giving notice of its intention to exchange, the Corporation shall execute and deliver to a bank or trust company and, if required by applicable law, qualify under the Trust Indenture Act of 1939, as amended, the Series A Indenture.

          (iii) The Corporation shall mail written notice of its intention to exchange Series A Preferred Stock for Debentures (the "Exchange Notice") to each holder of record of shares of Series A Preferred Stock not less than 60 nor more than 100 days prior to the date fixed for exchange. The Exchange Notice shall notify holders of their right to deliver an Objection Notice (as defined below) pursuant to Section B of this Article VI.

          (iv) Prior to effecting any exchange provided above, the Corporation shall deliver to each holder of shares of Series A Preferred Stock an opinion of nationally recognized legal counsel to the effect that: (a) each of the Series A Indenture and the Debentures have been duly authorized and executed by the Corporation and, when delivered by the Corporation in exchange for shares of Series A Preferred Stock, will constitute valid and legally binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity; (b) the exchange of the Debentures for the shares of Series A Preferred Stock will not violate the provisions of this Article VI or of the Delaware General Corporation Law, including Section 221 thereof; and (c) the exchange of the Debentures for the shares of Series A Preferred Stock is exempt from the registration requirements of the Securities Act or that the exchange of such Debentures has been duly registered under the Securities Act.

          (v) The Corporation may not effect any exchange provided above if such exchange would: (a) violate any provision of the certificate of incorporation or the bylaws of the Corporation; (b) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Corporation or any of its Subsidiaries under, or require any consent, waiver or approval that has not been obtained or granted under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any property of the Corporation or any of its Subsidiaries is bound; (c) result in the creation or imposition of any Lien upon any assets or properties of the Corporation or any of its Subsidiaries; or (d) violate any Law applicable to the Corporation or any of its Subsidiaries;

          (vi) Upon the exchange of shares of Series A Preferred Stock for Debentures, the rights of the holders of shares of Series A Preferred Stock as stockholders of the Corporation shall terminate and such shares shall no longer be deemed outstanding; and

          (vii) Before any holder of shares of Series A Preferred Stock shall be entitled to receive Debentures, such holder shall surrender the certificate or certificates therefor, at the office of the Corporation or at such other place or places, if any, as the Board of Directors shall have designated, and shall state in writing the name or names (with addresses) in which he or she wishes the certificate or certificates for the Debentures to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of Series A Preferred Stock, or to his or her nominee or nominees, certificates for the Debentures to which he or she shall be entitled as aforesaid. Shares of Series A Preferred Stock shall be deemed to have been exchanged as of the close of business on the date fixed for exchange as provided above, and the Person or Persons entitled to receive the Debentures issuable upon such exchange shall be treated for all purposes (including the accrual and payment of interest) as the record holder or holders of such Debentures as of the close of business on such date.

     B. For purposes of clause (c) of paragraph (i) of Section A of this Article VI, an exchange of shares of Series A Preferred Stock shall be deemed to be an exchange that could result in a tax consequence to any holder which is materially adverse only if such holder shall have delivered to the Corporation a written notice to such effect on or before the fifteenth day after its receipt of the Exchange Notice (an "Objection Notice"), which Objection Notice shall specify in reasonable detail the nature of such tax consequence which could result from the exchange. If the Corporation receives an Objection Notice, then the Corporation shall not exchange the shares of Series A Preferred Stock and the Corporation shall, within 15 days after its receipt of the Objection Notice mail written notice to the effect that it is canceling the proposed exchange of shares of Series A Preferred Stock to each holder of record of shares of Series A Preferred Stock to which it mailed the Exchange Notice. Notwithstanding the foregoing, if the Corporation, based on the advice of nationally recognized tax counsel, believes that the tax consequences described in an Objection Notice are incorrect, the Corporation may contact the holder who delivered such notice to discuss the tax consequences described therein. If such holder withdraws such notice within 15 days of its delivery, the Corporation shall be permitted to consummate the proposed exchange.

                         VII. RESTRICTIONS ON DIVIDENDS

     So long as any shares of the Series A Preferred Stock are outstanding, the Board of Directors shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any Junior Securities or Parity Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities or Parity Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in Section A of Article III hereof (including Arrearages and accumulated dividends thereon and regardless of whether the Corporation shall have had the right to elect to defer such payments as provided for in Article III hereof) shall have been paid, except that when dividends are not paid in full as aforesaid upon the shares of Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and any series of Parity Dividend Securities shall be declared and paid pro rata so that the amount of dividends so declared and paid on Series A Preferred Stock and such series of Parity Dividend Securities shall in all cases bear to each other the same ratio that accumulated dividends (including interest accrued on or additional dividends accumulated in respect of such accumulated dividends) on the shares of Series A Preferred Stock and such Parity Dividend Securities bear to each other. Notwithstanding the foregoing, this paragraph shall not prohibit (i) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series A Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities or (ii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Junior Dividend Securities by the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

                               VIII. VOTING RIGHTS

     A. The holders of shares of Series A Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

     B. So long as any shares of the Series A Preferred Stock are outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock, and the shares of Series A Preferred Stock shall vote together with shares of Common Stock (and any shares of Series B Preferred Stock entitled to vote) as a single class. With respect to any such vote, each share of Series A Preferred Stock shall entitle its holder to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible at the time of the record date with respect to such vote (assuming all conditions precedent to such conversion have been satisfied and that such conversion had occurred as of the record date for such vote, provided, that if the Series A Shareholder Approval has not been obtained as of such record date, it shall not be assumed that the Series A Shareholder Approval had been obtained as of such record date). Notwithstanding the foregoing, holders of shares of Series A Preferred Stock shall not be entitled to vote with the holders of Common Stock on any proposal related to the approval of the issuance of shares of Common Stock in payment of dividends on the Series A Preferred Stock or upon the issuance of Common Stock with respect to Arrearages upon the conversion of the Series A Preferred Stock into shares of Common Stock.

     C. If on any date (i) dividends payable on the Series A Preferred Stock or Series B Preferred Stock shall not have been paid in full when required pursuant to the terms hereof or (ii) the Corporation shall have failed to satisfy its obligation to redeem shares of Series A Preferred Stock or Series B Preferred Stock pursuant to the terms of the relevant Certificate of Designations (provided, that for the purpose of this Section C, any obligation of the Corporation to repurchase shares of Series B Preferred Stock or make a Make-Whole Payment pursuant to Section G of Article V of the Certificate of Designations with respect to the Series B Preferred Stock, shall not be considered an obligation to redeem such shares), then the number of directors constituting the Board of Directors shall, without further action, be increased by two, or if the requisite increase in the number of directors constituting the Board of Directors would require the approval of the Corporation's stockholders or is prohibited by the Investment Agreement, then the number of directors constituting the Board of Directors shall be increased to the extent the approval of the Corporation's stockholders is not required and the Investment Agreement would not be breached and a number of directors (other than Investor Nominees) shall resign from the Board of Directors so that the holders of shares of Series A Preferred Stock and, if then entitled to vote with respect to such matters, the holders of shares of Series B Preferred Stock, voting together as a single class without regard to series, may elect two directors to the Board of Directors, and the holders of a majority of the outstanding shares of Series A Preferred Stock and any shares of Series B Preferred Stock entitled to vote with respect to such matters, voting together as a single class without regard to series, shall have, in addition to the other voting rights set forth herein, the exclusive right to elect two directors (the "Additional Directors") of the Corporation to fill such newly-created or vacated directorships. Additional Directors shall continue as directors and such additional voting right shall continue until such time as (a) all dividends accumulated on the Series A Preferred Stock and Series B Preferred Stock shall have been paid in full as required pursuant to the terms hereof or (b) any redemption obligation with respect to the Series A Preferred Stock or Series B Preferred Stock that has become due shall have been satisfied or all necessary funds shall have been set aside for payment, as the case may be, at which time such Additional Directors shall cease to be directors and such additional voting right of the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

     D. So long as members of the Investor Group Beneficially Own a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, if any default or event of default has occurred and is continuing under any contract, agreement, indenture, mortgage, note, lease or other instrument evidencing Indebtedness of the Corporation or any of its Subsidiaries (other than inter-company Indebtedness between the Corporation and any of its Subsidiaries or between Subsidiaries of the Corporation) the outstanding principal amount of which is in excess of $10,000,000, and as a result of such default or event of default the holders thereof have accelerated or have the right to accelerate the maturity thereof, and such default, event of default or event is not cured or waived within 75 days of the occurrence thereof, then the number of directors constituting the Board of Directors shall, upon the request of members of the Investor Group who Beneficially Own a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock then Beneficially Owned by members of the Investor Group delivered to the Corporation in writing, be increased by that number that is necessary to enable the Investor Group to designate a majority of the members of the Board of Directors (including the Investor Nominees), or if such requisite increase in the number of directors constituting the Board of Directors would require the approval of the Corporation's stockholders or is prohibited by the Investment Agreement, then the number of directors constituting the Board of Directors shall be increased to the extent the approval of the Corporation's stockholders is not required and the Investment Agreement would not be breached and a number of directors (other than Investor Nominees) shall resign from the Board of Directors so as to enable the Investor Group to designate a majority of the Board of Directors (including the Investor Nominees), and the holders of a majority of the outstanding shares of Series A Preferred Stock then held by the Investor Group and any shares of Series B Preferred Stock entitled to vote with respect to such matters then held by the Investor Group, voting together as a single class without regard to series, shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a class, to elect that number of directors (the "Majority Directors") of the Corporation necessary to fill such newly-created or vacated directorships. Majority Directors shall continue as directors and such additional voting right shall continue until such time as such default, event of default or event is cured, at which time such Majority Directors shall cease to be directors and such additional voting right of the Series A Preferred Stock and Series B Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

     E. So long as the Investor or any of its Affiliates Beneficially Owns any shares of Series A Preferred Stock, in the event that one or more of the Investor Nominees required to be designated for election to the Board of Directors pursuant to the Investment Agreement are not so designated or are not elected to the Board of Directors, then the number of directors constituting the Board of Directors shall, without further action, be increased by the number of such Investor Nominees not elected to the Board of Directors pursuant to the Investment Agreement, or if such requisite increase in the number of directors constituting the Board of Directors would require the approval of the Corporation's stockholders or is prohibited by the Investment Agreement, then the number of directors constituting the Board of Directors shall be increased to the extent the approval of the Corporation's stockholders is not required and the Investment Agreement would not be breached and a number of directors (other than Investment Nominees) shall resign from the Board of Directors, so as to enable the Investor and its Affiliates to designate as directors the number of Investor Nominees not elected to the Board of Directors pursuant to the Investment Agreement, and the Investor and its Affiliates shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect a number of directors to the Board of Directors equal to the number of such Investor Nominees not elected to the Board of Directors. Directors elected pursuant to this Section E shall continue as directors and such additional voting right shall continue until such time as the requisite number of Investor Nominees are elected to the Board of Directors pursuant to the Investment Agreement, at which time the directors elected by the Investor and its Affiliates pursuant to this Section E shall cease to be directors (unless elected as Investor Nominees), and such additional voting rights shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

     F. (a) The foregoing rights of holders of shares of Series A Preferred Stock to take any action as provided in this Article VIII may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 25% of the outstanding shares of Series A Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held as soon as reasonably practicable after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders.

     (b) Each director elected pursuant to Section C, D or E hereof shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the director's term of office shall have terminated pursuant to the provisions of Section C, D or E hereof, as the case may be. In case any vacancy shall occur among the directors elected pursuant to Section C, D or E hereof, such vacancy shall be filled for the unexpired portion of the term by vote of the remaining director or directors theretofore elected pursuant to the same Section (or such director's or directors' successor in office), if any. If any such vacancy is not so filled within 20 days after the creation thereof or if all of the directors so elected shall cease to serve as directors before their term shall expire, the holders of the shares of Series A Preferred Stock then outstanding and entitled to vote for such director pursuant to the provisions of Section C, D or E hereof, as the case may be, may elect successors to hold office for the unexpired terms of any vacant directorships, by written consent as provided herein, or at a special meeting of such holders called as provided herein. The holders of a majority of the shares entitled to vote for directors pursuant to Section C, D or E hereof, as the case may be, shall have the right to remove with or without cause at any time and replace any directors such holders have elected pursuant to such section, by written consent as herein provided, or at a special meeting of such holders called as provided herein.

     G. Without the consent or affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Series A Preferred Stock, voting separately as a class, the Corporation shall not: (i) authorize, create or issue, or increase the authorized amount of, (a) any Senior Securities or (b) any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock, that is redeemable mandatorily or redeemable at the option of the holder thereof at any time on or prior to the Mandatory Redemption Date (whether or not only upon the occurrence of a specified event); (ii) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or (iii) authorize or take any other action if such action alters or changes any of the rights of the Series A Preferred Stock in any respect or otherwise would be inconsistent with the provisions of this Certificate of Designations and the holders of any class or series of the capital stock of the Corporation is entitled to vote thereon.

     H. OTHER SECURITIES. The Corporation shall not, from and after the date of the original issuance of the Series A Preferred Stock, enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation's performance of its obligations hereunder.

                                 IX. CONVERSION

     A. CONVERSION. (a) At the option and election of the holder thereof, each share of Series A Preferred Stock, including all unpaid dividends accumulated thereon to the Conversion Date (as defined below), whether or not such dividends have been declared, may be converted in the manner provided herein at any time into fully paid and nonassessable shares of Common Stock. As of the Conversion Date with respect to a share of Series A Preferred Stock, subject to subsections
(d) and (e) of this Section A, such share shall be converted into that number (the "Conversion Number") of shares of Common Stock equal to the quotient of (i) the sum of (A) the Stated Value plus (B) all unpaid dividends accumulated on such share of Series A Preferred Stock to the Conversion Date whether or not such dividends have been declared, divided by (ii) the Conversion Price in effect on the Conversion Date.

     (b) Conversion of shares of the Series A Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors of the Corporation and identified to the holders in writing upon such designation, of the certificate for such shares of Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of shares represented by such certificate in accordance with the provisions of this Section A and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practical, and in any event within three Business Days after the Conversion Date, the Corporation shall deliver or cause to be delivered as directed by the holder of shares of Series A Preferred Stock being converted (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder shall be entitled to, (ii) any cash that is required to be paid pursuant to subsections (d) and (e) of this Section A, (iii) certificates representing any shares of Series B Preferred Stock that are required to be delivered pursuant to subsection (e) of this Section A, and (iv) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the date (the "Conversion Date") of the giving of such notice by the holder of the Series A Preferred Stock to be converted and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that as of such time the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, shares of Series B Preferred Stock and/or cash in accordance herewith, and the person entitled to receive the shares of Common Stock and/or shares of Series B Preferred Stock issued as a result of such conversion shall be treated for all purposes as having become the holder of such shares of Common Stock and/or shares of Series B Preferred Stock at such time.

     (c) In the event that the Series A Preferred Stock is to be redeemed pursuant to Article V hereof, from and after the Redemption Date, the right of a holder to convert shares of Series A Preferred Stock pursuant to this Section A shall cease and terminate, except if the Corporation shall default in payment of the Redemption Price on the Redemption Date in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in full in accordance with the terms hereof. Notwithstanding anything in the foregoing to the contrary, if the Conversion Date shall occur with respect to any shares of Series A Preferred Stock on or prior to any Redemption Date, such shares of Series A Preferred Stock shall be converted by the Corporation into Common Stock in the manner provided in this Section A.

     (d) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price per share of Common Stock on the Conversion Date (or on the Trading Day immediately preceding the Conversion Date, if the Conversion Date is not a Trading Day). If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder on the same Conversion Date, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

     (e) Notwithstanding anything in the foregoing to the contrary, in the event that a Conversion Date with respect to a share of Series A Preferred Stock occurs prior to the date on which the Series A Shareholder Approval is obtained, as of such Conversion Date, subject to subsection (d) of this Section A, such share shall be converted into that number of shares of Common Stock equal to the quotient of (i) the Stated Amount thereof, divided by (ii) the Conversion Price in effect on the Conversion Date, and upon delivery of such shares in accordance with the terms hereof, the Corporation shall pay in cash all accrued and unpaid dividends on such share as directed by the holder thereof; provided, however, that if, as of such Conversion Date, the Corporation is prohibited by the terms of the Credit Agreement (as in effect on the date of the Investment Agreement or any Credit Agreement containing restrictions regarding such payments that are no more restrictive that those in effect on the date of the Investment Agreement) or the Indenture (as in effect on the date of the Investment Agreement or any Indenture containing restrictions regarding such payments that are no more restrictive that those in effect on the date of the Investment Agreement) from paying such accrued and unpaid dividends in cash as required pursuant to this sentence, in satisfaction of such accrued and unpaid dividends and in lieu of such cash payment, the Corporation may deliver shares of Series B Preferred Stock having an aggregate stated value equal to the aggregate amount of such accrued and unpaid dividends. Until the Series A Shareholder Approval is obtained, the Corporation shall not (A) utilize amounts available under Section 6.06(a)(ii) of the Credit Agreement (or any comparable provision of the Credit Agreement) for any purpose except to pay dividends in respect of the Series A Preferred Stock in cash as required pursuant to this subsection (e) or to make payments with respect to the Series B Preferred Stock, or (B) amend the Credit Agreement in any manner so as to reduce the amounts available to pay dividends in respect of the Series A Preferred Stock in cash under Section 6.06(a)(ii) of the Credit Agreement (or any comparable provision of the Credit Agreement). Notwithstanding the foregoing, this paragraph shall not prohibit (i) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series A Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities, (ii) purchases of Equity Securities of the Corporation or any of its Subsidiaries from executives and other management-level employees of the Corporation or any of its Subsidiaries in connection with customary employment and severance arrangements, or (iii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Junior Dividend Securities by the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

     (f) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock in accordance with the terms hereof, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

     B. ADJUSTMENT OF CONVERSION PRICE. Except in connection with an Organic Change, which shall be subject to Section C below, the Conversion Price shall be subject to adjustment from time to time as follows:

     (a) STOCK DIVIDENDS. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall pay a dividend or make a distribution to all holders of shares of Common Stock in shares of Common Stock, then in any such case the Conversion Price in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date and (y) the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or distribution, such reduction to become effective immediately after the opening of business on the day following such record date. For purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

     (b) STOCK SPLITS AND REVERSE SPLITS. In case after the date of the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case after the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (c) ISSUANCES BELOW MARKET. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall issue rights or warrants to holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price per share on the record date for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following such record date shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so to be offered would purchase at such Closing Price and (y) the denominator shall be the number of shares of Common Stock outstanding at the close of business on such record date PLUS the number of additional shares of Common Stock so to be offered for subscription or purchase, such adjustment to become effective immediately after the opening of business on the day following such record date; provided, however, that no adjustment shall be made if the Corporation issues or distributes to each holder of Series A Preferred Stock the rights or warrants that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such record date. For purposes of this subsection (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation. Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events (a "TRIGGER EVENT"), shall for purposes of this subsection (c) not be deemed issued until the occurrence of the earliest Trigger Event.

     (d) SPECIAL DIVIDENDS. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets (excluding any regular periodic cash dividend but including any extraordinary cash dividend), Equity Securities (other than Common Stock) or rights to subscribe (excluding those referred to in subsection (c) above) for Equity Securities other than Common Stock, in each such case the Conversion Price in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such distribution shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the Closing Price per share of Common Stock on such record date, LESS the then-current fair market value as of such record date (as determined by the Board of Directors in its good faith judgment) of the portion of assets or evidences of indebtedness or Equity Securities or subscription rights so distributed applicable to one share of Common Stock, and
(y) the denominator shall be such Closing Price, such adjustment to become effective immediately prior to the opening of business on the day following such record date; provided, however, that no adjustment shall be made (1) if the Corporation issues or distributes to each holder of Series A Preferred Stock the subscription rights referred to above that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such record date or (2) if the Corporation grants to each such holder the right to receive, upon the conversion of the Series A Preferred Stock held by such holder at any time after the distribution of the evidences of indebtedness or assets or Equity Securities referred to above, the evidences of indebtedness or assets or Equity Securities that such holder would have been entitled to receive had such Series A Preferred Stock been converted prior to such record date. The Corporation shall provide any holder of Series A Preferred Stock, upon receipt of a written request therefor, with any indenture or other instrument defining the rights of the holders of any indebtedness, assets, subscription rights or Equity Securities referred to in this subsection (d). Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a Trigger Event, shall for purposes of this subsection (d) not be deemed issued until the occurrence of the earliest Trigger Event.

     (e) TENDER OR EXCHANGE OFFER. In case, after the date of the original issuance of the Series A Preferred Stock, a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall be consummated and such tender offer shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors in its good faith judgment) at the last time (the "Offer Time") tenders may be made pursuant to such tender or exchange offer (as it may be amended) that, together with the aggregate of the cash plus the fair market value (as determined by the Board of Directors in its good faith judgment), as of the Offer Time, of consideration payable in respect of any tender or exchange offer by the Corporation or any such subsidiary for all or any portion of the Common Stock consummated preceding the Offer Time and in respect of which no Conversion Price adjustment pursuant to this subsection (e) has been made, exceeds 5% of the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Offer Time by a fraction of which (x) the numerator shall be (i) the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered and not withdrawn as of the Offer Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the denominator shall be the product of (i) such Closing Price at the Offer Time multiplied by
(ii) such number of outstanding shares at the Offer Time minus the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Offer Time. For purposes of this subsection (e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

     (f) CLOSING PRICE DETERMINATION. For the purpose of any computation under subsections (c) and (d) of this Section B, the Closing Price of Common Stock on any date shall be deemed to be the average of the Closing Prices for the five consecutive Trading Days ending on the day in question (or if such day is not a Trading Day, the next preceding Trading Day), provided, however, that (i) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section occurs on or after the 20th Trading Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction which the Conversion Price is so required to be adjusted as a result of such other event, (ii) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section occurs on or after the "ex" date for the issuance or distribution requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (iii) if the "ex" date for the issuance or distribution requiring such computation is on or prior to the day in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the fair market value on the day in question (as determined by the Board of Directors in a manner consistent with any determination of such value for the purposes of subsection (d) of this Section B) of the assets, evidences of indebtedness, Equity Securities or subscription rights being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For the purposes of any computation under subsection (e) of this Section B, the Closing Price on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days ending at the Offer Time; provided, however, that if the "ex" date for any event (other than the tender or exchange offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section occurs on or after the date of commencement of such tender or exchange offer and prior to the Offer Time for such tender or exchange offer, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this subsection (f), the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the NYSE or on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on the NYSE or such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on the NYSE or such exchange or in such market after the Offer Time of such tender or exchange offer.

     (g) The Corporation may make such reductions in the Conversion Price, in addition to those required by clauses (a), (b), (c), (d), (e) and (f) of this Section B, as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock or from any event treated as such for income tax purposes. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to the holders of then-outstanding shares of Series A Preferred Stock a notice of the reduction at least fifteen (15) days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

     (h) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price; provided, however, that any adjustments which by reason of this subsection (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (i) Notwithstanding any other provision of this Section B, no adjustment to the Conversion Price shall reduce the Conversion Price below $0.25, and any such purported adjustment shall instead reduce the Conversion Price to $0.25. The Corporation hereby covenants not to take any action that would or does result in any adjustment in the Conversion Price that, if made without giving effect to the previous sentence, would cause the Conversion Price to be less than $0.25.

     (j) Whenever the Conversion Price is adjusted as herein provided, a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall promptly be mailed by the Corporation to the holders of the Series A Preferred Stock.

     C.  ORGANIC CHANGE.

     (a) CORPORATION SURVIVES. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity), then lawful provision shall be made as part of the terms of such transaction whereby the terms hereof shall be modified, without payment of any additional consideration by any holder, so as to provide that upon the conversion of shares of Series A Preferred Stock following the consummation of such Organic Change, a holder of Series A Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor (except as would otherwise have been required by the terms of the Series A Preferred Stock as in effect prior to such Organic Change), such securities, cash and other property as such holder would have received if such holder had converted such shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change. Lawful provision also shall be made as part of the terms of the Organic Change so that all other terms hereof shall remain in full force and effect following such an Organic Change. The provisions of this subsection (a) shall similarly apply to successive Organic Changes of the character described in this subsection (a).

     (b) CORPORATION DOES NOT SURVIVE. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless lawful provision shall be made as part of the terms of such transaction whereby the surviving entity shall issue new securities (the "New Securities") to each holder of Series A Preferred Stock, without payment of any additional consideration by such holder, with terms that provide that upon the conversion of the New Securities, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor (except as would otherwise have been required by the terms of the Series A Preferred Stock as in effect prior to such Organic Change), such securities, cash and other property as such holder would have received if such holder had converted such shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change. The certificate or articles of incorporation or other constituent document of the surviving entity shall provide for such adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be equivalent to the adjustments provided for in Section B of this Article IX. All other terms of such New Securities shall be substantially equivalent to the terms provided herein. The provisions of this subsection (b) shall similarly apply to successive Organic Changes of the character described in of this subsection (b).

     D. CERTAIN EVENTS. If any event similar to or of the type contemplated by the provisions of Section B or Section C of this Article IX, but not expressly provided for by such provisions, occurs, then the Board of Directors of the Corporation, will make an appropriate and equitable adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided, that no such adjustment will decrease the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

     E. NOTICE OF APPROVAL DATE. When and if the Approval Date shall occur, the Corporation shall promptly mail or cause to be mailed a notice of such occurrence to each holder of Series A Preferred Stock.

                            X. ADDITIONAL DEFINITIONS

     For the purposes of this Certificate of Designations of Series A Preferred Stock, the following terms shall have the meanings indicated:

     "AFFILIATE" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date of the Investment Agreement. The term "Affiliated" has a correlative meaning. Notwithstanding the foregoing, for all purposes hereof, the Investor, and each Person controlled by, controlling or under common control with the Investor (each, a "TPG PERSON"), shall not be deemed an "Affiliate" of any Designated Purchaser Person (as defined below), and no Designated Purchaser, and no Person controlled by, controlling or under common control with such Designated Purchaser (each, a "Designated Purchaser Person"), shall be deemed an "Affiliate" of any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby.

     "APPROVAL DATE" means the date, if any, on which the Corporation obtains the Series A Shareholder Approval.

     "BENEFICIALLY OWN" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of the Investment Agreement, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings. Notwithstanding the foregoing, for all purposes hereof, (i) no TPG Person shall be deemed to Beneficially Own any securities that are held by any Designated Purchaser Person, and no Designated Purchaser Person shall be deemed to Beneficially Own any securities that are held by any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby, and
(ii) no member of the Investor Group shall be deemed to Beneficially Own any Option Shares or securities issuable in respect of the Option Shares unless and until the Option is exercised.

      "BUSINESS DAY" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "BYLAWS" means the Bylaws of the Corporation, as amended from time to time.

     "CHANGE OF CONTROL" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 under the Exchange Act as in effect on February 12, 1998) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Corporation, other than any Person or Group that owned at least 5% of such Equity Securities on the Closing Date (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement); (b) a majority of the seats (other than vacant seats) on the board of directors of the Corporation shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Corporation nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to the Corporation shall occur under and as defined in any indenture or agreement in respect of Indebtedness for borrowed money in excess of the aggregate principal amount of $10,000,000 to which any Borrower (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) or any Guarantor (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) is a party, other than the Existing Parent Borrower Notes Indenture (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) in connection with a Permitted CBHS Sale (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement); or (d) a "Change in Control" or "Change of Control" (or similar event) shall have occurred under the Credit Agreement or the Senior Subordinated Notes, unless, in the case of a "Change of Control" under the Indenture, the aggregate principal amount outstanding under the Senior Subordinated Notes is less than $10,000,000. Notwithstanding the foregoing, no event described above shall constitute a "Change of Control" if such event resulted directly from any action taken by the Investor or any of its Affiliates.

     "CLOSING" shall have the meaning assigned to such term in the Investment Agreement.

     "CLOSING PRICE" with respect to a share of Common Stock on any day means, subject to subsection (f) of Section B of Article IX if applicable, the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities listed on the NYSE or, if the shares of Common Stock are not listed on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or, if the shares of Common Stock are not listed on NYSE and not listed on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day the shares of Common Stock are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors in good faith making a market in the shares of Common Stock. If the shares of Common Stock are not publicly held or so listed, quoted or publicly traded, the "Closing Price" means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors.

     "CONVERSION PRICE" shall mean $9.375, as adjusted from time to time pursuant to Section B of Article IX hereof. With respect to any share of Series A Preferred Stock issued after the date of the original issuance of the Series A Preferred Stock, the Conversion Price of such share shall be determined as if such share were issued on the date of the original issuance of the Series A Preferred Stock.

     "CONVERSION SHARES" has the meaning set forth in the Investment Agreement.

     "CREDIT AGREEMENT" means the Credit Agreement, dated as of February 12, 1998, among the Corporation, the banks and other financial institutions named therein, and The Chase Manhattan Bank, as Administrative Agent, together with all other documents entered into pursuant to or in connection with the Credit Agreement, in each case, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

     "DESIGNATED PURCHASER" has the meaning set forth in the Investment
Agreement.

     "DESIGNATED PURCHASER PERSON" has the meaning set forth in the definition of "Affiliate."

     "EQUITY SECURITIES" of any Person, means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

     "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

     "45-TRADING DAY AVERAGE PRICE" means the average of the Closing Prices per share of Common Stock for the Trading Days in any period of 45 consecutive Trading Days (a "45-Trading Day Reference Period"); provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted.

     "45-TRADING DAY REFERENCE PERIOD" has the meaning set forth in the definition of "45-Trading Day Average Price."

     "GOVERNMENTAL ENTITY" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

     "GROUP" has the meaning set forth in Rule 13d-5 under the Exchange Act.

     "GUARANTEE" means any direct or indirect obligation, contingent or otherwise, to guarantee (or having the economic effect of guaranteeing) Indebtedness in any manner, including, without limitation, any monetary obligation to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise).

     "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all obligations of such Person for money borrowed, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business and (y) deferred earn-out and other performance-based payment obligations incurred in connection with any Permitted Acquisition (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) or any similar transactions consummated prior to February 12, 1998), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others,
(viii) all capital lease obligations of such Person, (ix) all obligations (determined on the basis of actual, not notional, obligations) of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances issued in support of obligations that constitute Indebtedness under any other clause of this definition (unless such obligations are fully cash collateralized), provided that all obligations in respect of letters of credit shall be deemed Indebtedness to the extent drawings thereunder are unreimbursed (after any applicable grace period) regardless of the purpose for which such letter of credit was issued. The Indebtedness of any Person shall include the recourse Indebtedness of any partnership in which such Person is a general partner. Notwithstanding the foregoing, no portion of Indebtedness that becomes the subject of a defeasance (whether a legal defeasance or a "covenant" or "in substance" defeasance) shall, at any time that such defeasance remains in effect, be treated as Indebtedness for purposes hereof.

     "INDENTURE" means the Indenture entered into between the Corporation and the Marine Midland Bank, as Trustee, dated as of February 12, 1998, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

     "INVESTMENT AGREEMENT" means the Investment Agreement, dated as of July 19, 1999, by and between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

     "INVESTOR" has the meaning set forth in the Investment Agreement.

     "INVESTOR GROUP" means, collectively, the Investor, the Designated Purchasers, if any, and the respective Affiliates of such Persons.

     "INVESTOR NOMINEE" means a person designated for election to the Board of Directors by the Investor pursuant to the Investment Agreement.

     "LAW" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Entity.

     "LIEN" means any mortgage, pledge, lien , security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, character or description whatsoever.

     "MAKE-WHOLE PAYMENT" has the meaning set forth in the Certificate of Designations with respect to the Series B Preferred Stock.

     "NYSE" means the New York Stock Exchange, Inc.

     "NYSE RULES" has the meaning set forth in the Investment Agreement.

     "180-DAY AVERAGE PRICE" means the average of the Closing Prices per share of Common Stock for the Trading Days in any period of 180 consecutive calendar days (a "180-Day Reference Period"); provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of
Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted.

     "180-DAY REFERENCE PERIOD" has the meaning set forth in the definition of "180-Day Average Price."

      "OPTION" has the meaning set forth in the Investment Agreement.

     "OPTION SHARES" has the meaning set forth in the Investment Agreement.

     "ORGANIC CHANGE" means, with respect to the Corporation, any transaction (including without limitation any recapitalization, capital reorganization or reclassification of any class of capital stock, any consolidation or amalgamation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Corporation), any sale or transfer or lease of all or substantially all of the assets of the Corporation or any compulsory share exchange) pursuant to which any class of capital stock of the Corporation is converted into the right to receive other securities, cash or other property.

     "PERSON" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "REFERENCE PERIOD" means a 45-Trading Day Reference Period or a 180-Day Reference Period, as the case may be.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of July 19, 1999, by and between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

     "REGULATORY APPROVALS" means any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Entities.

      "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, from time to time.

     "SENIOR SUBORDINATED NOTES" means the Senior Subordinated Notes of the Corporation issued pursuant to the Indenture.

     "SERIES A SHAREHOLDER APPROVAL" means the approval by the stockholders of the Corporation, in accordance with the General Corporation Law of the State of Delaware and in accordance with and in satisfaction of Paragraph 312.00 of the NYSE's Listed Company Manual and the related NYSE Rules and interpretations of
(i) the issuance of Common Stock in respect of accrued and unpaid dividends on the Series A Preferred Stock (including upon the conversion or exchange thereof), (ii) the issuance of the Option Shares upon the exercise of the Option and (iii) the issuance of Common Stock upon the conversion or exchange of the Option Shares, in each case in accordance with the terms hereof and the Investment Agreement.

     "SUBSIDIARY" means as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that no Joint Venture (as such term is defined in the Investment Agreement) shall be considered (i) a "Subsidiary" of the Corporation or (ii) a "Subsidiary" of any Subsidiary of the Corporation.

     "TPG PERSON" has the meaning set forth in the definition of "Affiliate."

     "TRADING DAY" means any day on which the NYSE is open for trading, or if the shares of Common Stock are not quoted on the NYSE, any day on which the principal national securities exchange or national quotation system on which the shares of Common Stock are listed, admitted to trading or quoted is open for trading, or if the shares of Common Stock are not so listed, admitted to trading or quoted, any Business Day.

     "TWO-WEEK AVERAGE PRICE" means the average of the Closing Prices per share of Common Stock for the Trading Days in the two-calendar week period ending on the last day of a Reference Period; provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted.

     "VOTING SECURITIES" means the shares of Common Stock and any other securities of the Corporation entitled to vote generally for the election of directors.

                                XI. MISCELLANEOUS

     A. NOTICES. Any notice referred to herein shall be in writing and, unless first-class mail shall be specifically permitted for such notices under the terms hereof, shall be deemed to have been given upon personal delivery thereof, upon transmittal of such notice by telecopy (with confirmation of receipt by telecopy or telex) or five days after transmittal by registered or certified mail, postage prepaid, addressed as follows:

          (i) if to the Corporation, to its office at 6950 Columbia Gateway Drive, Fourth Floor, Columbia, Maryland 21046 (Attention: General Counsel) or to the transfer agent for the Series A Preferred Stock;

          (ii) if to a holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock); or

          (iii) to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.

     B. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law. All such shares of Series A Preferred Stock shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, without par value, of the Corporation and may be reissued as part of another series of Preferred Stock, without par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

     C. ENFORCEMENT. Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     D. TRANSFER TAXES. Except as otherwise agreed upon pursuant to the terms of this Certificate of Designations, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein in respect of any issue or delivery of Common Stock or Debentures on conversion or exchange of, or other securities or property issued on account of, shares of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certificate for Common Stock or Debentures or other securities or property in a name other than that in which the shares of Series A Preferred Stock so converted or exchanged, or on account of which such securities were issued, were registered and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.

     E. TRANSFER AGENT. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock.

     F. RECORD DATES. In the event that the Series A Preferred Stock shall be registered under either the Securities Act or the Exchange Act, the Corporation shall establish appropriate record dates with respect to payments and other actions to be made with respect to the Series A Preferred Stock.

     G. SUBORDINATION TO SENIOR SUBORDINATED NOTES. By accepting a share of Series A Preferred Stock or Debenture, the holder thereof shall be deemed to have acknowledged and agreed that (a) such holder's right to receive payments in respect of the Series A Preferred Stock or Debenture is subject and subordinated in right of payment to the payment in full and discharge of all amounts (however denominated) then due and payable under the Senior Subordinated Notes, and (b) until payment in full of all such amounts (however denominated) under the Senior Subordinated Notes has been made in cash, no payment, whether directly or indirectly, by exercise of any right of set off or otherwise in respect of the Series A Preferred Stock or Debenture shall be made by the Corporation, and no deposit in respect of the Series A Preferred Stock or Debenture shall be made pursuant to the terms hereof. In the event that any payment by, or distribution of the assets of, the Corporation of any kind or character (whether in cash, property or securities, whether directly or indirectly, by exercise of any right of set-off or otherwise and whether as a result of a bankruptcy proceeding with respect to the Corporation or otherwise) shall be received by a holder of Series A Preferred Stock at any time when such payment is prohibited by this paragraph, such payment shall be held in trust for the benefit of, and shall be paid over to, the holders of Senior Subordinated Notes as their interests may appear. The preceding two sentences address the relative rights of holders of Series A Preferred Stock or Debentures, on the one hand, and the holders of Senior Subordinated Notes, on the other hand, and nothing in this Certificate of Designations shall impair, as between the Corporation and the holders of Series A Preferred Stock or Debentures, the obligation of the Corporation, which is absolute and unconditional, to pay amounts due in respect of the Series A Preferred Stock and Debentures in accordance with their terms. This Section G shall not be construed to limit in any manner the subordination provisions set forth in Section D of Article V hereof.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial Officer and attested by its Assistant Secretary, this [ ] day of [ ], 1999.

                                        MAGELLAN HEALTH SERVICES, INC.


                                        By:_____________________________
                                             Name:  Cliff Donnelly
                                             Title: Chief Financial Officer


[Corporate Seal]

ATTEST:


_____________________

                                    EXHIBIT B
                  Form of Series B Certificate of Designations



                           CERTIFICATE OF DESIGNATIONS
                                       of
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       of
                         MAGELLAN HEALTH SERVICES, INC.
                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                                 --------------

     Magellan Health Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, without par value (the "Preferred Stock"), and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

                  Series B Cumulative Convertible Preferred Stock:

                            I. DESIGNATION AND AMOUNT

     The designation of this series of shares shall be "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock"); the stated value per share shall be $1,000 (the "Stated Value"); and the number of shares constituting such series shall be [_________]. Shares of Series B Preferred Stock may be issued by the Company from time to time by a resolution or resolutions of the Board of Directors. The number of shares of the Series B Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors; provided, however, that such number shall not be decreased below the sum of the aggregate number of shares of the Series B Preferred Stock then outstanding and the number of shares of the Series B Preferred Stock that the Corporation may be obligated to issue pursuant to the terms of the Series A Preferred Stock (as defined below).

                                    II. RANK

     A. With respect to dividend rights, the Series B Preferred Stock shall rank
(i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series B Preferred Stock as to payment of dividends, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series B Preferred Stock as to payment of dividends, including the Series A Cumulative Convertible Preferred Stock, without par value (the "Series A Preferred Stock"), of the Corporation and (iii) prior to the Corporation's Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Junior Preferred Stock"), and Common Stock, par value $0.25 per share (the "Common Stock"), and, except as specified above, all other classes and series of capital stock of the Corporation hereafter issued by the Corporation. With respect to dividends, all equity securities of the Corporation to which the Series B Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as the "Junior Dividend Securities"; all equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity, including the Series A Preferred Stock, are collectively referred to herein as the "Parity Dividend Securities"; and all equity securities of the Corporation (other than convertible debt securities) to which the Series B Preferred Stock ranks junior, with respect to dividends, are collectively referred to herein as the "Senior Dividend Securities."

     B. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series B Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, including the Series A Preferred Stock, and (iii) prior to the Junior Preferred Stock and Common Stock, and, except as specified above, all other classes and series of capital stock of the Corporation hereinafter issued by the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all equity securities of the Corporation to which the Series B Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as "Junior Liquidation Securities" (and together with the Junior Dividend Securities are referred to herein as the "Junior Securities"); all equity securities of the Corporation (other than convertible debt securities) to which the Series B Preferred Stock ranks on parity, including the Series A Preferred Stock, are collectively referred to herein as "Parity Liquidation Securities" (and together with the Parity Dividend Securities are referred to herein as the "Parity Securities"); and all equity securities of the Corporation to which the Series B Preferred Stock ranks junior are collectively referred to herein as "Senior Liquidation Securities" (and together with the Senior Dividend Securities are referred to herein as the "Senior Securities").

                                 III. DIVIDENDS

     A. DIVIDENDS. Shares of Series B Preferred Stock shall accumulate dividends at a rate of 6.50% per annum; provided, that in the event that the Series B Shareholder Approval has not been obtained by the Corporation on or prior to the Anniversary Date, shares of Series B Preferred Stock shall accumulate dividends at a rate of 12.00% per annum from and after the Anniversary Date through the Approval Date. After the Approval Date, shares of Series B Preferred Stock shall accumulate dividends at a rate of 6.50% per annum. Payment of dividends shall be made in cash except as otherwise provided in this Article III. Dividends shall be paid in four equal quarterly installments on the last day of March, June, September and December of each year, or if any such date is not a Business Day, on the Business Day next preceding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a "Dividend Payment Date"), to holders of record (the "Registered Holders") as they appear on the stock record books of the Corporation on the fifteenth day prior to the relevant Dividend Payment Date; provided, however, that the Corporation may elect not to make any dividend payment due hereunder on any Dividend Payment Date (other than as required in connection with any redemption or repurchase of shares of Series B Preferred Stock or any liquidation, dissolution or winding up of the Corporation), and any such amount then due in respect of dividends shall constitute an Arrearage (as defined below). Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends shall begin to accumulate on outstanding shares of Series B Preferred Stock from the date of issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable. Dividends payable at more than one annual rate for any dividend period or partial dividend period shall be pro rated on the basis of the number of days in such dividend period or partial dividend period, calculated as aforesaid, and the actual number of days elapsed for which dividends are payable at each such annual rate.

     B. ACCUMULATION. Dividends on the Series B Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated or been deemed to have accumulated through such date has not been paid in full or any payment date set for a redemption or repurchase on which such redemption or repurchase payment has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends or unpaid redemption or repurchase payment (such amount, the "Arrearage") at the annual rate then in effect as provided in Section A of this
Article III (or such lesser rate as may be the maximum rate that is then permitted by applicable law). Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date and shall constitute an additional Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Series B Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to Registered Holders as they appear on the stock record books of the Corporation on such record date as may be fixed by the Board of Directors (which record date shall be no less than 10 days prior to the corresponding payment date).

     C. PAYMENT IN COMMON STOCK. Notwithstanding the provisions of Section A of this Article III, (i) any dividend payment (such payment, a "Non-arrearage Payment") made in full on the first Dividend Payment Date on which such payment is due (without taking into account the proviso to the fourth sentence of Section A of this Article III in determining the first Dividend Payment Date on which such payment is due) and (ii) any payment (such payment, an "Arrearage Payment") made at any time prior to the second anniversary of the original issuance of the Series A Preferred Stock in respect of any dividend Arrearage, may be made in the form of shares of Common Stock; PROVIDED that:

          (i) the Common Stock is then validly listed for trading on the NYSE or other national securities exchange or quoted on a nationally recognized quotation system;

          (ii) such shares of Common Stock have been duly authorized and when issued in connection with such payment, will be validly issued, fully paid and non-assessable;

          (iii) the issuance of such shares of Common Stock in satisfaction of such payment does not: (a) violate any provision of the Certificate of Incorporation or the Bylaws; (b) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the Certificate of Incorporation or the Bylaws or any agreement or instrument applicable to the Corporation or any of its Subsidiaries; (c) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Corporation or any of its Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any property of the Corporation or any of its Subsidiaries is bound (assuming for the purpose of this clause (c) that all conditions precedent to the conversion of Series B Preferred Stock have been satisfied and that all outstanding shares of the Series B Preferred Stock have been converted into Common Stock); (d) result in the creation or imposition of any Lien upon any assets or properties of the Corporation or any of its Subsidiaries; or (e) violate any Law applicable to the Corporation or any of its Subsidiaries;

          (iv) (a) no default or event of default, or event that with notice or the passage of time would constitute a default or event of default, has occurred and is continuing (or will occur as a result of the issuance of shares of Common Stock in satisfaction of such payment), under any contract, agreement, indenture, mortgage, note, lease or other instrument evidencing Indebtedness of the Corporation or any of its Subsidiaries (other than inter-company Indebtedness between the Corporation and any of its Subsidiaries or between Subsidiaries of the Corporation) the outstanding principal amount of which is in excess of $10,000,000 and as a result of such default, event of default or event the holders thereof have accelerated or have the right to accelerate (or would have the right to accelerate with notice or the passage of time) the maturity thereof, and
     (b) the Corporation has not been notified that a breach of the Investment Agreement or the terms of the Series A Preferred Stock or Series B Preferred Stock has occurred and is continuing;

          (v) (a) with respect to any Non-Arrearage Payment, the Trailing Average Value (as defined below) is equal to or greater than the product of
     (A) 0.40, multiplied by (B) the Conversion Price, and (b) with respect to any Arrearage Payment, the Trailing Average Value (as defined below) is equal to or greater than the product of (A) 0.60, multiplied by (B) the Conversion Price;

          (vi) (a) with respect to any Non-Arrearage Payment, the average daily trading volume in the Common Stock during the period used to calculate the Trailing Average Value is at least 50% of the average daily trading volume in the Common Stock for the 180-day period ending on the date of the Investment Agreement, and (b) with respect to any Arrearage Payment, the average daily trading volume in the Common Stock during the period used to calculate the Trailing Average Value is at least 67% of the average daily trading volume in the Common Stock for the 180-day period ending on the date of the Investment Agreement;

          (vii) the issuance of such shares of Common Stock in satisfaction of such payment does not require the approval or affirmative vote of the holders of any class or series of the Corporation's Equity Securities; and

          (viii) as of the relevant Dividend Payment Date, the Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) is effective under the Securities Act and is available for use in connection with the offer and sale of such shares of Common Stock by those holders of Series B Preferred Stock that have such right under the Registration Rights Agreement (it being understood that if a Shelf Suspension (as such term is defined in the Registration Rights Agreement) is in effect, the Shelf Registration Statement shall not be deemed effective or available for use); provided, however, that in the case of any Non-Arrearage Payment (and only in the case of a Non-Arrearage Payment), this clause (viii) shall not prohibit the issuance of shares of Common Stock in satisfaction of such payment if the Shelf Registration Statement is not effective or not available for use in accordance with Section 2.1(c) of the Registration Rights Agreement.

For the purpose of this Section C, the value of a share of Common Stock used to pay dividends on the Series B Preferred Stock shall equal (the "Trailing Average Value") the average of the Closing Prices per share of Common Stock for the twenty consecutive Trading Days ending on the second Trading Day prior to the relevant Dividend Payment Date; provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted. Except as otherwise expressly provided in this Section C, Common Stock may not be used to make any payment in respect of any Arrearage.

     D. METHOD OF PAYMENT. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series B Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. Notwithstanding the provisions of Section C of this Article III, any such partial payment shall be made in cash. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series B Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Series B Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

                           IV. LIQUIDATION PREFERENCE

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of then-outstanding shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share equal to the greater of (A) the sum of (i) the Stated Value thereof and (ii) the dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such holders, whether or not such dividends are declared, and (B) the amount that would be payable to such holders if the holders had converted all outstanding shares of Series B Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, and shall, after the holders of Common Stock have received an amount per share of Common Stock equal to the amount paid per share of Series B Preferred Stock, be entitled to participate on a pro rata basis with the holders of Common Stock. After any such payment in full, the holders of Series B Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation. All the assets of the Corporation available for distribution to stockholders after the liquidation preferences of any Senior Liquidation Securities shall be distributed ratably (in proportion to the full distributable amounts to which holders of Series B Preferred Stock and Parity Liquidation Securities, if any, are respectively entitled upon such dissolution, liquidation or winding up) among the holders of the then-outstanding shares of Series B Preferred Stock and Parity Liquidation Securities, if any, when such assets are not sufficient to pay in full the aggregate amounts payable thereon.

     Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV, but the holders of shares of Series B Preferred Stock shall nevertheless be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets to the rights provided by this Article IV following any such transaction. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Series B Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than 45 days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

               V. MANDATORY CONVERSION, REDEMPTION AND REPURCHASE

     A. MANDATORY CONVERSION. (a) If the 180-Day Average Price and the related Two-Week Average Price for any 180-Day Reference Period (which Reference Period shall have ended no earlier than the first anniversary of the original issuance of the Series A Preferred Stock and no later than the second anniversary of the original issuance of the Series A Preferred Stock), both exceed 200% of the Conversion Price, then the Corporation shall have the right, at its option and election, to exchange the then-outstanding shares of Series B Preferred Stock, in whole and not in part, for shares of Common Stock, as if such then-outstanding shares of Series B Preferred Stock had been converted by the holders thereof pursuant to Article IX hereof on the date of such exchange.

     (b) If the 45-Trading Day Average Price and the related Two-Week Average Price for any 45-Trading Day Reference Period (which Reference Period shall have ended no earlier than the second anniversary of the original issuance of the Series A Preferred Stock), both exceed 200% of the Conversion Price, then the Corporation shall have the right, at its option and election, to exchange the then-outstanding shares of Series B Preferred Stock, in whole and not in part, for shares of Common Stock, as if such then-outstanding shares of Series B Preferred Stock had been converted by the holders thereof pursuant to Article IX hereof on the date of such exchange.

     (c) Notwithstanding anything in this Section A to the contrary, the Corporation shall not have the right to exchange the Series B Preferred Stock for Common Stock pursuant to this Section A unless (i) the Common Stock shall have been validly listed for trading on the NYSE or other national securities exchange or quoted on a nationally recognized quotation system on each day in the relevant Reference Period and as of the date of such exchange, (ii) the average daily trading volume in the Common Stock during the relevant Reference Period and during the two-week calendar period ending on the last day of the relevant Reference Period is at least 50% of the average daily trading volume in the Common Stock for the 180-day period ending on the date of the Investment Agreement, (iii) the Corporation shall have obtained the Series B Shareholder Approval, (iv) as of the date of such exchange, the Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) is effective under the Securities Act and is available for use in connection with the offer and sale of such shares of Common Stock by those holders that have such right under the Registration Rights Agreement (it being understood that if a Shelf Suspension (as such term is defined in the Registration Rights Agreement) is in effect, the Shelf Registration Statement shall not be deemed effective or available for use), and (v) the Corporation simultaneously exchanges the Series A Preferred Stock pursuant to subsection (a) or (b) of Section A of Article V of the Certificate of Designations for the Series A Preferred Stock. The Corporation may not effect any such exchange if such exchange would: (a) violate any provision of the certificate of incorporation or the bylaws of the Corporation; (b) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Corporation or any of its Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any property of the Corporation or any of its Subsidiaries is bound; (c) result in the creation or imposition of any Lien upon any assets or properties of the Corporation or any of its Subsidiaries; or (d) violate any Law applicable to the Corporation or any of its Subsidiaries.

     (d) Notice of an exchange of shares of Series B Preferred Stock pursuant to this Section A (a "Notice of Exchange") shall be sent to the holders of record of the shares of Series B Preferred Stock by first class mail, postage prepaid, at each such holder's address as it appears on the stock record books of the Corporation, not more than three Business Days subsequent to the last day of the relevant Reference Period. The Notice of Exchange shall set forth the date fixed for the exchange (the "Exchange Date") and shall set forth in reasonable detail the calculations and supporting data used by the Corporation in its determination that it had the right to effect such exchange. From and after the Exchange Date, all dividends on the shares of Series B Preferred Stock that are exchanged shall cease to accumulate and all rights of the holders thereof as holders of Series B Preferred Stock shall cease and terminate, except if the Corporation shall default in its obligation to deliver shares of Common Stock and cash in lieu of fractional shares to holders on the Exchange Date, in which case all such rights shall continue unless and until such shares are exchanged (or redeemed, repurchased or converted) in accordance with the terms hereof. Prior to the Exchange Date, each holder shall provide a written notice to the Corporation specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If no such notice is delivered, such shares of Common Stock and cash in lieu of fractional shares, if any, shall be delivered to such holder. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on exchange of Series B Preferred Stock pursuant to this Section A. On or after the Exchange Date, each holder of shares of Series B Preferred Stock that are to be exchanged shall surrender the certificate evidencing such shares of Series B Preferred Stock to the Corporation at the place designated in the Notice of Exchange. As promptly as practical, and in any event within three Business Days after the Exchange Date, the Corporation shall deliver or cause to be delivered as directed by the holder of shares of Series B Preferred Stock being exchanged (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder shall be entitled and (ii) cash in lieu of fractional shares, if any, to which such holder shall be entitled. Except as otherwise specified in this Article V, for the purposes hereof, such exchange shall be deemed a conversion effected pursuant to Article IX and the terms and procedures set forth in Article IX shall apply. For such purpose, the applicable Conversion Date shall be the Exchange Date.

     (e) In the event the Corporation delivers a Notice of Exchange, the Corporation shall be obligated to effect the exchange described therein, PROVIDED that each of the conditions to such exchange set forth in subsections
(a), (b) and (c) above is (i) satisfied or (ii) waived by the holders of a majority of the shares of Series B Preferred Stock then outstanding.

     (f) Notwithstanding anything to the contrary in the Registration Rights Agreement, in the event the Corporation effects an exchange pursuant to this Section A, the Corporation shall not exercise its right to declare a Shelf Suspension (as such term is defined in the Registration Rights Agreement) pursuant to Section 2.1(c) of the Registration Rights Agreement during the period beginning on the Exchange Date and ending 90 days after the Exchange Date.

     B. MANDATORY REDEMPTION. The Corporation shall not have any right to redeem any shares of Series B Preferred Stock prior to the Mandatory Redemption Date (as defined below). On the tenth anniversary of the original issuance of the Series A Preferred Stock (the "Mandatory Redemption Date"), the Corporation shall redeem (the "Mandatory Redemption") all outstanding shares of Series B Preferred Stock by paying the redemption price therefor in cash out of funds legally available for such purpose. The redemption price for each share of Series B Preferred Stock shall equal the sum of (i) the amount, if any, of all unpaid dividends accumulated thereon to the date of actual payment of the Redemption Price, whether or not such dividends have been declared, and (ii) the Stated Value thereof (such sum, the "Redemption Price").

     C. NOTICE AND REDEMPTION PROCEDURES. Notice of the redemption of shares of Series B Preferred Stock pursuant to Section B of this Article V (a "Notice of Redemption") shall be sent to the holders of record of the shares of Series B Preferred Stock to be redeemed by first class mail, postage prepaid, at each such holder's address as it appears on the stock record books of the Corporation, not more than 100 nor fewer than 60 days prior to the date fixed for redemption, which date shall be set forth in such notice (the "Redemption Date"); provided, however, that failure to give such Notice of Redemption to any holder, or any defect in such Notice of Redemption to any holder shall not affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock held by any other holder. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of the holders of shares of Series B Preferred Stock to be redeemed, in each case, not more than 10 days prior to the date the Notice of Redemption is mailed. On or after the Redemption Date, except with respect to shares of Series B Preferred Stock for which the Conversion Date has occurred on or prior to such Redemption Date, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. From and after the Redemption Date, all dividends on shares of Series B Preferred Stock shall cease to accumulate and all rights of the holders thereof as holders of Series B Preferred Stock shall cease and terminate, except if the Corporation shall default in payment of the Redemption Price on the Redemption Date in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in accordance with the terms hereof.

     D. CHANGE OF CONTROL. In the event there occurs a Change of Control, any holder of record of shares of Series B Preferred Stock, in accordance with the procedures set forth in Section E of this Article V, may require the Corporation to redeem any or all of the shares of Series B Preferred Stock held by such holder in an amount per share equal to the sum of (i) the amount, if any, of all unpaid dividends accumulated thereon to the date of actual payment thereof, whether or not such dividends have been declared, and (ii) 101% of Stated Value (the "Change of Control Price"). By accepting a share of Series B Preferred Stock the holder thereof shall be deemed to have acknowledged and agreed that
(a) such holder's right, to receive payment of the Change in Control Price is subject and subordinated in right of payment to the payment in full and discharge of all amounts of principal, interest and fees (however denominated) then outstanding under the Credit Agreement and the Senior Subordinated Notes and (b) until payment in full of all such amounts (however denominated) under the Credit Agreement and the Senior Subordinated Notes has been made in cash, no payment, whether directly or indirectly, by exercise of any right of set off or otherwise in respect of the Change of Control Price shall be made by the Corporation, and, notwithstanding anything to the contrary in Section F of this
Article V, no deposit in respect of the Change of Control Price shall be made pursuant to Section F of this Article V. In the event that any payment by, or distribution of the assets of, the Corporation of any kind or character (whether in cash, property or securities, whether directly or indirectly, by exercise of any right of set-off or otherwise and whether as a result of a bankruptcy proceeding with respect to the Corporation or otherwise) shall be received by a holder of Series B Preferred Stock at any time when such payment is prohibited by this paragraph, such payment shall be held in trust for the benefit of, and shall be paid over to, the lenders under the Credit Agreement or the holders of Senior Subordinated Notes, as the case may be, as their interests may appear. The preceding two sentences address the relative rights of holders of Series B Preferred Stock or Debentures, on the one hand, and the lenders under the Credit Agreement or the holders of Senior Subordinated Notes, as the case may be, on the other hand, and nothing in this Certificate of Designations shall impair, as between the Corporation and the holders of Series B Preferred Stock or Debentures, the obligation of the Corporation, which is absolute and unconditional, to pay amounts due in respect of the Series B Preferred Stock and Debentures in accordance with their terms. Upon a Change of Control, the Corporation shall pay all amounts outstanding under the Credit Agreement and the Indenture to the extent necessary in order to permit the payment of the Change of Control Price hereunder.

     E. CHANGE OF CONTROL NOTICE AND REDEMPTION PROCEDURES. Notice of any Change of Control shall be sent to the holders of record of the outstanding shares of Series B Preferred Stock not more than five days following a Change of Control, which notice (a "Change of Control Notice") shall describe the transaction or transactions constituting such Change of Control and set forth each holder's right to require the Corporation to redeem any or all shares of Series B Preferred Stock held by him or her out of funds legally available therefor, the redemption date, which date shall be not less than 30 nor more than 45 days from the date of such Change of Control Notice, (the "Change of Control Redemption Date") and the procedures to be followed by such holders in exercising his or her right to cause such redemption; provided, however, that if all of the outstanding shares of Series B Preferred Stock are owned by more than 50 holders or groups of Affiliated holders and if the Series B Preferred Stock is listed on any national securities exchange or quoted on any national quotation system, the Corporation shall give such Change of Control Notice by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, within 30 days following such Change of Control and, in any case, a similar notice shall be mailed concurrently to each holder of shares of Series B Preferred Stock. Failure by the Corporation to give the Change of Control Notice as prescribed by the preceding sentence, or the formal insufficiency of any such Change of Control Notice, shall not prejudice the rights of any holder of shares of Series B Preferred Stock to cause the Corporation to redeem any such shares held by him or her. In the event a holder of shares of Series B Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series B Preferred Stock pursuant to Section D hereof, such holder shall deliver, prior to the Change of Control Redemption Date as set forth in the Change of Control Notice, or, if the Change of Control Notice is not given as required by this Section E, at any time following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section E (in which case the Change of Control Redemption Date shall be the date which is the later of (x) 45 days following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section E and (y) 30 days following the delivery of such election by such holder), a written notice, in the form specified by the Corporation (if the Corporation did in fact give the notice required by this Section E), to the Corporation so stating, and specifying the number of shares to be redeemed pursuant to Section D of this Article V; provided, however, that if all of the outstanding shares of the Series B Preferred Stock are owned by 50 or fewer holders or groups of affiliated holders, such holders or groups may deliver a notice or an election to redeem at any time within 90 days following the occurrence of a Change of Control without awaiting receipt of a Change of Control Notice or the expiration of the time allowed for the delivery of a Change of Control Notice hereunder. The Corporation shall redeem the number of shares so specified on the Change of Control Redemption Date fixed by the Corporation or as provided in the preceding sentence. The Corporation shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series B Preferred Stock as a result of a Change of Control. From and after the time the Change of Control Redemption Price is paid in accordance with the terms hereof with respect to any share of Series B Preferred Stock, all dividends on such share of Series B Preferred Stock shall cease to accumulate and all rights of the holder thereof as a holder of Series B Preferred Stock shall cease and terminate.

     F. DEPOSIT OF FUNDS. The Corporation shall, no later than 11:00 a.m., New York City time, on any Redemption Date or Change of Control Redemption Date pursuant to this Article V, deposit with its transfer agent or other redemption agent in the Borough of Manhattan, The City of New York having a capital and surplus of at least $500,000,000, as a trust fund for the benefit of the holders of the shares of Series B Preferred Stock to be redeemed, cash that is sufficient in amount to redeem the shares to be redeemed in accordance with the Notice of Redemption or Change of Control Notice, with irrevocable instructions and authority to such transfer agent or other redemption agent to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price or Change of Control Redemption Price, as the case may be, upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to the holders, and from and after the date of such deposit, all rights of the holders of the shares of Series B Preferred Stock that are to be redeemed as stockholders of the Corporation with respect to such shares, except the right to receive the Redemption Price upon the surrender of their respective certificates and all rights under Articles IX and XI hereof, shall cease and terminate. In case holders of any shares of Series B Preferred Stock called for redemption shall not, within two years after such deposit, claim the cash deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders, with respect to shares to be redeemed, shall be to receive the Redemption Price as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

     G. CERTAIN REPURCHASES. (a) If, at any time after April 5, 2002, one or more members of the Investor Group (collectively, the "Selling Investors") sell shares of Series A Preferred Stock and/or Common Shares, in a transaction or series of related transactions (such sale, an "Investor Sale"), to any Person other than a member of the Investor Group, the Corporation shall, if the Selling Investors so elect, repurchase (a "Corporation Repurchase") from the Selling Investors, for cash, shares of Series B Preferred Stock representing a number of Conversion Shares equal to the Sale Number less the number of Make-Whole Conversion Shares with respect to such Investor Sale. The price paid by the Corporation in any Corporation Repurchase shall equal the Investor Sale Price per Conversion Share represented by the securities purchased in such Corporation Repurchase. Subject to subsection (b) of this Section G, in the event that the Selling Investors include shares of Series B Preferred Stock in an Investor Sale, the Corporation shall pay the Selling Investors, with respect to the Make-Whole Conversion Shares, an amount per Make-Whole Conversion Share equal to the Investor Sale Price less the amount per Make-Whole Conversion Share paid in such Investor Sale (such payment, the "Make-Whole Payment"). Notwithstanding the foregoing, the Corporation shall have no obligation to effect a Corporation Repurchase or make a Make-Whole Payment unless the Selling Investors afford the Corporation a reasonable opportunity to include in the Investor Sale up to that number of shares of Common Stock that would be sufficient to permit the Corporation to satisfy its obligations pursuant to this Section G, and the Corporation shall have no obligation to effect a Corporation Repurchase or make a Make-Whole Payment with respect to any Investor Sale that is consummated after the Approval Date. Each Corporation Repurchase and Make-Whole Payment shall be completed by the Corporation within 15 days of the consummation of the related Investor Sale.

     (b) Prior to any sale by the Selling Investors of any shares of Series B Preferred Stock in an Investor Sale, the Selling Investors shall give written notice to the Corporation of the Selling Investors' desire to sell such shares, which notice shall identify the number of such shares the Selling Investors desire to sell (such notice, a "Series B Sale Notice"). The Series B Sale Notice shall be given at least 10 Business Days prior to the consummation of the related Investor Sale. The Selling Investors shall not include such shares in such Investor Sale if, within 5 Business Days of the delivery of the Series B Sale Notice, the Corporation delivers a written notice to the Selling Investors to the effect that it will effect a Corporation Repurchase with respect to such shares following the completion of such Investor Sale.

     (c) Prior to the Approval Date, the Corporation shall not effect any direct or indirect redemption or repurchase of Common Stock unless it has complied with the procedures set forth in this subsection (c). In the event the Corporation intends to effect any direct or indirect redemption or repurchase of Common Stock, the Corporation shall first offer (a "Repurchase Offer") to repurchase shares of Series B Preferred Stock and Junior Preferred Stock at the Repurchase Price (as defined below) per Conversion Share represented by the shares of Series B Preferred Stock and Junior Preferred Stock to be repurchased. The Corporation shall give written notice (a "Proposed Repurchase Notice") of such offer to each holder of Series B Preferred Stock and each holder of Junior Preferred Stock which notice shall specify (i) the aggregate number (the "Repurchase Number") of Conversion Shares represented by shares of Series B Preferred Stock and Junior Preferred Stock that the Corporation is willing to repurchase, and (ii) the proposed repurchase price for each such Conversion Share (the "Repurchase Price"). The date on which such Proposed Repurchase Notice is given is referred to herein as the "Notice Date." To accept a Repurchase Offer a holder must, within 20 days of the Notice Date, notify the Corporation in writing of its acceptance of the Repurchase Offer and the number of shares of Series B Preferred Stock and number of shares of Junior Preferred Stock it wishes to have repurchased by the Corporation. If a holder does not provide such notice to the Corporation within such 20-day period, then such holder shall be deemed to have rejected the Repurchase Offer. Within 5 days following the end of such 20-day period, the Corporation shall repurchase the securities specified by each accepting holder at the Repurchase Price per Conversion Share represented by such securities. The date on which such repurchases are effected is referred to herein as the "Repurchase Date." If the aggregate number of Conversion Shares represented by the shares of Series B Preferred Stock and Junior Preferred Stock with respect to which holders have accepted the Repurchase Offer exceeds the Repurchase Number, the Corporation shall repurchase such securities on a pro rata basis based on the number of Conversion Shares with respect to which each such holder accepted the Repurchase Offer. During the period commencing on the Repurchase Date and ending on the 120th day after the Notice Date, the Corporation may repurchase and redeem, at a price not in excess of the Repurchase Price per share, up to an aggregate number of shares of its Common Stock equal to the Repurchase Number less the number of Conversion Shares represented by the shares of Series B Preferred Stock and Junior Preferred Stock repurchased pursuant to the Repurchase Offer. After such 120th day, in order to directly or indirectly repurchase or redeem shares of Common Stock, the Corporation must again comply with the procedures set forth in this subsection (c). Notwithstanding the foregoing, this paragraph shall not prohibit (i) purchases of Equity Securities of the Corporation or any of its Subsidiaries from executives and other management-level employees of the Corporation or any of its Subsidiaries in connection with customary employment and severance arrangements, or (ii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Junior Dividend Securities by the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

     (d) Until the Series B Shareholder Approval is obtained, the Corporation shall not (A) utilize amounts available under Section 6.06(a)(ii) of the Credit Agreement (or any comparable provision of any Credit Agreement) for any purpose except to effect repurchases or make payments in respect of the Series B Preferred Stock as required pursuant to this Section G or to make payments with respect to the Series A Preferred Stock, or (B) amend the Credit Agreement in any manner so as to reduce the amounts available to effect repurchases or make payments in respect of the Series B Preferred Stock as required pursuant to this Section G under Section 6.06(a)(ii) of the Credit Agreement (or any comparable provision of any Credit Agreement). Notwithstanding the foregoing, this paragraph shall not prohibit (i) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series B Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities, (ii) purchases of Equity Securities of the Corporation or any of its Subsidiaries from executives and other management-level employees of the Corporation or any of its Subsidiaries in connection with customary employment and severance arrangements, or (iii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Junior Dividend Securities by the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

     (e) If a Make-Whole Payment would result in an event of default under the Credit Agreement or the Indenture, the Corporation shall not be obligated to make such Make-Whole Payment until such time as the Make-Whole Payment would not result in an event of default under the Credit Agreement or the Indenture, as the case may be; provided that if the Make-Whole Payment would not result in such an event of default if made from the proceeds of the sale of Equity Securities of the Corporation, the Corporation shall use commercially reasonable efforts to effect a sale of Equity Securities to permit it to make the Make-Whole Payment and avoid such an event of default. In the event (i) the Corporation defaults with respect to its obligation to make a Make-Whole Payment or (ii) a Make-Whole Payment is delayed pursuant to the preceding sentence, a late-payment charge shall accrue with respect to the Make-Whole Payment at a per annum rate equal to the dividend rate then in effect pursuant to Section A of
Article III hereof from (A) the time of such default in the case of clause (i) above or (B) from the time such Make-Whole Payment would have been due except for the operation of the preceding sentence in the case of clause (ii) above, and shall accrue until such amount and such charge is paid.

            VI.  EXCHANGE OF SERIES B PREFERRED STOCK FOR DEBENTURES

     A. After the Option has expired or is no longer exercisable in whole or in part, the Series B Preferred Stock shall be exchangeable at the option of the Corporation and to the extent permitted by applicable law and the terms of the instruments governing the Corporation's then-outstanding Indebtedness, in whole but not in part, on any Dividend Payment Date for unsecured Junior Subordinated Convertible Debentures (issued pursuant to an indenture (the "Series B Indenture") prepared in accordance with the Investment Agreement), in principal amount of $1,000 per share of Series B Preferred Stock (a "Debenture" and, collectively, the "Debentures"), in accordance with this Article VI:

          (i) Each share of Series B Preferred Stock shall be exchangeable at the offices of the Corporation and at such other place or places, if any, as the Board of Directors may designate. Except with the prior written consent of the holders of all outstanding shares of Series B Preferred Stock, the Corporation may not exchange any shares of Series B Preferred Stock if (a) full cumulative dividends through the date of exchange, have not been paid, accrued or set aside for payment on all outstanding shares of the Series B Preferred Stock, (b) the Corporation has failed to amend its Certificate of Incorporation in accordance with Delaware law to confer the power to vote upon holders of the Debentures as shall be contemplated by the Series B Indenture or (c) such exchange could result in any adverse tax consequence to any such holder.

          (ii) Prior to giving notice of its intention to exchange, the Corporation shall execute and deliver to a bank or trust company and, if required by applicable law, qualify under the Trust Indenture Act of 1939, as amended, the Series B Indenture.

          (iii) The Corporation shall mail written notice of its intention to exchange Series B Preferred Stock for Debentures (the "Exchange Notice") to each holder of record of shares of Series B Preferred Stock not less than 60 nor more than 100 days prior to the date fixed for exchange. The Exchange Notice shall notify holders of their right to deliver an Objection Notice (as defined below) pursuant to Section B of this Article VI.

          (iv) Prior to effecting any exchange provided above, the Corporation shall deliver to each holder of shares of Series B Preferred Stock an opinion of nationally recognized legal counsel to the effect that: (a) each of the Series B Indenture and the Debentures have been duly authorized and executed by the Corporation and, when delivered by the Corporation in exchange for shares of Series B Preferred Stock, will constitute valid and legally binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity; (b) the exchange of the Debentures for the shares of Series B Preferred Stock will not violate the provisions of this Article VI or of the Delaware General Corporation Law, including Section 221 thereof; and (c) the exchange of the Debentures for the shares of Series B Preferred Stock is exempt from the registration requirements of the Securities Act or that the exchange of such Debentures has been duly registered under the Securities Act.

          (v) The Corporation may not effect any exchange provided above if such exchange would: (a) violate any provision of the certificate of incorporation or the bylaws of the Corporation; (b) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Corporation or any of its Subsidiaries under, or require any consent, waiver or approval that has not been obtained or granted under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any property of the Corporation or any of its Subsidiaries is bound; (c) result in the creation or imposition of any Lien upon any assets or properties of the Corporation or any of its Subsidiaries; or (d) violate any Law applicable to the Corporation or any of its Subsidiaries.

          (vi) Upon the exchange of shares of Series B Preferred Stock for Debentures, the rights of the holders of shares of Series B Preferred Stock as stockholders of the Corporation shall terminate and such shares shall no longer be deemed outstanding.

          (vii) Before any holder of shares of Series B Preferred Stock shall be entitled to receive Debentures, such holder shall surrender the certificate or certificates therefor, at the office of the Corporation or at such other place or places, if any, as the Board of Directors shall have designated, and shall state in writing the name or names (with addresses) in which he or she wishes the certificate or certificates for the Debentures to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of Series B Preferred Stock, or to his or her nominee or nominees, certificates for the Debentures to which he or she shall be entitled as aforesaid. Shares of Series B Preferred Stock shall be deemed to have been exchanged as of the close of business on the date fixed for exchange as provided above, and the Person or Persons entitled to receive the Debentures issuable upon such exchange shall be treated for all purposes (including the accrual and payment of interest) as the record holder or holders of such Debentures as of the close of business on such date.

     B. For purposes of clause (c) of paragraph (i) of Section A of this Article VI, an exchange of shares of Series B Preferred Stock shall be deemed to be an exchange that could result in a tax consequence to any holder which is materially adverse only if such holder shall have delivered to the Corporation a written notice to such effect on or before the fifteenth day after its receipt of the Exchange Notice (an "Objection Notice"), which Objection Notice shall specify in reasonable detail the nature of such tax consequence which could result from the exchange. If the Corporation receives an Objection Notice, then the Corporation shall not exchange the shares of Series B Preferred Stock and the Corporation shall, within 15 days after its receipt of the Objection Notice mail written notice to the effect that it is canceling the proposed exchange of shares of Series B Preferred Stock to each holder of record of shares of Series B Preferred Stock to which it mailed the Exchange Notice. Notwithstanding the foregoing, if the Corporation, based on the advice of nationally recognized tax counsel, believes that the tax consequences described in an Objection Notice are incorrect, the Corporation may contact the holder who delivered such notice to discuss the tax consequences described therein. If such holder withdraws such notice within 15 days of its delivery, the Corporation shall be permitted to consummate the proposed exchange.

                         VII. RESTRICTIONS ON DIVIDENDS

     So long as any shares of the Series B Preferred Stock are outstanding, the Board of Directors shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any Junior Securities or Parity Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities or Parity Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Series B Preferred Stock not paid on the dates provided for in Section A of Article III hereof (including Arrearages and accumulated dividends thereon and regardless of whether the Corporation shall have had the right to elect to defer such payments as provided for in Article III hereof) shall have been paid, except that when dividends are not paid in full as aforesaid upon the shares of Series B Preferred Stock, all dividends declared on the Series B Preferred Stock and any series of Parity Dividend Securities shall be declared and paid pro rata so that the amount of dividends so declared and paid on Series B Preferred Stock and such series of Parity Dividend Securities shall in all cases bear to each other the same ratio that accumulated dividends (including interest accrued on or additional dividends accumulated in respect of such accumulated dividends) on the shares of Series B Preferred Stock and such Parity Dividend Securities bear to each other. Notwithstanding the foregoing, this paragraph shall not prohibit (i) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series B Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities or (ii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Junior Dividend Securities by the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

                               VIII. VOTING RIGHTS

     A. The holders of shares of Series B Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

     B. Through the Approval Date, shares of Series B Preferred Stock shall have no voting rights. After the Approval Date, so long as any shares of the Series B Preferred Stock are outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock, and the shares of Series B Preferred Stock shall vote together with shares of Common Stock (and any shares of Series A Preferred Stock entitled to vote) as a single class. With respect to any such vote, each share of Series B Preferred Stock shall entitle its holder to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the time of the record date with respect to such vote (assuming all conditions precedent to such conversion have been satisfied and that such conversion had occurred as of the record date for such vote).

     C. If on any date after the Approval Date (i) dividends payable on the Series A Preferred Stock or Series B Preferred Stock shall not have been paid in full when required pursuant to the terms hereof or (ii) the Corporation shall have failed to satisfy its obligation to redeem shares of Series A Preferred Stock or Series B Preferred Stock pursuant to the terms of the relevant Certificate of Designations (provided, that for the purpose of this Section C, any obligation of the Corporation to repurchase shares of Series B Preferred Stock pursuant to Section G of Article V of this Certificate of Designations shall not be considered an obligation to redeem such shares), then the number of directors constituting the Board of Directors shall, without further action, be increased by two, or if the requisite increase in the number of directors constituting the Board of Directors would require the approval of the Corporation's stockholders or is prohibited by the Investment Agreement, then the number of directors constituting the Board of Directors shall be increased to the extent the approval of the Corporation's stockholders is not required and the Investment Agreement would not be breached and a number of directors (other than Investor Nominees) shall resign from the Board of Directors so that the holders of shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class without regard to series, may elect two directors to the Board of Directors, and the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class without regard to series, shall have, in addition to the other voting rights set forth herein, the exclusive right to elect two directors (the "Additional Directors") of the Corporation to fill such newly-created or vacated directorships. Additional Directors shall continue as directors and such additional voting right shall continue until such time as (a) all dividends accumulated on the Series A Preferred Stock and Series B Preferred Stock shall have been paid in full as required pursuant to the terms hereof or
(b) any redemption obligation with respect to the Series A Preferred Stock or Series B Preferred Stock that has become due shall have been satisfied or all necessary funds shall have been set aside for payment, as the case may be, at which time such Additional Directors shall cease to be directors and such additional voting right of the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

     D. After the Approval Date, so long as members of the Investor Group Beneficially Own a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, if any default or event of default has occurred and is continuing under any contract, agreement, indenture, mortgage, note, lease or other instrument evidencing Indebtedness of the Corporation or any of its Subsidiaries (other than inter-company Indebtedness between the Corporation and any of its Subsidiaries or between Subsidiaries of the Corporation) the outstanding principal amount of which is in excess of $10,000,000, and as a result of such default, event of default or event the holders thereof have accelerated or have the right to accelerate the maturity thereof, and such default or event of default is not cured or waived within 75 days of the occurrence thereof, then the number of directors constituting the Board of Directors shall, upon the request of members of the Investor Group who Beneficially Own a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock then Beneficially Owned by members of the Investor Group delivered to the Corporation in writing, be increased by that number that is necessary to enable the Investor Group to designate a majority of the members of the Board of Directors (including the Investor Nominees), or if such requisite increase in the number of directors constituting the Board of Directors would require the approval of the Corporation's stockholders or is prohibited by the Investment Agreement, then the number of directors constituting the Board of Directors shall be increased to the extent the approval of the Corporation's stockholders is not required and the Investment Agreement would not be breached and a number of directors (other than Investor Nominees) shall resign from the Board of Directors so as to enable the Investor Group to designate a majority of the Board of Directors (including the Investor Nominees), and the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock then held by the Investor Group, voting together as a single class without regard to series, shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a class, to elect that number of directors (the "Majority Directors") of the Corporation necessary to fill such newly-created or vacated directorships. Majority Directors shall continue as directors and such additional voting right shall continue until such time as such default, event of default or event is cured, at which time such Majority Directors shall cease to be directors and such additional voting right of the Series A Preferred Stock and Series B Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

     E.  Reserved.

     F. (a) The foregoing rights of holders of shares of Series B Preferred Stock to take any action as provided in this Article VIII may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 25% of the outstanding shares of Series B Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held as soon as reasonably practicable after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders.

     (b) Each director elected pursuant to Section C, D or E hereof shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the director's term of office shall have terminated pursuant to the provisions of Section C, D or E hereof, as the case may be. In case any vacancy shall occur among the directors elected pursuant to Section C, D or E hereof, such vacancy shall be filled for the unexpired portion of the term by vote of the remaining director or directors theretofore elected pursuant to the same Section (or such director's or directors' successor in office), if any. If any such vacancy is not so filled within 20 days after the creation thereof or if all of the directors so elected shall cease to serve as directors before their term shall expire, the holders of the shares of Series B Preferred Stock then outstanding and entitled to vote for such director pursuant to the provisions of Section C, D or E hereof, as the case may be, may elect successors to hold office for the unexpired terms of any vacant directorships, by written consent as provided herein, or at a special meeting of such holders called as provided herein. The holders of a majority of the shares entitled to vote for directors pursuant to Section C, D or E hereof, as the case may be, shall have the right to remove with or without cause at any time and replace any directors such holders have elected pursuant to such section, by written consent as herein provided, or at a special meeting of such holders called as provided herein.

     G. Without the consent or affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Series B Preferred Stock, voting separately as a class, the Corporation shall not: (i) authorize, create or issue, or increase the authorized amount of, (a) any Senior Securities or (b) any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock, that is redeemable mandatorily or redeemable at the option of the holder thereof at any time on or prior to the Mandatory Redemption Date (whether or not only upon the occurrence of a specified event); (ii) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or (iii) authorize or take any other action if such action alters or changes any of the rights of the Series B Preferred Stock in any respect or otherwise would be inconsistent with the provisions of this Certificate of Designations and the holders of any class or series of the capital stock of the Corporation is entitled to vote thereon.

     H. OTHER SECURITIES. The Corporation shall not, from and after the date of original issuance of the Series A Preferred Stock, enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation's performance of its obligations hereunder.

                                 IX. CONVERSION

     A. CONVERSION. (a) At the option and election of the holder thereof, each share of Series B Preferred Stock, including all unpaid dividends accumulated thereon to the Conversion Date (as defined below), whether or not such dividends have been declared, may be converted in the manner provided herein, into (i) fully paid, duly authorized and nonassessable shares of Series C Junior Participating Preferred Stock, without par value, of the Corporation (the "Junior Preferred Stock"), on any Conversion Date occurring prior to the Approval Date, and (ii) fully paid and nonassessable shares of Common Stock, on any Conversion Date occurring on or after the Approval Date. As of the Conversion Date with respect to a share of Series B Preferred Stock, subject to subsections (d) and (e) of this Section A, such share shall be converted into that number (the "Conversion Number") of Conversion Shares (as defined below) equal to the quotient of (i) the sum of (A) the Stated Value thereof plus (B) all unpaid dividends accumulated on such share of Series B Preferred Stock to the Conversion Date whether or not such dividends have been declared, divided by
(ii) the Conversion Price in effect on the Conversion Date.

     (b) Conversion of shares of the Series B Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors of the Corporation and identified to the holders in writing upon such designation, of the certificate for such shares of Series B Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of shares represented by such certificate in accordance with the provisions of this Section A and specifying the name or names in which such holder wishes the certificate or certificates for Conversion Shares to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of Conversion Shares in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of Conversion Shares on conversion of Series B Preferred Stock pursuant hereto. As promptly as practical, and in any event within three Business Days after the Conversion Date, the Corporation shall deliver or cause to be delivered as directed by the holder of shares of Series B Preferred Stock being converted (i) certificates representing the number of validly issued, fully paid and nonassessable full Conversion Shares to which such holder shall be entitled to, (ii) any cash that is required to be paid pursuant to subsections (d) and
(e) of this Section A, and (iii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series B Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the date (the "Conversion Date") of the giving of such notice by the holder of the Series B Preferred Stock to be converted and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that as of such time the rights of the holder thereof as to the shares being converted shall cease except for the right to receive Conversion Shares and/or cash in accordance herewith, and the person entitled to receive the Conversion Shares issued as a result of such conversion shall be treated for all purposes as having become the holder of such Conversion Shares at such time.

     (c) In the event that the Series B Preferred Stock is to be redeemed or repurchased pursuant to Article V hereof, from and after the Redemption Date or the applicable repurchase date, the right of a holder to convert shares of Series B Preferred Stock pursuant to this Section A shall cease and terminate, except if the Corporation shall default in payment of the Redemption Price on the Redemption Date or the repurchase price on the applicable repurchase date, in which case all such rights shall continue unless and until such shares are redeemed or repurchased and such redemption or repurchase price is paid in full in accordance with the terms hereof. Notwithstanding anything in the foregoing to the contrary, if the Conversion Date shall occur with respect to any shares of Series B Preferred Stock on or prior to any Redemption Date or repurchase date, such shares of Series B Preferred Stock shall be converted by the Corporation into Conversion Shares in the manner provided in this Section A.

     (d) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of Conversion Shares shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price per share of Common Stock on the Conversion Date (or on the Trading Day immediately preceding the Conversion Date, if the Conversion Date is not a Trading Day). If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder on the same Conversion Date, the number of full Conversion Shares issuable on conversion thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

     (e) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Preferred Stock in accordance with the terms hereof, such number of its authorized but unissued shares of Junior Preferred Stock and Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Junior Preferred Stock or Common Stock if necessary to permit the conversion of all outstanding shares of Series B Preferred Stock, except that from and after the Approval Date no shares of Junior Preferred Stock shall be required to be so reserved.

     B. ADJUSTMENT OF CONVERSION PRICE. Except in connection with an Organic Change, which shall be subject to Section C below, the Conversion Price shall be subject to adjustment from time to time as follows:

     (a) STOCK DIVIDENDS. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall pay a dividend or make a distribution to all holders of shares of Common Stock in shares of Common Stock, then in any such case the Conversion Price in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date and (y) the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or distribution, such reduction to become effective immediately after the opening of business on the day following such record date. For purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

     (b) STOCK SPLITS AND REVERSE SPLITS. In case after the date of the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case after the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (c) ISSUANCES BELOW MARKET. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall issue rights or warrants to holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price per share on the record date for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following such record date shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date PLUS the number of shares of Common Stock that the aggregate offering price of the total number of shares so to be offered would purchase at such Closing Price and (y) the denominator shall be the number of shares of Common Stock outstanding at the close of business on such record date PLUS the number of additional shares of Common Stock so to be offered for subscription or purchase, such adjustment to become effective immediately after the opening of business on the day following such record date; provided, however, that no adjustment shall be made if the Corporation issues or distributes to each holder of Series B Preferred Stock the rights or warrants that each such holder would have been entitled to receive had the Series B Preferred Stock held by such holder been converted prior to such record date. For purposes of this subsection (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation. Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of shares of Series B Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events (a "Trigger Event"), shall for purposes of this subsection (c) not be deemed issued until the occurrence of the earliest Trigger Event.

     (d) SPECIAL DIVIDENDS. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets (excluding any regular periodic cash dividend but including any extraordinary cash dividend), Equity Securities (other than Common Stock) or rights to subscribe (excluding those referred to in subsection (c) above) for Equity Securities other than Common Stock, in each such case the Conversion Price in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such distribution shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the Closing Price per share of Common Stock on such record date, LESS the then-current fair market value as of such record date (as determined by the Board of Directors in its good faith judgment) of the portion of assets or evidences of indebtedness or Equity Securities or subscription rights so distributed applicable to one share of Common Stock, and
(y) the denominator shall be such Closing Price, such adjustment to become effective immediately prior to the opening of business on the day following such record date; provided, however, that no adjustment shall be made (1) if the Corporation issues or distributes to each holder of Series B Preferred Stock the subscription rights referred to above that each such holder would have been entitled to receive had the Series B Preferred Stock held by such holder been converted prior to such record date or (2) if the Corporation grants to each such holder the right to receive, upon the conversion of the Series B Preferred Stock held by such holder at any time after the distribution of the evidences of indebtedness or assets or Equity Securities referred to above, the evidences of indebtedness or assets or Equity Securities that such holder would have been entitled to receive had such Series B Preferred Stock been converted prior to such record date. The Corporation shall provide any holder of Series B Preferred Stock, upon receipt of a written request therefor, with any indenture or other instrument defining the rights of the holders of any indebtedness, assets, subscription rights or Equity Securities referred to in this subsection (d). Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of shares of Series B Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a Trigger Event, shall for purposes of this subsection (d) not be deemed issued until the occurrence of the earliest Trigger Event.

     (e) TENDER OR EXCHANGE OFFER. In case, after the date of the original issuance of the Series A Preferred Stock, a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall be consummated at any time after the original issuance of the Series A Preferred Stock and such tender offer shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors in its good faith judgment) at the last time (the "OFFER TIME") tenders may be made pursuant to such tender or exchange offer (as it may be amended) that, together with the aggregate of the cash plus the fair market value (as determined by the Board of Directors in its good faith judgment), as of the Offer Time, of consideration payable in respect of any tender or exchange offer by the Corporation or any such subsidiary for all or any portion of the Common Stock consummated preceding the Offer Time and in respect of which no Conversion Price adjustment pursuant to this subsection (e) has been made, exceeds 5% of the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Offer Time by a fraction of which (x) the numerator shall be (i) the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered and not withdrawn as of the Offer Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the denominator shall be the product of (i) such Closing Price at the Offer Time multiplied by
(ii) such number of outstanding shares at the Offer Time minus the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Offer Time. For purposes of this subsection (e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

     (f) CLOSING PRICE DETERMINATION. For the purpose of any computation under subsections (c) and (d) of this Section B, the Closing Price of Common Stock on any date shall be deemed to be the average of the Closing Prices for the five consecutive Trading Days ending on the day in question (or if such day is not a Trading Day, the next preceding Trading Day), provided, however, that (i) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section occurs on or after the 20th Trading Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction which the Conversion Price is so required to be adjusted as a result of such other event, (ii) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section occurs on or after the "ex" date for the issuance or distribution requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (iii) if the "ex" date for the issuance or distribution requiring such computation is on or prior to the day in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the fair market value on the day in question (as determined by the Board of Directors in a manner consistent with any determination of such value for the purposes of subsection (d) of this Section B) of the assets, evidences of indebtedness, Equity Securities or subscription rights being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For the purposes of any computation under subsection (e) of this Section B, the Closing Price on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days ending at the Offer Time; provided, however, that if the "ex" date for any event (other than the tender or exchange offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section occurs on or after the date of commencement of such tender or exchange offer and prior to the Offer Time for such tender or exchange offer, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this subsection (f), the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the NYSE or on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on the NYSE or such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on the NYSE or such exchange or in such market after the Offer Time of such tender or exchange offer.

     (g) The Corporation may make such reductions in the Conversion Price, in addition to those required by clauses (a), (b), (c), (d), (e) and (f) of this Section B, as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock or from any event treated as such for income tax purposes. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to the holders of then-outstanding shares of Series B Preferred Stock a notice of the reduction at least fifteen (15) days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

     (h) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price; provided, however, that any adjustments which by reason of this subsection (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (i) Notwithstanding any other provision of this Section B, no adjustment to the Conversion Price shall reduce the Conversion Price below $0.25, and any such purported adjustment shall instead reduce the Conversion Price to $0.25. The Corporation hereby covenants not to take any action that would or does result in any adjustment in the Conversion Price that, if made without giving effect to the previous sentence, would cause the Conversion Price to be less than $0.25.

     (j) Whenever the Conversion Price is adjusted as herein provided, a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall promptly be mailed by the Corporation to the holders of the Series B Preferred Stock.

     C.  ORGANIC CHANGE.

     (a) CORPORATION SURVIVES. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity), then lawful provision shall be made as part of the terms of such transaction whereby the terms hereof shall be modified, without payment of any additional consideration by any holder, so as to provide that upon the conversion of shares of Series B Preferred Stock following the consummation of such Organic Change, a holder of Series B Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the Conversion Shares acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor (except as would otherwise have been required by the terms of the Series B Preferred Stock as in effect prior to such Organic Change), such securities, cash and other property as such holder would have received if such holder had converted such shares of Series B Preferred Stock into Common Stock immediately prior to such Organic Change. Lawful provision also shall be made as part of the terms of the Organic Change so that all other terms hereof shall remain in full force and effect following such an Organic Change. The provisions of this subsection (a) shall similarly apply to successive Organic Changes of the character described in this subsection (a).

     (b) CORPORATION DOES NOT SURVIVE. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless lawful provision shall be made as part of the terms of such transaction whereby the surviving entity shall issue new securities (the "New Securities") to each holder of Series B Preferred Stock, without payment of any additional consideration by such holder, with terms that provide that upon the conversion of the New Securities, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the Conversion Shares acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor (except as would otherwise have been required by the terms of the Series B Preferred Stock as in effect prior to such Organic Change), such securities, cash and other property as such holder would have received if such holder had converted such shares of Series B Preferred Stock into Common Stock immediately prior to such Organic Change. The certificate or articles of incorporation or other constituent document of the surviving entity shall provide for such adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be equivalent to the adjustments provided for in Section B of this Article IX. All other terms of such New Securities shall be substantially equivalent to the terms provided herein. The provisions of this subsection (b) shall similarly apply to successive Organic Changes of the character described in of this subsection (b).

     D. CERTAIN EVENTS. If any event similar to or of the type contemplated by the provisions of Section B or Section C of this Article IX, but not expressly provided for by such provisions, occurs, then the Board of Directors of the Corporation, will make an appropriate and equitable adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Stock; PROVIDED, that no such adjustment will decrease the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock.

     E. RESTRICTION ON ACTIONS RELATING TO JUNIOR PREFERRED STOCK. No action shall be taken by the Corporation with respect to the Junior Preferred Stock, including without limitation stock splits, stock dividends, stock combinations, issuances below market and special dividends, which would require an adjustment to the Conversion Price if such action were taken with respect to the Common Stock, except pursuant to, and in accordance with, Section B or C of this
Article IX.

     F. NOTICE OF APPROVAL DATE. When and if the Approval Date shall occur, the Corporation shall promptly mail or cause to be mailed a notice of such occurrence to each holder of Series B Preferred Stock and Junior Preferred Stock.

                            X. ADDITIONAL DEFINITIONS

     For the purposes of this Certificate of Designations of Series B Preferred Stock, the following terms shall have the meanings indicated:

     "AFFILIATE" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date of the Investment Agreement. The term "Affiliated" has a correlative meaning. Notwithstanding the foregoing, for all purposes hereof, the Investor, and each Person controlled by, controlling or under common control with the Investor (each, a "TPG Person"), shall not be deemed an "Affiliate" of any Designated Purchaser Person (as defined below), and no Designated Purchaser, and no Person controlled by, controlling or under common control with such Designated Purchaser (each, a "Designated Purchaser Person"), shall be deemed an "Affiliate" of any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby.

     "APPROVAL DATE" means the date, if any, on which the Corporation obtains the Series B Shareholder Approval.

     "ANNIVERSARY DATE" means the date that is ninety days after the date of the original issuance of the Series B Preferred Stock.

      "BENEFICIALLY OWN" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of the Investment Agreement, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings. Notwithstanding the foregoing, for all purposes hereof, (i) no TPG Person shall be deemed to Beneficially Own any securities that are held by any Designated Purchaser Person, and no Designated Purchaser Person shall be deemed to Beneficially Own any securities that are held by any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of this Agreement or the transactions contemplated hereby, and
(ii) no member of the Investor Group shall be deemed to Beneficially Own any Option Shares or securities issuable in respect of the Option Shares unless and until the Option is exercised.

      "BUSINESS DAY" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "BYLAWS" means the Bylaws of the Corporation, as amended from time to time.

     "CHANGE OF CONTROL" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 under the Exchange Act as in effect on February 12, 1998) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Corporation, other than any Person or Group that owned at least 5% of such Equity Securities on the Closing Date (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement); (b) a majority of the seats (other than vacant seats) on the board of directors of the Corporation shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Corporation nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to the Corporation shall occur under and as defined in any indenture or agreement in respect of Indebtedness for borrowed money in excess of the aggregate principal amount of $10,000,000 to which any Borrower (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) or any Guarantor (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) is a party, other than the Existing Parent Borrower Notes Indenture (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) in connection with a Permitted CBHS Sale (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement); or (d) a "Change in Control" or "Change of Control" (or similar event) shall have occurred under the Credit Agreement or the Senior Subordinated Notes, unless, in the case of a "Change of Control" under the Indenture, the aggregate principal amount outstanding under the Senior Subordinated Notes is less than $10,000,000. Notwithstanding the foregoing, no event described above shall constitute a "Change of Control" if such event resulted directly from any action taken by the Investor or any of its Affiliates.

     "CLOSING" shall have the meaning assigned to such term in the Investment Agreement.

     "CLOSING PRICE" with respect to a share of Common Stock on any day means, subject to subsection (f) of Section B of Article IX if applicable, the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities listed on the NYSE or, if the shares of Common Stock are not listed on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or, if the shares of Common Stock are not listed on NYSE and not listed on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day the shares of Common Stock are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors in good faith making a market in the shares of Common Stock. If the shares of Common Stock are not publicly held or so listed, quoted or publicly traded, the "Closing Price" means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors.

     "COMMON SHARES" means shares of Common Stock (or any successor security) issued or issuable in respect of dividends on, or upon conversion of, shares of Series A Preferred Stock.

     "CONVERSION PRICE" shall mean $9.375, as adjusted from time to time pursuant to Section B of Article IX hereof; PROVIDED, that in the event (A) the Series B Shareholder Approval is obtained by the Corporation on or prior to Anniversary Date, as of the day after the Approval Date, the Conversion Price shall equal the product of (i) the Conversion Price in effect on the Approval Date, and (ii) 1.026666666667, or (B) the Series B Shareholder Approval is not obtained by the Corporation on or prior to Anniversary Date, as of the day after the Anniversary Date, the Conversion Price shall equal the product of (i) the Conversion Price in effect on the Anniversary Date, and (ii) 0.9733333333333, in each case as adjusted from time to time pursuant to Section B of Article IX hereof. With respect to any share of Series B Preferred Stock issued after the date of the original issuance of the Series A Preferred Stock, the Conversion Price of such share shall be determined as if such share were issued on the date of the original issuance of the Series A Preferred Stock.

     "CONVERSION SHARES" means (i) prior to the Approval Date, shares of Junior Preferred Stock, and (ii) on and after the Approval Date, shares of Common Stock, in each case, issued, or issuable upon, conversion of the Series B Preferred Stock.

     "CREDIT AGREEMENT" means the Credit Agreement, dated as of February 12, 1998, among the Corporation, the banks and other financial institutions named therein, and The Chase Manhattan Bank, as Administrative Agent, together with all other documents entered into pursuant to or in connection with the Credit Agreement, in each case, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

     "DESIGNATED PURCHASER" has the meaning set forth in the Investment
Agreement.

     "DESIGNATED PURCHASER PERSON" has the meaning set forth in the definition of "Affiliate."

     "EQUITY SECURITIES" of any Person, means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

      "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

     "45-TRADING DAY AVERAGE PRICE" means the average of the Closing Prices per share of Common Stock for the Trading Days in any period of 45 consecutive Trading Days (a "45-Trading Day Reference Period"); provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted.

     "45-TRADING DAY REFERENCE PERIOD" has the meaning set forth in the definition of "45-Trading Day Average Price."

     "GOVERNMENTAL ENTITY" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

     "GROUP" has the meaning set forth in Rule 13d-5 under the Exchange Act.

     "GUARANTEE" means any direct or indirect obligation, contingent or otherwise, to guarantee (or having the economic effect of guaranteeing) Indebtedness in any manner, including, without limitation, any monetary obligation to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise).

     "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all obligations of such Person for money borrowed, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business and (y) deferred earn-out and other performance-based payment obligations incurred in connection with any Permitted Acquisition (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement) or any similar transactions consummated prior to February 12, 1998), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others,
(viii) all capital lease obligations of such Person, (ix) all obligations (determined on the basis of actual, not notional, obligations) of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances issued in support of obligations that constitute Indebtedness under any other clause of this definition (unless such obligations are fully cash collateralized), provided that all obligations in respect of letters of credit shall be deemed Indebtedness to the extent drawings thereunder are unreimbursed (after any applicable grace period) regardless of the purpose for which such letter of credit was issued. The Indebtedness of any Person shall include the recourse Indebtedness of any partnership in which such Person is a general partner. Notwithstanding the foregoing, no portion of Indebtedness that becomes the subject of a defeasance (whether a legal defeasance or a "covenant" or "in substance" defeasance) shall, at any time that such defeasance remains in effect, be treated as Indebtedness for purposes hereof.

     "INDENTURE" means the Indenture entered into between the Corporation and the Marine Midland Bank, as Trustee, dated as of February 12, 1998, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

     "INVESTMENT AGREEMENT" means the Investment Agreement, dated as of July 19, 1999, by and between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

     "INVESTOR" has the meaning set forth in the Investment Agreement.

     "INVESTOR GROUP" means, collectively, the Investor, the Designated Purchasers, if any, and the respective Affiliates of such Persons.

     "INVESTOR NOMINEE" means a person designated for election to the Board of Directors by the Investor pursuant to the Investment Agreement.

     "INVESTOR SALE PRICE" means with respect to any Investor Sale, the price per Common Share paid in such sale; provided, that in the event shares of Series A Preferred Stock are sold in such Investor Sale, the Investor Sale Price shall equal the quotient of (A) the price per share of Series A Preferred Stock paid in such Investor Sale, and (B) the number of Common Shares into which such share of Series A Preferred Stock is convertible at the time of such sale.

     "LAW" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Entity.

     "LIEN" means any mortgage, pledge, lien , security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, character or description whatsoever.

     "MAKE-WHOLE CONVERSION SHARES" means, with respect to any Investor Sale, the Conversion Shares represented by the shares of Series B Preferred Stock and shares of Junior Preferred Stock included in such Investor Sale; provided, that aggregate number of Make-Whole Conversion Shares with respect to such Investor Sale shall not exceed the Sale Number with respect to such Investor Sale.

     "NYSE" means the New York Stock Exchange, Inc.

     "NYSE RULES" has the meaning set forth in the Investment Agreement.

     "180-DAY AVERAGE PRICE" means the average of the Closing Prices per share of Common Stock for the Trading Days in any period of 180 consecutive calendar days (a "180-Day Reference Period"); provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of
Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted.

     "180-DAY REFERENCE PERIOD" has the meaning set forth in the definition of "180-Day Average Price."

     "OPTION" has the meaning set forth in the Investment Agreement.

     "OPTION SHARES" has the meaning set forth in the Investment Agreement.

     "ORGANIC CHANGE" means, with respect to the Corporation, any transaction (including without limitation any recapitalization, capital reorganization or reclassification of any class of capital stock, any consolidation or amalgamation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Corporation), any sale or transfer or lease of all or substantially all of the assets of the Corporation or any compulsory share exchange) pursuant to which any class of capital stock of the Corporation is converted into the right to receive other securities, cash or other property.

     "PERSON" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "REFERENCE PERIOD" means a 45-Trading Day Reference Period or a 180-Day Reference Period, as the case may be.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of July 19, 1999, by and between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

     "REGULATORY APPROVALS" means any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Entities.

     "SALE NUMBER" means, with respect to any Investor Sale, the aggregate number of Conversion Shares Beneficially Owned by the Selling Members prior to such Investor Sale, multiplied by a fraction, the numerator of which is the sum of (A) the aggregate number of Common Shares included in such Investor Sale, plus (B) the aggregate number of Common Shares into which the shares of Series A Preferred Stock included in such sale are convertible at the time of such sale, and the denominator is the aggregate number of Common Shares Beneficially Owned by the Selling Members prior to such Investor Sale.

     "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, from time to time.

     "SENIOR SUBORDINATED NOTES" means the Senior Subordinated Notes of the Corporation issued pursuant to the Indenture.

      "SERIES B SHAREHOLDER APPROVAL" means the approval by the stockholders of the Corporation, in accordance with the General Corporation Law of the State of Delaware and in accordance with and in satisfaction of Paragraph 312.00 of the NYSE's Listed Company Manual and the related NYSE Rules and interpretations of
(i) the issuance of Common Stock in respect of accrued and unpaid dividends on the Series B Preferred Stock (including upon the conversion or exchange thereof), (ii) the issuance of Common Stock upon the conversion or exchange of the Series B Preferred Stock, and (iii) the vesting of voting rights in respect of the Series B Preferred Stock, in each case in accordance with the terms hereof and the Investment Agreement.

     "SUBSIDIARY" means as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that no Joint Venture (as such term is defined in the Investment Agreement) shall be considered (i) a "Subsidiary" of the Corporation or (ii) a "Subsidiary" of any Subsidiary of the Corporation.

     "TPG PERSON" has the meaning set forth in the definition of "Affiliate."

     "TRADING DAY" means any day on which the NYSE is open for trading, or if the shares of Common Stock are not quoted on the NYSE, any day on which the principal national securities exchange or national quotation system on which the shares of Common Stock are listed, admitted to trading or quoted is open for trading, or if the shares of Common Stock are not so listed, admitted to trading or quoted, any Business Day.

     "TWO-WEEK AVERAGE PRICE" means the average of the Closing Prices per share of Common Stock for the Trading Days in the two-calendar week period ending on the last day of a Reference Period; provided, however, that in the event that an adjustment to the Conversion Price takes effect pursuant to Section B of Article IX hereof during the period used to compute such average, the Closing Prices used to compute such average for all Trading Days ended prior to the time such adjustment takes effect shall be similarly adjusted.

     "VOTING SECURITIES" means the shares of Common Stock and any other securities of the Corporation entitled to vote generally for the election of directors.

                                XI. MISCELLANEOUS

     A. NOTICES. Any notice referred to herein shall be in writing and, unless first-class mail shall be specifically permitted for such notices under the terms hereof, shall be deemed to have been given upon personal delivery thereof, upon transmittal of such notice by telecopy (with confirmation of receipt by telecopy or telex) or five days after transmittal by registered or certified mail, postage prepaid, addressed as follows:

          (i) if to the Corporation, to its office at 6950 Columbia Gateway Drive, Fourth Floor, Columbia, Maryland 21046 (Attention: General Counsel) or to the transfer agent for the Series B Preferred Stock;

          (ii) if to a holder of the Series B Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock); or

          (iii) to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.

     B. REACQUIRED SHARES. Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law. All such shares of Series B Preferred Stock shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, without par value, of the Corporation and may be reissued as part of another series of Preferred Stock, without par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

     C. ENFORCEMENT. Any registered holder of shares of Series B Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     D. TRANSFER TAXES. Except as otherwise agreed upon pursuant to the terms of this Certificate of Designations, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein in respect of any issue or delivery of Common Stock or Debentures on conversion or exchange of, or other securities or property issued on account of, shares of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certificate for Common Stock or Debentures or other securities or property in a name other than that in which the shares of Series B Preferred Stock so converted or exchanged, or on account of which such securities were issued, were registered and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.

     E. TRANSFER AGENT. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series B Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of shares of Series B Preferred Stock.

     F. RECORD DATES. In the event that the Series B Preferred Stock shall be registered under either the Securities Act or the Exchange Act, the Corporation shall establish appropriate record dates with respect to payments and other actions to be made with respect to the Series B Preferred Stock.

     G. SUBORDINATION TO SENIOR SUBORDINATED NOTES. By accepting a share of Series B Preferred Stock or Debenture, the holder thereof shall be deemed to have acknowledged and agreed that (a) such holder's right to receive payments in respect of the Series B Preferred Stock or Debenture is subject and subordinated in right of payment to the payment in full and discharge of all amounts (however denominated) then due and payable under the Senior Subordinated Notes, and (b) until payment in full of all such amounts (however denominated) under the Senior Subordinated Notes has been made, no payment, whether directly or indirectly, by exercise of any right of set off or otherwise in respect of the Series B Preferred Stock or Debenture shall be made by the Corporation, and no deposit in respect of the Series B Preferred Stock or Debenture shall be made pursuant to the terms hereof. In the event that any payment by, or distribution of the assets of, the Corporation of any kind or character (whether in cash, property or securities, whether directly or indirectly, by exercise of any right of set-off or otherwise and whether as a result of a bankruptcy proceeding with respect to the Corporation or otherwise) shall be received by a holder of Series B Preferred Stock at any time when such payment is prohibited by this paragraph, such payment shall be held in trust for the benefit of, and shall be paid over to, the holders of Senior Subordinated Notes as their interests may appear. The preceding two sentences address the relative rights of holders of Series B Preferred Stock or Debentures, on the one hand, and the holders of Senior Subordinated Notes, on the other hand, and nothing in this Certificate of Designations shall impair, as between the Corporation and the holders of Series B Preferred Stock or Debentures, the obligation of the Corporation, which is absolute and unconditional, to pay amounts due in respect of the Series B Preferred Stock and Debentures in accordance with their terms. This Section G shall not be construed to limit in any manner the subordination provisions set forth in Section D of Article V hereof.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial Officer and attested by its Assistant Secretary, this [___] day of [____________], 1999.

                                       MAGELLAN HEALTH SERVICES, INC.


                                       By:_____________________________________
                                            Name:  Cliff Donnelly
                                            Title:  Chief Financial Officer


[Corporate Seal]

ATTEST:

                                    EXHIBIT C
                   FORM OF JUNIOR CERTIFICATE OF DESIGNATIONS

                           CERTIFICATE OF DESIGNATIONS

                                       of
                  SERIES C JUNIOR PARTICIPATING PREFERRED STOCK
                                       of
                         MAGELLAN HEALTH SERVICES, INC.

                         (PURSUANT TO SECTION 151 OF THE
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

                          -----------------------------

     Magellan Health Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors (the "Board of Directors") of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware.

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of preferred stock, without par value, of the Corporation, and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

     Series C Junior Participating Preferred Stock:

     Section 1.  DESIGNATION AND AMOUNT.

     The designation of this series of shares shall be "Series C Junior Participating Preferred Stock" (the "Series C Preferred Stock"), and the number of shares constituting such series shall be . The number of shares of the Series C Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the aggregate number of such shares then outstanding.

                  Section 2.  DIVIDENDS AND DISTRIBUTIONS.

     (a) Subject to the rights of the holders of any shares of any series of preferred stock of the Corporation (the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, in preference to the holders of the common stock, par value $0.25 per share (the "Common Stock"), of the Corporation, and of any other class of stock of the Corporation ranking junior to the Series C Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends and other distributions, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding dividend or distribution declared on the Series C Preferred Stock. In the event the Corporation shall declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

     (c) The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

     Section 3. VOTING RIGHTS. Except as set forth in Section 10 hereof, or as otherwise from time to time required by law, holders of Series C Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

                  Section 4.  CERTAIN RESTRICTIONS.

     (a) Whenever dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all unpaid dividends and distributions, whether or not declared, on outstanding shares of Series C Preferred Stock shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends) to the Series C Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series C Preferred Stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up of the Corporation) to the Series C Preferred Stock or rights, warrants or options to acquire such junior stock; or

          (iv) redeem or purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series C Preferred Stock, except in accordance with a purchase offer made in writing to all holders of such shares of Series C Preferred Stock, or shares of Series C Preferred Stock and parity stock, as the case may be, upon such terms as the Board of Directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Corporation shall not redeem or purchase or otherwise acquire shares of Common Stock unless, in each case, within five days of such transaction, the Corporation makes a purchase offer in writing to all holders of shares of Series C Preferred Stock offering to purchase a number of shares of Series C Preferred Stock equal to the number of shares of Common Stock redeemed or purchased or otherwise acquired in such transaction at a price per share equal to the amount of consideration paid for one share of Common Stock in such transaction and otherwise on terms and conditions no less favorable to the holders of Series C Preferred Stock than those applicable in such transaction (as determined by the Board of Directors in good faith). In the event the Corporation shall declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case (i) the number of shares of Series C Preferred Stock which holders thereof were entitled to have the Corporation offer to purchase immediately prior to such event under the preceding sentence shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event, and (ii) the amount per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately after such event.

     (c) The Corporation shall not, and shall not permit any Subsidiary of the Corporation to, enter into any agreement with any Person providing for the purchase or other acquisition by such Person (or any other Person) of shares of Common Stock from any Person (other than the Corporation), whether pursuant to tender offer, exchange offer or otherwise, unless, in each case, within five days of the commencement of such transaction, such Person promptly makes a purchase offer in writing to all holders of shares of Series C Preferred Stock offering to purchase a number of shares of Series C Preferred Stock equal to the number of shares of Common Stock purchased or otherwise acquired in such transaction at a price per share equal to the amount of consideration paid for one share of Common Stock in such transaction and otherwise on terms and conditions no less favorable to the holders of Series C Preferred Stock than those applicable in such transaction (as determined by the Board of Directors in good faith). In the event the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case (i) the number of shares of Series C Preferred Stock which holders thereof were entitled to have redeemed or purchased or otherwise acquired immediately prior to such event under the preceding sentence shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event, and (ii) the amount per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately after such event.

     (d) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) or, (b) or (c) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     (e) Notwithstanding the foregoing, this Section 4 shall not prohibit (i) purchases of Equity Securities of the Corporation or any of its Subsidiaries from executives and other management-level employees of the Corporation or any of its Subsidiaries in connection with customary employment and severance arrangements, or (ii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Equity Securities of the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

     Section 5. REACQUIRED SHARES. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the preferred stock of the Corporation and may be reissued as part of a new series of the preferred stock of the Corporation, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of the Common Stock or of shares of any other stock of the Corporation ranking junior, upon liquidation, dissolution or winding up of the Corporation, to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received per share of Series C Preferred Stock (i) an amount equal to declared and unpaid dividends and distributions thereon, to the date of such payment, plus (ii) an aggregate amount, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up of the Corporation with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause
(a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination, recapitalization or other transaction in which shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or changed. In the event the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. NO REDEMPTION. The shares of Series C Preferred Stock shall not be redeemable by the Corporation.

     Section 9. RANK. The Series C Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock (unless the terms of any such series shall provide otherwise) and senior to the Common Stock.

     Section 10. AMENDMENT. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting separately as a class, the Corporation shall not (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely, or (ii) authorize or take any other action if such action alters or changes any of the rights of the Series C Preferred Stock in any respect or otherwise would be inconsistent with the provisions of this Certificate of Designations and the holders of any class or series of the capital stock of the Corporation is entitled to vote thereon.

     Section 11. FRACTIONAL SHARES. Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

     Section 12. DEFINITIONS. The following terms shall have the following definitions:

     "EQUITY SECURITIES" of any Person, means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

     "INVESTMENT AGREEMENT" means the Investment Agreement, dated as of July 19, 1999, by and between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

     "SERIES A PREFERRED STOCK" the Series A Cumulative Convertible Preferred Stock, without par value, of the Corporation.

     "SUBSIDIARY" means as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that no Joint Venture (as such term is defined in the Investment Agreement) shall be considered (i) a "Subsidiary" of the Corporation or (ii) a "Subsidiary" of any Subsidiary of the Corporation.

     "PERSON" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or governmental entity.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial Officer and attested by its Secretary this [ ] day of [_____], 1999.



                                         MAGELLAN HEALTH SERVICES, INC.


                                         By:____________________________________
                                              Name:  Cliff Donnelly
                                              Title:  Chief Financial Officer


[Corporate Seal]

ATTEST:


 _________________________

                                    EXHIBIT D
                         Form of King & Spalding Opinion

                               ____________, 1999


TPG Partners II, L.P.
TPG Parallel II, L.P.
TPG Investors II, L.P.
TPG 1999 Equity Partners, L.P.
201 Main Street
Suite 2420
Fort Worth, Texas  76102

          Re: Investment Agreement, dated as of July 19, 1999, as amended and restated to the date hereof, between TPG Magellan LLC and Magellan Health Services, Inc. (The "Investment Agreement")

     We have acted as counsel to Magellan Health Services, Inc., a Delaware corporation (the "Company"), in connection with the execution and delivery of the Investment Agreement and the closing of the purchase by the Investor from the Company of 59,063 shares of Series A Preferred Stock (the "Series A Preferred Stock") and the issuance to the Investor of an option (the "Option") to purchase an additional 21,000 shares of Preferred Stock, as provided therein. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Investment Agreement.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Investment Agreement, the Registration Rights Agreement, the Series A Certificate of Designations (the "Series A Certificate of Designations"), the Series B Certificate of Designations (the "Series B Certificate of Designations"), the Junior Certificate of Designations (together with the Series A Certificate of Designations and the Series B Certificate of Designations, the "Certificates of Designations"), and such other agreements, instruments, records, and other documents, and have made such other investigations, as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

     With your permission, we have also assumed that each of the Transaction Agreements has been duly authorized, executed and delivered by, and is a valid, binding and enforceable obligation of, the Investor. As to any facts material to the opinions expressed below, we have not made any independent inquiry into such matters, and have relied on representations, statements and certificates of officers of the Company as to such matters, including, without limitation, the Officer's Certificate executed and delivered to us on behalf of the Company as of the date hereof.

     Except as specifically set forth in this paragraph, we express no opinions as to the laws of any jurisdiction other than the laws of the States of Georgia and New York, the Delaware General Corporation Law, and applicable federal laws of the United States of America, or the effect any such other laws may have on the matters set forth in this opinion letter. With respect to the opinions contained in paragraphs 1, 2 and 3 of this opinion letter:

          (a) Insofar as such opinions pertain to matters dependent upon the laws of states other than Georgia or New York, or the Delaware General Corporation Law, we have based such opinions solely on a review of the corporation and limited liability company statutes of such jurisdictions as set forth in the official printed statutory compilations of such states, as supplemented by their respective supplements most recently available in the reference libraries in which we have conducted our review, and have not undertaken any review of case law or administrative or regulatory actions or proceedings in respect thereof;

          (b) Insofar as such opinions pertain to the organizational power and authority of the Company and the Significant Subsidiaries, we have based such opinions solely on a review of the certificates or articles of incorporation, by-laws, certificates of formation, articles of organization or membership or operating agreements, as the case may be, of such Persons, as the same have been certified and delivered to us on behalf of the Company and the Significant Subsidiaries; and

          (c) Insofar as such opinions pertain to the valid existence, good standing and qualification to do business of the Company and the Significant Subsidiaries, we have based such opinions solely on a review of the certificates of public officials delivered to you on the date hereof, and we have assumed the same to have been properly given and to be accurate as of the date hereof.

     Finally, we express no opinion as to any matters arising under any applicable federal or state tax laws, securities laws, or laws relating to licenses, permits, approvals, certificates of need, or similar matters applicable to the businesses and activities of the Company or any of its Significant Subsidiaries. We note that, with respect to certain matters relating to licenses, permits, approvals, certificates of need, and similar matters applicable to the businesses and activities of the Company and its Significant Subsidiaries, you have received an opinion letter dated as of the date hereof from Mark Demilio, Esq., General Counsel of the Company.

         Based upon and subject to the foregoing, and the additional assumptions and qualifications set forth below, we are of the opinion that:

1. Each of the Company and the Significant Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to own or lease and operate its properties and to conduct its business as currently being conducted.

2. Each of the Company and the Significant Subsidiaries is duly authorized or qualified as a foreign corporation or limited liability company, as the case may be, for the transaction of business and is in good standing under the laws of the jurisdictions set forth on SCHEDULE A attached to this opinion letter, which jurisdictions are the only jurisdictions identified to us in the Officer's Certificate as being those jurisdictions where the ownership, lease, or operation of property or conduct of business requires such qualification, except where the failure to be so authorized or qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

3. The Company (i) has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements and the Certificates of Designations, and (ii) has duly authorized by all necessary corporate action on its part the execution and delivery of the Transaction Agreements and the performance by the Company of its obligations under the Transaction Agreements and the Certificates of Designations.

4. Each of the Transaction Agreements has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms under the laws of the State of New York, except (i) as may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights and remedies, and by general principles of equity (including, without limitation, concepts of materiality, good faith, reasonableness and fair dealing), whether in a proceeding in equity or at law, (ii) as rights to indemnification may be limited by federal or state securities laws or regulations or the public policy underlying such laws or regulations, and (iii) that the enforcement of the obligations under Section 8.12 of the Investment Agreement is subject to the fiduciary obligations of the Board of Directors of the Company.

5. The shares of Series A Preferred Stock (other than the shares of Series A Preferred stock issuable upon exercise of the Option, as to which we express no opinion) have been duly and validly authorized and validly issued by the Company and are fully paid and non-assessable. The shares of Common Stock into which the Series A Preferred Stock is convertible (other than the shares of Series A Preferred Stock issuable upon exercise of the Option, as to which we express no opinion) have been duly and validly authorized and validly reserved for issuance and, when issued in accordance with the terms of the Series A Certificate of Designations, will have been validly issued and will be fully paid and non-assessable. The shares of Series B Preferred Stock (other than the shares of Series B Preferred Stock issuable in respect of Option Shares, as to which we express no opinion) have been duly and validly authorized and validly reserved for issuance and, when issued in accordance with the terms of the Series B Certificate of Designations, will have been validly issued and will be fully paid and non-assessable. The shares of Series C Preferred Stock (other than the shares of Series C Preferred Stock issuable in respect of Option Shares, as to which we express no opinion) have been duly and validly authorized and validly reserved for issuance and, when issued in accordance with the terms of the Series C Certificate of Designations, will have been validly issued and will be fully paid and non-assessable.

6. No consent or approval of the Company's stockholders is required by Law or the Company's certificate of incorporation or by-laws for the execution, delivery or performance by the Company of the Transaction Agreements, other than as expressly provided in the Investment Agreement.

7. The execution and delivery of each of the Transaction Agreements does not, and the performance by the Company of its obligations as set forth in the Transaction Agreements and the Certificates of Designations and the consummation of the transactions contemplated by the Transaction Agreements will not, (i) violate any provision of the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any of the Significant Subsidiaries, (ii) give rise to any pre-emptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable law or any provision of the Certificate of Incorporation or By-laws of the Company, or any agreement or instrument applicable to the Company and identified to us in the Officer's Certificate, other than as described in the Investment Agreement or the Schedules thereto, or (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Company or any of the Significant Subsidiaries under, or require any consent, waiver or approval under, any Specified Agreements (as hereinafter defined), other than such as has been obtained. As used herein, "Specified Agreements" shall mean those notes, bonds, debt instruments, indentures, mortgages, deeds of trust, leases, loan agreements, joint venture agreements, contracts and other agreements and instruments to which the Company or any of the Significant Subsidiaries is a party or by which the Company or any of the Significant Subsidiaries or any property of the Company or any of the Significant Subsidiaries is bound, in each case that has been identified to us in the Officer's Certificate as being material to the Company and the Significant Subsidiaries and which purports to address obligations of the Company under the Transaction Agreements.

         In rendering the foregoing opinion, we (i) have assumed the accuracy of the statement in the Officer's Certificate as to the satisfaction of the applicable requirements in Section 4.03(a) of the Indenture in connection with the execution, delivery and performance of the Transaction Agreements and the Certificates of Designations, (ii) call to your attention that the Indenture and the Credit Agreement impose limitations on the declaration and payment of dividends and other distributions on the capital stock of the Company, and on the redemption, purchase, retirement, or other acquisition for value of any shares of any class of the capital stock of the Company; and (iii) call to your attention that (x) the Company has given Rainwater-Magellan Holdings, L.P. ("Buyer") the notice required pursuant to Section 5.11 of that certain Stock and Warrant Purchase Agreement, dated as of December 22, 1995, between the Company and Richard E. Rainwater, as amended by Amendment No. 1 thereto dated as of January 25, 1996; (y) pursuant to such Stock and Warrant Purchase Agreement, as amended, Buyer has the right to purchase such number of shares of Preferred Stock required to cause the "Equity Ownership" of the "Buyer Group" (as such terms are defined in such Stock and Warrant Purchase Agreement, as amended) immediately following the consummation of the transactions contemplated by the Transaction Agreements to be equal to the Equity Ownership of the Buyer Group on the date of such notice; and (z) in rendering the opinion set forth above, we have assumed that such notice was in fact delivered to Buyer prior to the Closing, that the Company will obtain in a timely fashion the consent of the Lenders referred to in Section 11.11(b) of the Investment Agreement and that you will promptly perform your obligations pursuant to Section 11.11(b) of the Investment Agreement.


     This opinion is being furnished to you in connection with the execution and delivery of Transaction Agreements and is solely for your benefit. This opinion may not be relied upon for any other purpose or by any other Person without our prior written consent. This opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred. This opinion is rendered as of the date hereof, and we make no undertaking to supplement this opinion if, after the date hereof, facts or circumstances come to our attention or changes in law occur that could affect the matters addressed herein.

                                                     Yours very truly,



                                                     KING & SPALDING

                                    EXHIBIT E
                   Form of Independent Outside Counsel Opinion

         Opinion substantially to the effect that:

1. Each of the Company and the Significant Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to own or lease and operate its properties and to conduct its business as currently being conducted.

2. Each of the Transaction Agreements constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms under the laws of the state of New York, except (i) as may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights and remedies, and by general principles of equity (including, without limitation, concepts of materiality, good faith, reasonableness and fair dealing), whether in a proceeding in equity or at law, (ii) as rights to indemnification may be limited by federal or state securities laws or regulations or the public policy underlying such laws or regulations, and (iii) that the enforcement of the obligations under
     Section 8.12 of the Investment Agreement is subject to the fiduciary obligations of the Board of Directors of the Company.

3. The Option Shares have been duly and validly authorized and validly issued by the Company and are fully paid and non-assessable. The shares of Common Stock into which the Option Shares are convertible have been duly and validly authorized and validly reserved for issuance and, when issued in accordance with the terms of the Series A Certificate of Designations, will have been validly issued and will be fully paid and non-assessable.

4. The performance by the Company of its obligations as set forth in the Transaction Agreements and the Certificates of Designations and the consummation of the transactions contemplated by the Transaction Agreements will not, (i) violate any provision of the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of the Significant Subsidiaries, (ii) give rise to any pre-emptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable law or any provision of the certificate of incorporation or by-laws of the Company, or any agreement or instrument applicable to the Company, other than as described in the Investment Agreement or the Schedules thereto, or (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Company or any of the Significant Subsidiaries under, or require any consent, waiver or approval under, any Specified Agreements (to be defined in such opinion), other than such as has been obtained.

5. [Except for the Series B Shareholder Approval]1 no consent or approval of the Company's stockholders is required by Law or the Company's certificate of incorporation or by-laws for the performance by the Company of the Transaction Agreements.


_________
1 To be included if Series B Shareholder Approval is required and has not yet been obtained

                                    EXHIBIT F
               Form of Cleary, Gottlieb, Steen & Hamilton Opinion

Opinion substantially to the effect that:

1. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

2. Investor has all requisite company power as a limited liability company and authority to execute, deliver and perform its obligations under the Agreement and the Registration Rights Agreement. The execution, delivery and performance of the Agreement and the Registration Rights Agreement have been duly authorized by all other necessary action on the part of Investor.

3. Each of the Agreement and the Registration Rights Agreement has been duly executed and delivered by Investor and, assuming due execution and delivery by each other party thereto, each such agreement constitutes a valid and legally binding obligation of Investor enforceable against Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                                    EXHIBIT G
               Form of Company Representation and Warranty Letter



______, 200_



TPG Magellan LLC
201 Main Street
Suite 2420
Fort Worth, Texas 76102

         Re: Investment Agreement, dated as of July 19, 1999, as amended by Amendment Number One to Investment Agreement, dated as of September 30, 1999, and as amended and restated by the Amended and Restated Investment Agreement, dated as of December 14, 1999 (the "Investment Agreement"), by and between TPG Magellan LLC (the "Investor") and Magellan Health Services, Inc. (the "Company")

     In connection with the issuance and sale by the Company of the Option Shares to the Investor on the date hereof, the Company hereby represents and warrants to, and agrees with, the Investor as follows:

     1. CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and each of its Significant Subsidiaries is a corporation or limited liability company duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is currently being conducted and is proposed to be conducted. Each of the Company and each of its Significant Subsidiaries is duly licensed, authorized or qualified as a foreign corporation or limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership, lease or operation of property or conduct of business requires such qualification, except where its failure to be so licensed, authorized or qualified would not have, individually or in the aggregate, a Material Adverse Effect.

     2. AGREEMENTS. (a) The Company has all requisite corporate power and authority to perform its obligations under the Transaction Agreements and the Company Documents. The performance of the Transaction Agreements and Company Documents, and the consummation by the Company of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has approved the consummation of the transactions contemplated by the Transaction Agreements for all purposes under the DGCL, including for purposes of paragraph (a)(1) of DGCL Section 203.

     (b) Each of the Agreement and the Registration Rights Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     3. Consents; No Conflicts. (a) Except for the Required Regulatory Approvals and such other Regulatory Approvals as already have been obtained, no Regulatory Approval from, or registration, disclosure, declaration or filing with, any Governmental Entity is required to be made or obtained by the Company or any of its Significant Subsidiaries in connection with the performance of the Transaction Agreements and the Company Documents and the consummation of the transactions contemplated thereby.

     (b) Except as set forth in Schedule 3.03(b) to the Investment Agreement, the performance of the obligations set forth in the Transaction Agreements and Company Documents and the consummation of the transactions contemplated thereby will not, (i) violate any provision of the Certificate of Incorporation or the Bylaws or the comparable governing instruments of any of the Significant Subsidiaries; (ii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the Certificate of Incorporation or Bylaws or any agreement or instrument applicable to the Company or any of its Significant Subsidiaries;
(iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Company or any of its Significant Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument (including, without limitation, the Credit Agreement), indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries or any property of the Company or any of its Significant Subsidiaries is bound (other than in each case in connection with a "Change in Control," as such term is defined in the Credit Agreement, or a "Change of Control," as such term is defined in the Indenture, resulting from the appointment of members of the Board of Directors pursuant to Section D of
Article VIII of the Senior Certificates of Designations or resulting from any action taken by the Investor or any of its Affiliates that is permitted under
Section 6.01(b) of the Agreement); (iv) result in the creation or imposition of any Lien upon any assets or properties of the Company or any of its Significant Subsidiaries or (v) violate any Law applicable to the Company or any of its Significant Subsidiaries.

     (c) [Except the Series B Shareholder Approval,]2 no consent or approval of the Company's stockholders is required by Law, the Certificate of Incorporation, the Bylaws, the NYSE Rules, or otherwise, for the performance by the Company of the Transaction Agreements and the Company Documents and the consummation of the transactions contemplated thereby.

     (d) The consummation of the transactions contemplated by Section 2.02 of the Investment Agreement will not constitute a "Change of Control" or "Change in Control" (or similar concept) as such term (or concept) is defined in the Credit Agreement, the Indenture or any other material contract, agreement, indenture, mortgage, note, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which the properties of the Company or any such Subsidiary is subject (other than in connection with a "Change in Control," as such term is defined in the Credit Agreement, or a "Change of Control," as such term is defined in the Indenture, resulting from the appointment of additional members of the Board of Directors pursuant to Section D of Article VIII of the Senior Certificates of Designations or resulting from any action taken by the Investor or any of its Affiliates that is permitted under Section 6.01(b) of the Agreement).

_______________
2 To be included if Series B Shareholder Approval is required and has not yet been obtained.

     4. SECURITIES. The Option Shares have been duly and validly authorized and, when issued as contemplated by the Agreement, will have been validly issued and will be fully paid and nonassessable. The Conversion Shares have been duly and validly authorized and validly reserved for issuance, and when issued upon the conversion of the Senior Preferred Stock will have been validly issued and will be fully paid and non-assessable. The shares of Series B Preferred Stock and Junior Preferred Stock have been duly and validly authorized, and when issued in accordance with the Certificates of Designations, will have been validly issued and will be fully paid and non-assessable.3 Prior to the issuance thereof, the Debentures will have been duly and validly authorized by the Company and, upon execution and delivery thereof in accordance with the terms of the Senior Preferred Stock, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.
_______________
3 To be included only if the date of the Company Representation and Warranty Letter is prior to Series A Shareholder Approval Date.

     5. COMPANY REPORTS; FINANCIAL STATEMENTS. (a) Each registration statement, Annual Report on Form 10-K, report on Form 8-K, proxy statement, information statement or other report or statement filed by the Company with the Commission since December 31, 1996 (collectively, the "Reports"), as of its respective date, (i) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than the Reports, the Company has not filed or been required to file any other reports or statements with the Commission since December 31, 1996.

     (b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the Reports fairly presents, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the Reports, fairly presents in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the Commission.

     6. UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. (a) There are no liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) required by GAAP to be set forth on (i) the Pre-Option Balance Sheet (as defined below) except as reflected or reserved against on the last audited consolidated balance sheet of the Company included in the Reports (the "Pre-Option Balance Sheet") or in the notes thereto, or (ii) the consolidated balance sheet of any other entity included in the Reports except as reflected or reserved against on the last audited balance sheet of such entity included in the Reports or in the notes thereto, except such liabilities or obligations which, individually or in the aggregate, did not have or are not reasonably likely to have a Material Adverse Effect. Since the date of the Pre-Option Closing Balance Sheet, the Company has not incurred any liabilities or obligations except such as would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Since the Initial Closing Date, there has not been any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     7. RIGHTS AGREEMENT. No "Distribution Date" or "Stock Acquisition Date" under the Rights Plan has occurred as of the Option Closing Date. The consummation of the transactions contemplated by Section 2.02 of the Agreement will not result in the ability of any Person to exercise any rights issued under the Rights Plan or cause the Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable.

     The representations and warranties of the Company set forth in this letter shall be deemed to have been made as of the date hereof and shall be deemed to be a part of the Investment Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Investment Agreement.

     IN WITNESS WHEREOF, this letter has been executed on behalf of the Company by a duly authorized officer, as of the date first above written.



                                          MAGELLAN HEALTH SERVICES, INC.


                                          By____________________________
                                              Name:
                                              Title:

                                    EXHIBIT H
               Form of Investor Representation and Warranty Letter



______, 200_



Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Fourth Floor
Columbia, Maryland  21046

         Re: Investment Agreement, dated as of July 19, 1999, as amended by Amendment Number One to Investment Agreement, dated as of September 30, 1999, and as amended and restated by the Amended and Restated Investment Agreement, dated as of December 14, 1999 (the "Investment Agreement"), by and between TPG Magellan LLC (the "Investor") and Magellan Health Services, Inc. (the "Company").

In connection with the issuance and sale by the Company of the Option Shares to the Investor on the date hereof, the Investor hereby represents and warrants to, and agrees with, the Company as follows:

     1. ORGANIZATION. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is now being conducted and is proposed to be conducted.

     2. AGREEMENTS. (a) The Investor has all requisite power and authority as a limited liability company to execute, deliver and perform its obligations under the Transaction Agreements and the Investor Documents. The execution, delivery and performance of the Transaction Agreements and the Investor Documents, and the consummation by the Investor of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of the Investor.

     (b) Each of the Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor, and each such agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     3. CONSENTS; NO CONFLICTS. (a) Except for the Required Regulatory Approvals and such other Regulatory Approvals as already have been obtained, no Regulatory Approval from, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by the Investor in connection with the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby.

     (b) The performance of the obligations set forth in the Transaction Agreements and the Investor Documents and the consummation of the transactions contemplated thereby will not, (i) violate any provision of the certificate of formation of the Investor; (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Investor is a party or by which the Investor or any of its property is bound, or (iii) violate any Law applicable to the Investor.

     4. PURPOSE OF INVESTMENT. Except as permitted pursuant to Section 11.09 of the Investment Agreement, the Investor is acquiring the Option Shares for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.

     The representations and warranties of the Investor set forth in this letter shall be deemed to have been made as of the date hereof and shall be deemed to be a part of the Investment Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Investment Agreement.

     IN WITNESS WHEREOF, this letter has been executed on behalf of the Investor by a duly authorized officer, as of the date first above written.


                                            TPG MAGELLAN LLC


                                            By_________________________
                                                Name:
                                                Title: